Exhibit 2.1

CONFIDENTIAL

TRANSACTION AGREEMENT

BY AND AMONG

AMERICOLD REALTY TRUST,

AMERICOLD REALTY OPERATING PARTNERSHIP, L.P.,

THE OTHER BUYERS LISTED ON ANNEX I,

AGRO MERCHANTS GLOBAL, L.P.,

AGRO MERCHANTS INTERMEDIATE HOLDINGS, L.P.,

THE OTHER SELLERS LISTED ON ANNEX II

AND

THE COMPANIES LISTED ON ANNEX III

DATED AS OF OCTOBER 12, 2020

4.15	Environmental, Health and Safety Matters	62
4.16	Compliance with Laws, Judgments and Governmental Authorizations; Permits	63
4.17	Legal Proceedings	65
4.18	Customers	65
4.19	Suppliers	65
4.20	Insurance	66
4.21	Related Party Transactions	66
4.22	Brokers or Finders	66
4.23	Food Matters	66
4.24	Data Protection	66
4.25	Insolvency	67
4.26	No Other Representations or Warranties	67

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYERS		67

5.1	Formation and Good Standing	68
5.2	Authority and Enforceability	68
5.3	Noncontravention	68
5.4	Consents and Governmental Authorizations	68
5.5	Litigation	69
5.6	Investment Entirely for Own Account	69
5.7	Brokers and Finders	69
5.8	Financial Ability	69
5.9	Solvency	70
5.10	Status of Equity Consideration	71
5.11	Buyer REIT SEC Documents and Financial Statements	71
5.12	Internal Controls; Sarbanes-Oxley Act	71
5.13	Capitalization and Ownership	72
5.14	No Undisclosed Liabilities	73
5.15	Absence of Certain Changes and Events	74
5.16	Real Property	74
5.17	Assets	74
5.18	Tax Matters	74
5.19	Compliance with Laws; Permits	75
5.20	Independent Investigation; No Reliance	75
5.21	No Other Representations or Warranties	76

ARTICLE VI COVENANTS		76

6.1	Cooperation	76
6.2	Access; Confidentiality	78
6.3	Conduct of Business by the Company	79
6.4	Publicity	82
6.5	Directors’ and Officers’ Indemnification	83
6.6	Financing Cooperation	85
6.7	Debt Financing	87

6.8	Tax Matters	89
6.9	Books and Records	94
6.10	Confidentiality	95
6.11	Risk of Loss; Condemnation and Casualty	95
6.12	Financial Statement Matters	96
6.13	Exclusivity	96
6.14	Notice of Certain Events	96
6.15	Termination of Certain Agreements	97
6.16	Consents	97
6.17	Conduct of Business by the Buyers	97
6.18	NYSE Listing	98
6.19	Employee Matters	98
6.20	Additional Matters	99
6.21	Intercompany Loans	99

ARTICLE VII CONDITIONS TO THE BUYERS’ OBLIGATIONS		99

7.1	Representations and Warranties	99
7.2	Covenants	100
7.3	Governmental Authorizations; Governmental Prohibitions	100
7.4	Closing Certificate	100
7.5	Company Material Adverse Effect	100
7.6	Affiliate Agreements	100
7.7	Deliveries	100

ARTICLE VIII CONDITIONS TO THE SELLERS’ OBLIGATIONS		101

8.1	Representations and Warranties	101
8.2	Covenants	101
8.3	Governmental Actions; Governmental Prohibitions	101
8.4	Closing Certificate	101
8.5	Deliveries	101
8.6	Buyer Material Adverse Effect	101
8.7	Listing	102

ARTICLE IX TERMINATION		102

9.1	Termination of Agreement	102
9.2	Procedure Upon Termination	103
9.3	Effect of Termination	103

ARTICLE X ADDITIONAL AGREEMENTS		103

10.1	No Reliance	103
10.2	Survival	105
10.3	Release	105

ARTICLE XI MISCELLANEOUS		106

11.1	Further Assurances	106
11.2	Notices	106
11.3	Entire Agreement	108
11.4	Specific Performance	108
11.5	Expenses	109
11.6	No Right of Set-Off	110
11.7	Amendments	110
11.8	Assignments; No Third-Party Rights	110
11.9	Waiver	111
11.10	Severability	111
11.11	Governing Law; Jurisdiction; Venue; No Trial by Jury	111
11.12	Time of Essence	112
11.13	Construction	112
11.14	Incorporation by Reference	112
11.15	Headings	112
11.16	Counterparts	112
11.17	Non-Recourse	113
11.18	Representation	113

ANNEXES, SCHEDULES AND EXHIBITS

Annex I	Buyers
Annex II	Sellers
Annex III	Companies
Annex A	Accounting Principles
Schedule A	Net Working Capital
Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Intellectual Property Assignment
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Non-Solicitation Agreement
Exhibit E	Form of Notification Form
Exhibit F	Form of Registration Rights Agreement
Exhibit G	Form of AMNA Certificate of Merger
Exhibit H	Form of AM Global Certificate of Merger
Exhibit I	Form of Resignation Letter

v

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”), dated as of October 12, 2020 (the “Effective Date”), is made by and among: (i) Americold Realty Trust, a Maryland real estate investment trust (“Buyer REIT”), (ii) Americold Realty Operating Partnership, L.P., a Delaware limited partnership (“Buyer OP”), (iii) the Subsidiaries of Buyer REIT and Buyer OP set forth on Annex I attached hereto (such Subsidiaries, collectively with Buyer REIT and Buyer OP, the “Buyers”), (iv) Agro Merchants Global, L.P., a Cayman Islands exempted limited partnership (“Seller Parent”), (v) Agro Merchants Intermediate Holdings, L.P., a Cayman Islands exempted limited partnership (“Seller Holdings”), (vi) the direct and indirect Subsidiaries of Seller Parent set forth on Annex II attached hereto (such Subsidiaries, collectively with Seller Parent and Seller Holdings, the “Sellers” and each, a “Seller”) and (vii) the direct and indirect Subsidiaries of Seller Parent set forth on Annex III attached hereto (such Subsidiaries, collectively, the “Companies”).

RECITALS

WHEREAS, Seller Parent, directly or indirectly through the other Sellers, owns all of the issued and outstanding Equity Interests in each of the Companies;

WHEREAS, subject to the terms and conditions set forth herein, the Buyers desire to acquire all of the Equity Interests of the Companies held by the Sellers, and the Sellers desire to transfer all of the Equity Interests of the Companies held by the Sellers to the Buyers, in exchange for the consideration set forth herein;

WHEREAS, the Companies, the Sellers and the Buyers desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement, and also to prescribe various conditions to the Closing of the transactions contemplated by this Agreement (the “Transactions”), as set forth in, and subject to the provisions of, this Agreement.

WHEREAS, each of the parties hereto intends that, for U.S. federal income tax purposes, the AMNA Merger (as defined herein) will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, to which each of Buyer REIT and AMNA Holdings are to be parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. For the purposes of this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

“Accountant” has the meaning set forth in Section 2.5(c).

“Accountant Dispute Notice” has the meaning set forth in Section 2.5(c).

“Accounting Principles” means those principles set forth on Annex A hereto.

“Acquisition Proposal” means any inquiry, proposal or offer involving: (a) the acquisition or purchase of any Equity Interests or material assets of any Company Entities or (b) the reorganization, liquidation, dissolution or similar transaction involving the acquisition of any Equity Interests or material assets of any Company Entities, in either case, other than the Transactions or as otherwise permitted or required pursuant to the terms of this Agreement.

“Actual Section 1445 Withholding Amount” has the meaning set forth in Section 6.8(i)(iv).

“Adjustment Escrow Amounts” means each of the Adjustment Escrow US Amount and the Adjustment Escrow Non-US Amount.

“Adjustment Escrow Non-US Amount” means $5,200,000; provided, that in the event that the parties mutually agree to any adjustment to the Base US Purchase Price and Base Non-US Purchase Price pursuant to Section 6.8(e)(iii), the parties shall make a corresponding adjustment to the Adjustment Escrow Non-US Amount and Adjustment Escrow US Amount.

“Adjustment Escrow Non-US Fund” means the Adjustment Escrow Non-US Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in the Escrow Agreement

“Adjustment Escrow US Amount” means $2,800,000; provided, that in the event that the parties mutually agree to any adjustment to the Base US Purchase Price and Base Non-US Purchase Price pursuant to Section 6.8(e)(iii), the parties shall make a corresponding adjustment to the Adjustment Escrow US Amount and Adjustment Escrow Non-US Amount.

“Adjustment Escrow US Fund” means the Adjustment Escrow US Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in the Escrow Agreement.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, the portfolio companies of investment funds or accounts organized, managed or advised by Oaktree Capital Management, L.P. or its Affiliates (other than Seller Parent and its Subsidiaries) shall not be deemed to be Affiliates of Oaktree Capital Management, L.P.

“Agreement” has the meaning set forth in the Preamble hereto.

“Allocation Schedule” has the meaning set forth in Section 6.8(e)(i).

“AM APAC” has the meaning set forth in Section 2.1(c)(ii).

“AM APAC BV” has the meaning set forth in Section 2.1(c)(ii).

“AM Australia” has the meaning set forth in Section 2.1(c)(ii).

“AM Australia Equity Consideration” has the meaning set forth in Section 2.1(c)(ii).

“AM Australia Equity Interests” has the meaning set forth in Section 2.1(c)(ii).

“AM Australia Note” means that certain Intercompany Note, dated as of November 14, 2018, by and between AM Australia, as Borrower, and AM APAC, as Lender.

“AM Australia Property Consideration” has the meaning set forth in Section 2.1(c)(i).

“AM Global” has the meaning set forth in Section 2.1(e)(i).

“AM Global Certificate of Merger” has the meaning set forth in Section 2.1(e)(ii).

“AM Global Common Stock” has the meaning set forth in Section 2.1(e)(iv).

“AM Global Consideration” has the meaning set forth in Section 2.1(e)(iv).

“AM Global Merger” has the meaning set forth in Section 2.1(e)(i).

“AM Global Merger Effective Time” has the meaning set forth in Section 2.1(e)(ii).

“AM Global Surviving Entity” has the meaning set forth in Section 2.1(e)(i).

“AME Equity Consideration Value” has the meaning set forth in Section 2.1(b)(i).

“AME Holdings” has the meaning set forth in Section 2.1(b)(i).

“AME Holdings II” has the meaning set forth in Section 2.1(b)(ii).

“AME Holdings II Consideration” has the meaning set forth in Section 2.1(b)(ii).

“AME Holdings II Equity Interests” has the meaning set forth in Section 2.1(b)(ii).

“AME Intermediate Holdings” has the meaning set forth in Section 2.1(b)(i).

“AME Intermediate Holdings Consideration” has the meaning set forth in Section 2.1(b)(i).

“AME Intermediate Holdings Equity Interests” has the meaning set forth in Section 2.1(b)(i).

“AME Intermediate Holdings Transfer” has the meaning set forth in Section 2.1(b)(i).

“AM LATAM” has the meaning set forth in Section 2.1(d)(i).

“AM LATAM Consideration” has the meaning set forth in Section 2.1(d)(i).

“AM LATAM Equity Interests” has the meaning set forth in Section 2.1(d)(i).

“AM LATAM Holdings” has the meaning set forth in Section 2.1(d)(i).

“AM LATAM Transfer” has the meaning set forth in Section 2.1(d)(i).

“AMNA Cash Consideration Amount” an amount in cash equal to the greater of (i) the sum of (x) 15% of the Estimated US Purchase Price plus (y) the Adjustment Escrow US Amount, and (ii) the amount (if any) by which the Estimated US Purchase Price exceeds the Equity Consideration Amount.

“AMNA Certificate of Merger” has the meaning set forth in Section 2.1(a)(ii).

“AMNA Equity Consideration Amount” means a number of Buyer REIT Shares equal to the quotient of (i) the lesser of (x) the difference of (A) 85% of the Estimated US Purchase Price minus (B) the Adjustment Escrow US Amount (such difference, the “AMNA Equity Consideration Cap”), and (y) the Equity Consideration Amount, divided by (ii) the Buyer REIT Share Price.

“AMNA Holdings” has the meaning set forth in Section 2.1(a)(i).

“AMNA Holdings Common Stock” has the meaning set forth in Section 2.1(a)(iv).

“AMNA Merger” has the meaning set forth in Section 2.1(a)(i).

“AMNA Merger Effective Time” has the meaning set forth in Section 2.1(a)(ii).

“Ancillary Agreements” means, collectively, the Escrow Agreement, the Intellectual Property Assignment, the Confidentiality Agreement, the Lock-Up Agreement, the Non-Solicitation Agreement, the Notification Forms and the Registration Rights Agreement.

“Anti-Corruption Laws” has the meaning set forth in Section 4.16(d).

“Balance Sheet” has the meaning set forth in Section 4.5(a).

“Base Non-US Purchase Price” means $1,088,750,000; provided, that the parties may mutually agree to adjust the Base Non-US Purchase Price and Base US Purchase Price pursuant to Section 6.8(e)(iii), except that in no event shall the sum of the Base Non-US Purchase Price plus the Base US Purchase Price be less than $1,675,000,000.

“Base US Purchase Price” means $586,250,000; provided, that the parties may mutually agree to adjust the Base US Purchase Price and Base Non-US Purchase Price pursuant to Section 6.8(e)(iii), except that in no event shall the sum of the Base US Purchase Price plus the Base Non-US Purchase Price be less than $1,675,000,000.

“Bonus Plans” has the meaning set forth in Section 6.19(a).

“Business” means the business conducted by the Company Entities as of the Effective Date.

“Business Day” means any day other than a Saturday or a Sunday, or a day on which banks located in New York, New York generally are authorized or required by applicable Law to close.

“Buyer Australia Holdings” has the meaning set forth in Section 2.1(c)(i).

“Buyer Australia Logistics” has the meaning set forth in Section 2.1(c)(ii).

“Buyer Disclosure Schedules” means the disclosure schedules to this Agreement delivered by the Buyers to the Sellers as of the Effective Date.

“Buyer Fundamental Representations” means the representations and warranties of the Buyers set forth in Section 5.1 (Formation and Good Standing), Section 5.2 (Authority and Enforceability), Section 5.6 (Investment Entirely for Own Account), Section 5.7 (Brokers or Finders), Section 5.10 (Status of Equity Consideration) and Section 5.13(a), Section 5.13(b) and Section 5.13(d) (Capitalization and Ownership).

“Buyer Material Adverse Effect” means any change, effect, occurrence or circumstance that individually or in the aggregate (i) has had or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Buyers and their Subsidiaries, taken as a whole or (ii) is, or is reasonably likely to be, materially adverse to the ability of the Buyers to consummate the Transactions on a timely basis; provided, however, that no change, effect, occurrence or circumstance resulting from, relating to or arising out of any of the following shall constitute or be taken into account in determining whether there has been a Buyer Material Adverse Effect pursuant to the foregoing clause (i): (a) changes in U.S. or non-U.S. economic, market or political conditions, including any shutdown of any Governmental Authority, (b) changes in the financial, credit, banking, currency or capital markets or changes in currency exchange rates or interest rates or currency fluctuations, (c) changes in any of the industries in which the Buyers operate regardless of geographic region, (d) the announcement of this Agreement, or the announcement or taking of any action expressly required or permitted hereby, including by reason of the identity of the Sellers or the Companies or to obtain any approval or authorization from any Governmental Authority for the consummation of the Transactions, and the impact thereof on relationships with employees, customers, suppliers, landlords or other counterparties, (e) changes in accounting standards or practices (including GAAP) or interpretations thereof,

(f) any outbreak or escalation of hostilities, declared or undeclared events of war, events of terrorism, civil unrest or any other U.S. or non-U.S. crisis or emergency, (g) changes resulting from any natural disasters, calamities, pandemics (including the novel coronavirus (COVID-19)) or other force majeure events, (h) changes in Laws or interpretations thereof by any Governmental Authority, (i) any failure of the Buyers to meet any internal or industry financial estimates, forecasts or projections for any period (provided, however, that any change, effect, occurrence or circumstance that caused or contributed to such failure to meet any projections, forecasts or estimates shall not be excluded under this clause (i)), (j) actions or omissions taken with the express written prior consent, or at the request, of the Seller, or (k) the availability or cost of equity, debt or other financing to the Buyers; provided that any change, effect, occurrence or circumstance referred to in clauses (a), (b), (c), (e), (f), (g) and (h) above shall be taken into account in determining whether a Buyer Material Adverse Effect has occurred to the extent that such change has a disproportionately adverse effect on the Buyers compared to other participants in the industries in which the Buyers conduct their business.

“Buyer Netherlands Holdco” has the meaning set forth in Section 2.1(b)(i).

“Buyer Newco LLC” has the meaning set forth in Section 2.1(a)(i).

“Buyer OP” has the meaning set forth in the Preamble hereto.

“Buyer REIT” has the meaning set forth in the Preamble hereto.

“Buyer REIT Charter” means the Amended and Restated Declaration of Trust of Buyer REIT, dated as January 22, 2018, as amended.

“Buyer REIT Financial Statements” has the meaning set forth in Section 5.11.

“Buyer REIT Preferred Shares” has the meaning set forth in Section 5.13(a).

“Buyer REIT SEC Documents” has the meaning set forth in Section 5.11.

“Buyer REIT Share Price” means $36.60.

“Buyer REIT Shares” means common shares of beneficial interest, $.01 par value per share, of Buyer REIT.

“Buyer Releasers” has the meaning set forth in Section 10.3(a).

“Buyer-Prepared Tax Returns” has the meaning set forth in Section 6.8(b)(ii).

“Buyers” has the meaning set forth in the Preamble hereto.

“CARES Act” means The Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and includes any Treasury regulations or other official guidance promulgated thereunder.

“Cash” means the cash and cash equivalents (in each case determined in accordance with the Accounting Principles) of the applicable Company Entities, which shall include: (i) checks received but not cleared and deposits in transit of the applicable Company Entities, (ii) certificates of deposit, reduced by any outstanding checks, wires or other payments made or initiated as of such time that have not yet cleared the applicable Company Entity’s bank account(s), and (iii) the amount of any Overfunded Growth Capex.

“Chilean Indirect Transfer Tax” has the meaning set forth in Section 2.6(b)(i).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Non-US Cash” means Cash of the Non-US Company Entities on a consolidated basis as of immediately prior to the Closing, plus the remaining balance of the AM Australia Property Consideration to the extent not used for the repayment of the AM Australia Note pursuant to Section 2.1(c)(ii); provided, that the Closing Non-US Cash shall not include any Closing US Cash.

“Closing Non-US Indebtedness” means the Indebtedness of the Non-US Company Entities on a consolidated basis as of immediately prior to the Closing (excluding intercompany Indebtedness among the Company Entities); provided, that the Closing Non-US Indebtedness shall not include any Closing US Indebtedness.

“Closing Non-US Net Working Capital” means Net Working Capital of the Non-US Company Entities on a consolidated basis as of immediately prior to the Closing. For the avoidance of doubt, Closing Non-US Net Working Capital shall (i) be calculated without duplication of any amounts included in Closing Non-US Cash, Closing Non-US Indebtedness or Non-US Transaction Expenses and (ii) exclude Closing US Cash, Closing US Indebtedness, Closing US Net Working Capital and US Transaction Expenses.

“Closing Statement” has the meaning set forth in Section 2.5(a).

“Closing US Cash” means Cash of the US Company Entities on a consolidated basis as of immediately prior to the Closing; provided, that Closing US Cash shall not include any Closing Non-US Cash.

“Closing US Indebtedness” means the Indebtedness of the US Company Entities on a consolidated basis as of immediately prior to the Closing (excluding intercompany Indebtedness among the Company Entities); provided, that Closing US Indebtedness shall not include any Closing Non-US Indebtedness.

“Closing US Net Working Capital” means Net Working Capital of the US Company Entities on a consolidated basis as of immediately prior to the Closing. For the avoidance of doubt, Closing US Net Working Capital shall (i) be calculated without duplication of any amounts included in Closing US Cash, Closing US Indebtedness or US Transaction Expenses and (ii) exclude Closing Non-US Cash, Closing Non-US Indebtedness, Closing Non-US Net Working Capital and Non-US Transaction Expenses.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” has the meaning set forth in the Preamble hereto.

“Company 401(k) Plan” has the meaning set forth in Section 6.19(c).

“Company Disclosure Schedules” has the meaning set forth in Article IV.

“Company Entities” means, collectively, the Companies and their respective Subsidiaries.

“Company Fundamental Representations” means the representations and warranties of the Companies set forth in Section 4.1 (Organization and Good Standing), Section 4.2 (Authority and Enforceability), Section 4.4(a) and Section 4.4(c) (Capitalization and Ownership) and Section 4.22 (Brokers or Finders).

“Company Health Plan” has the meaning set forth in Section 4.13(j).

“Company Intellectual Property” has the meaning set forth in Section 4.10.

“Company Material Adverse Effect” means any change, effect, occurrence or circumstance that individually or in the aggregate (i) has had or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Company Entities, taken as a whole or (ii) is, or is reasonably likely to be, materially adverse to the ability of the Companies and the Sellers to consummate the Transactions on a timely basis; provided, however, that no change, effect, occurrence or circumstance resulting from, relating to or arising out of any of the following shall constitute or be taken into account in determining whether there has been a Company Material Adverse Effect pursuant to the foregoing clause (i): (a) changes in U.S. or non-U.S. economic, market or political conditions, including any shutdown of any Governmental Authority, (b) changes in the financial, credit, banking, currency or capital markets or changes in currency exchange rates or interest rates or currency fluctuations, (c) changes in any of the industries in which the Company Entities operate regardless of geographic region, (d) the announcement of this Agreement, or the announcement or taking of any action expressly required or permitted hereby, including by reason of the identity of the Buyers or to obtain any approval or authorization from any Governmental Authority for the consummation of the Transactions, and the impact thereof on relationships with employees, customers, suppliers, landlords or other counterparties, (e) changes in accounting standards or practices (including GAAP) or interpretations thereof, (f) any outbreak or escalation of hostilities, declared or undeclared events of war, events of terrorism, civil unrest or any other U.S. or non-U.S. crisis or emergency, (g) changes resulting from any natural disasters, calamities, pandemics (including the novel coronavirus (COVID-19)) or other force majeure events, (h) changes in Laws or interpretations thereof by any Governmental Authority, (i) any failure of the Company Entities to meet any internal or industry financial estimates, forecasts or projections for any period (provided, however, that any change, effect, occurrence or circumstance that caused or contributed to such failure to meet any projections, forecasts or estimates shall not be excluded under this clause (i)), (j) actions or omissions taken with the express written prior consent, or at the request, of Buyer, or (k) the availability or cost of equity, debt or other financing to the Buyers; provided that any change, effect, occurrence or circumstance referred to in clauses (a), (b), (c), (e), (f), (g) and (h) above shall be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent that such change has a disproportionately adverse effect on the Company Entities compared to other participants in the industries in which the Company Entities conduct their businesses.

“Company Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether or not subject to ERISA), including any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any Qualified Plan, any Title IV Plan, Multiemployer Plan and any other plan, policy, program, Contract, agreement or arrangement providing compensation or benefits to current or former employees of any Company Entity, including health, welfare, retiree or post-employment, employment, individual consulting, severance or other termination pay or benefits, change in control, sale, transaction, retention, performance, holiday pay, vacation pay, fringe benefits, disability benefits, pension, retirement plans, profit sharing, savings, deferred compensation, bonuses, stock options, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of equity or incentive compensation, in each case, sponsored, maintained, contributed to or required to be contributed to by any Company Entity, or with respect to or under which any Company Entity has any Liability.

“Company Requisite Regulatory Approvals” means those Governmental Authorizations set forth in Section 4.3 of the Company Disclosure Schedules.

“Company Systems” means the information technology equipment, computer firmware, hardware and software (whether general or special purpose) and other similar items of automated, computerized and/or software systems used or relied upon by the Company Entities.

“Company Tax Group Parent Entity” means each of AMNA Holdings, Agro Merchants Netherlands B.V., Agro Merchants Portugal SGPS SA, AM Australia, Agro Merchants Wien Holding GmbH, Agro Merchants Ireland Limited, Agro Merchants Spain S.A., and Agro Merchants Holdings UK Ltd.

“Confidentiality Agreement” has the meaning set forth in Section 6.2(b).

“Consent” means any approval, consent, ratification, waiver or other authorization of a third party.

“Contract” means any legally binding contract or agreement, lease, sublease, license, commitment, memo of understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other similar instrument.

“COVID-19 Measure” means any action reasonably necessary to comply with any Law, directive, guidelines or recommendations promulgated by any reputable industry group or Governmental Authority in connection with or in response to COVID-19.

“Credit Support Items” has the meaning set forth in Section 4.5(e).

“Data Protection Authority” means any Governmental Authority responsible for the enforcement of Data Protection Legislation.

“Data Protection Legislation” means any applicable Law relating to the privacy of Personal Information, including GDPR, and all other similar Laws relating to the privacy of Personal Information.

“Data Room” means the virtual data room established by Donnelley Financial Solutions (Venue) on behalf of the Sellers and made accessible to the Buyers.

“Data Security Requirements” means, insofar as related to the conduct of the business of the Company Entities or to any security or security breach notification requirements, Company Systems, or matters relating to data protection or security: (a) all applicable Laws and any related security breach notification requirements; (b) the Company Entities’ own respective rules, policies, and procedures; (c) industry standards for the industries in which the Company Entities operate that apply to the activities of the Company Entities; and (d) agreements to which the Company Entities are bound.

“Debt Commitment Letter” has the meaning set forth in Section 5.8(a).

“Debt Financing” has the meaning set forth in Section 5.8(a).

“Debt Financing Conditions” has the meaning set forth in Section 5.8(a).

“Debt Financing Source” means the Persons that have committed to provide or arrange or have otherwise entered into agreements in connection with the Debt Financing, including the parties to any debt commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ current and future officers, directors, employees, attorneys, partners (general or limited), controlling parties, advisors, members, managers, accountants, consultants, agents and representatives and funding sources of each of the foregoing, their respective successors and assigns.

“DGCL” has the meaning set forth in Section 2.1(a)(i).

“DLLCA” has the meaning set forth in Section 2.1(a)(i).

“Doboy” has the meaning set forth in Section 2.1(c)(i).

“Downward Non-US Adjustment Amount” has the meaning set forth in Section 2.5(f)(ii).

“Downward US Adjustment Amount” has the meaning set forth in Section 2.5(f)(i).

“Economic Sanctions” has the meaning set forth in Section 4.16e).

“Effective Date” has the meaning set forth in the Preamble hereto.

“Employee” means an employee of any Company Entities.

“Encumbrance” means any charge, floating charge, claim, mortgage, equitable mortgage, servitude, easement, right of way, community or other marital property interest, license, lease or other possessory interest, lien, option, pledge, hypothecation, security interest, right of first refusal, limitation or restriction of any kind or other equivalent third party rights (including rights of pre-emption) of any nature whatsoever (whether absolute or contingent).

“Enforceability Exceptions” means those exceptions to enforceability due to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a Proceeding at law or in equity).

“Environmental Law” means any Law or Judgment relating to pollution or protection of the environment or natural resources or to public or worker health and safety, including any Law pertaining to (a) treatment, storage, disposal, generation and transportation of Hazardous Materials, (b) air, water and noise pollution, (c) groundwater or soil contamination, (d) the release or threatened release into the environment of Hazardous Materials, (e) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of Hazardous Materials, (f) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles or (g) the protection of wetlands.

“Equity Consideration Amount” means $518,500,000.

“Equity Interest” means, with respect to any Person (i) shares, shares of capital stock of, or other equity interests (including any sums due under any premium account and/or special equity reserve account linked to those Equity Interests) in, such Person; (ii) securities or debt instrument of such Person convertible into or exchangeable or exercisable for shares of capital stock of, or other equity interests in, such Person; or (iii) options, warrants, stock appreciation rights, subscriptions or other similar rights to acquire from such Person or other similar obligations of such Person to issue or allot, any capital stock or securities convertible into, or exchangeable or exercisable for, capital stock of, or other equity interests in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means Truist Bank.

“Escrow Agreement” means the escrow agreement, by and among Seller Holdings, Buyers REIT and the Escrow Agent, substantially in the form attached hereto as Exhibit A.

“Estimated Closing Statement” has the meaning set forth in Section 2.2(a).

“Estimated Non-US Purchase Price” has the meaning set forth in Section 2.2(a).

“Estimated US Purchase Price” has the meaning set forth in Section 2.2(a).

“Exchange Act” has the meaning set forth in Section 5.11.

“Excluded Taxes” means the aggregate liability, unpaid as of the Closing Date, without duplication, for (i) income Taxes of the Company Entities with respect to any Tax period or portion thereof ending on or before the Closing Date (or for any Tax period beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with

Section 6.8(d)) to the portion of such period beginning before and ending on the Closing Date) for which Tax Returns have not yet been filed, provided, that, such Taxes shall be calculated in accordance with the past practice (including reporting positions, elections and accounting methods), (ii) the unpaid Taxes of any Person (other than the Company Entities) for which any Company Entity is liable under Treasury Regulations 1.1502-6 (or any similar provision of applicable Law) as a result of the membership of any Company Entities in any consolidated, combined, or unitary Tax group before the Closing, (iii) the unpaid Taxes of any Person (other than the Company Entities) for which any of the Company Entities is liable as a transferee or successor, by Contract, or otherwise, which Taxes relate to an event or transaction occurring before the Closing, (iv) any Taxes imposed on the Company Entities for any taxable period ending after the Closing Date, to the extent such Taxes relate to any item of “global intangible low-taxed income” (within the meaning of Section 951A of the Code) or “subpart F income” (within the meaning of Section 952 of the Code) of such Company Entities for the period beginning on January 1, 2020 and ending on the Closing Date and (v) for all accrued and unpaid Taxes of the Company Entities that have been deferred pursuant to the CARES Act, the Families First Coronavirus Response Act or any other COVID-19 Measures implemented by Governmental Authorities in any jurisdictions; provided, that, for purposes of determining (i) through (v) above, as applicable, (A) all deductions of the Company Entities attributable to the transactions contemplated hereby (including, without limitation, any deductions attributable to Transaction Expenses or amounts included in Indebtedness) shall be taken into account, (B) any overpayment of Taxes or credit of Taxes resulting from overpayment of Taxes in a prior taxable period (in each case, including estimated Taxes) as of the Closing Date that reduces liability for income Taxes in a Pre-Closing Tax Period shall be taken into account, (C) any restructuring, reorganization, financing or refinancing arrangements entered into at any time by or at the direction of the Buyers or any of their Affiliates in connection with the transactions contemplated hereby shall not be taken into account, (D) any income Taxes with respect to transactions resulting solely from actions of the Buyers (or any Affiliate thereof) occurring outside the ordinary course of business on the Closing Date, after the time of the Closing (including, without limitation, any elections under Section 338(g) of the Code), shall not be taken into account, (E) any deferred tax liabilities shall be excluded, (F) any Racking and Refrigeration Method Change Tax shall be excluded, (G) any Tax credits afforded under the CARES Act, the Families First Coronavirus Response Act or any similar applicable foreign, federal, state or local Law to reduce the amount of any such Taxes payable or owed shall be given effect to the extent such Tax credits would not reasonably be expected to be denied or challenged by a Governmental Authority during a taxable period (or a portion thereof) beginning after the Closing Date, (H) Transfer Taxes shall be excluded and (I) in the case of any Company Entity that is not wholly owned, directly or indirectly, by the Sellers, any unpaid liabilities of such Company Entity shall be limited proportionately to the Sellers’ direct and indirect percentage interest in such Company Entity.

“Ex-Im Laws” means any U.S. Law or Judgment relating to export controls, re-export controls, import and customs regulations, or transfer or re-transfer controls, including the Export Administration Regulations and the customs Laws and Judgments administered by the U.S. Customs and Border Protection.

“Final Closing Non-US Cash” means Preliminary Closing Non-US Cash, as finally determined pursuant to Section 2.5.

“Final Closing Non-US Indebtedness” means Preliminary Closing Non-US Indebtedness, as finally determined pursuant to Section 2.5.

“Final Closing Non-US Net Working Capital” means Preliminary Closing Non-US Net Working Capital, as finally determined pursuant to Section 2.5.

“Final Non-US Purchase Price” has the meaning set forth in Section 2.5(d).

“Final Non-US Transaction Expenses” means Preliminary Non-US Transaction Expenses, as finally determined pursuant to Section 2.5.

“Final Closing US Cash” means Preliminary Closing US Cash, as finally determined pursuant to Section 2.5.

“Final Closing US Indebtedness” means Preliminary Closing US Indebtedness, as finally determined pursuant to Section 2.5.

“Final Closing US Net Working Capital” means Preliminary Closing US Net Working Capital, as finally determined pursuant to Section 2.5.

“Final US Purchase Price” has the meaning set forth in Section 2.5(d).

“Final US Transaction Expenses” means Preliminary US Transaction Expenses, as finally determined pursuant to Section 2.5.

“Financial Statements” has the meaning set forth in Section 4.5(a).

“FIRPTA Taxes” has the meaning set forth in Section 6.8(a).

“Food Claim” means any Proceeding by any Person alleging Liability arising out of, based on or resulting from: (i) the presence, release of, or exposure to, any food contaminants or adulterants, pests, mold, microbial agents or foreign objects in or related to food or food packaging; (ii) any actual or alleged non-compliance with or Liability or obligation under any Food Laws or term or condition of any permit, license, registration, or certification required pursuant to Food Laws; (iii) any food product recall, seizure or investigation or food processing facility shut down; or (iv) any “form 483” notices, warning letters or citations issued by any Governmental Authority having jurisdiction over food safety, food labeling or food advertising matters.

“Food Laws” means all Laws, Judgments, Governmental Authorizations, certifications, or other legally binding requirements of any Governmental Authorities, in each case, relating to or imposing Liability or standards of conduct with respect to food or feed safety or quality, industrial hygiene (relating to food or feed processing facilities), human or animal health (including public health) relating to food or feed consumption, food or feed contamination, or the development, testing, manufacture, production, handling, packaging, labeling, transportation, distribution, importing, exporting, storage, sale or marketing/advertising of food, feed or related products, including the Federal Food, Drug and Cosmetic Act, Federal Meat Inspection Act, Poultry Products Inspection Act, Egg Products Inspection Act, Organic Foods Production Act,

Agricultural Marketing Act, Federal Trade Commission Act, California’s Safe Water and Toxic Enforcement Act of 1986, state unfair competition and deceptive trade practices statutes, other analogous Laws, and the implementing regulations of the United States Food and Drug Administration, United States Department of Agriculture, United States Federal Trade Commission, and any other foreign, federal, state or local equivalent, including European law on food or feed (including Regulation (EC) No 178/2002, Regulation (EC) No 852/2004, 853/2004, and 1069/2009, Directive 89/108/EEC, Regulation (EC) No 37/2005, Regulation (EC) No 767/2009, Regulation (EC) No 183/2005) as well as the relevant food or feed laws of the member states of the European Union and the United Kingdom.

“Fraud” means a knowing and intentional misrepresentation of a representation or warranty made in Article III, Article IV or Article V by a party hereunder, as applicable, with the specific intent to induce another party to execute this Agreement and consummate the Transactions contemplated by this Agreement and upon which such other party reasonably relied and as a result of which suffered Losses. For the avoidance of doubt, “Fraud” does not include constructive fraud or other claims based on constructive, imputed or implied knowledge, negligent misrepresentation, recklessness or similar theories.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied by the Company Entities.

“GDPR” means the European Regulation no. 2016/679 dated April 26, 2016.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization, (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature or (f) arbitral body (public or private).

“Governmental Authorization” means any Consent, license, franchise, permit, exemption, clearance, qualification or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.

“Governmental Prohibition” has the meaning set forth in Section 7.3(b).

“Growth Capex Plan” means the projects and corresponding budgets for each project identified in Section 1.1(a) of the Company Disclosure Schedules.

“Hazardous Material” means any material, waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant, or for which Liability or standards of conduct may be imposed, under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition, ammonia and polychlorinated biphenyls.

“HCERA” has the meaning set forth in Section 4.13(j).

“Healthcare Reform Laws” has the meaning set forth in Section 4.13(j).

“Improvements” has the meaning set forth in Section 4.9(d).

“Indebtedness” means, without duplication, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, breakage costs, fees and premiums) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures, hedging, derivative or swap arrangements or similar contracts or instruments, or preferred equity certificates, convertible preferred equity certificates or convertible loan instruments, (c) for the deferred purchase price or in respect of a company or business pursuant to any acquisition of assets, property, goods or services (other than trade payables, or accruals incurred in the Ordinary Course of Business or as set forth in the Growth Capex Plan) and with respect to any conditional sale, title retention, consignment or similar arrangements, (d) under capital leases required to be treated as such pursuant to GAAP and all sale-leaseback financing obligations, (e) by which such Person assured a creditor against loss, including performance bonds, letters of credit and bankers’ acceptances, in each case to the extent drawn upon or currently payable and not contingent, (f) for all outstanding severance or retention obligations with respect to any employee or consultant that has been terminated prior to the Closing, (g) in the nature of guarantees of the obligations described in clauses (a) through (f) above of any other Person, (h) for fifty percent (50%) of all Transfer Taxes, (i) for the Excluded Taxes, (j) for any Underfunded Growth Capex and (k) the items set forth on Section 1.1(b) of the Company Disclosure Schedules; provided, that Indebtedness of the Company Entities shall not include (x) intercompany indebtedness between or among any Company Entities and (y) the items set forth on Section 1.1(c) of the Company Disclosure Schedules.

“Indemnified Individuals” has the meaning set forth in Section 6.5(a).

“Insurance Policies” has the meaning set forth in Section 4.20.

“Intellectual Property” means all intellectual property rights and other proprietary rights, including all of the following anywhere in the world and all legal rights, title or interest in, under or in respect of the following arising under Law, whether or not filed, perfected, registered or recorded: (a) patents and applications for patents and all related reissuances, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (b) copyrights, copyright registrations, copyrightable works and all other corresponding rights; (c) mask works, mask work registrations and mask work applications and all other corresponding rights; (d) trademarks, service marks, logos, trade dress, trade names, Internet addresses, domain names, social media identifiers, handles and profiles and all other indicia of source or origin, related registrations, registration applications, and renewals and all goodwill associated with any of the foregoing; (e) inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, methodologies, strategies, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation and other proprietary information of every kind; (f) computer software (including source and object code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals; and (g) databases and data collections.

“Intellectual Property Assignment” means the Intellectual Property Assignment, to be dated as of the Closing Date, by and between Buyer OP and Seller Parent in the form attached hereto as Exhibit B.

“Intercompany Loan” has the meaning set forth in Section 4.5(d).

“Issued Buyer REIT Shares” has the meaning set forth in Section 2.1(b)(i).

“Judgment” means any order, injunction, judgment, decree, ruling, writ, determination, assessment or arbitration award of any Governmental Authority or arbitrator.

“Key Employee” means an Employee whose annual base compensation as of the Closing Date is $250,000 per year or more.

“Knowledge” means (i) with respect to the Companies, the actual knowledge, after reasonable inquiry, as of the Effective Date, of the individuals set forth in Section 1.1(d)(i) of the Company Disclosure Schedules and (ii) with respect to the Buyers, the actual knowledge, after reasonable inquiry, as of the Effective Date, of the individuals set forth in Section 1.1(d)(ii) of the Buyer Disclosure Schedules.

“Law” means any federal, state, local, municipal, foreign, international, European Union, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law, common law or principle of common law.

“Leased Real Property” has the meaning set forth in Section 4.9(b).

“Leases” has the meaning set forth in Section 4.9(b).

“Lender Designated Sections” has the meaning set forth in Section 11.7.

“Liability” means liabilities, debts or other obligations of any nature, whether known or unknown, asserted or unasserted, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise.

“Lock-Up Agreement” means the Lock-Up Agreement, to be dated as of the Closing Date, by and between the Buyer REIT and Seller Holdings in the form attached hereto as Exhibit C.

“Losses” has the meaning set forth in Section 6.5(a).

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Companies” means collectively, AME Intermediate Holdings, AME Holdings II and AM LATAM.

“Luxembourg Companies Law” means the Luxembourg law of August 10, 1915 on commercial companies.

“Material Contract” has the meaning set forth in Section 4.11(a).

“Multiemployer Plan” has the meaning set forth in Section 4.13(c).

“Net Working Capital” means (a) the consolidated current assets of the Company Entities that are included in the line item categories of current assets specifically identified under “working capital assets” on Schedule B attached hereto, minus (b) the consolidated current liabilities of the Company Entities that are included in the line item categories of current liabilities specifically identified under “working capital liabilities” on Schedule B hereto, determined in accordance with the Accounting Principles. Notwithstanding anything to the contrary herein, in no event shall “Net Working Capital” include any amounts to the extent included in Cash, Indebtedness or Transaction Expenses.

“Non-Recourse Party” has the meaning set forth in Section 11.17.

“Non-Solicitation Agreement” means the Non-Solicitation Agreement, dated as of the Effective Date, by and between the Buyers and Oaktree Capital Management, L.P., in the form attached hereto as Exhibit D.

“Non-US Companies” means each of AME Intermediate Holdings, AME Holdings II, AM Australia, AM LATAM and AM Global.

“Non-US Company Entities” means each of the Non-US Companies and their respective Subsidiaries.

“Non-US Purchase Price” means an amount equal to (a) Base Non-US Purchase Price, plus (b) Closing Non-US Cash, minus (c) Closing Non-US Indebtedness, plus (d) the amount, if any, by which Closing Non-US Net Working Capital exceeds Target Non-US Net Working Capital, minus (e) the amount, if any, by which Target Non-US Net Working Capital exceeds Closing Non-US Net Working Capital, minus (f) Non-US Transaction Expenses. The Non-US Purchase Price shall be allocated among the AME Intermediate Holdings Consideration, the AME Holdings II Consideration, the AM Australia Property Consideration, the AM Australia Equity Consideration, the AM LATAM Consideration and the AM Global Consideration in accordance with the Allocation Schedule.

“Non-US Transaction Expenses” means the Transaction Expenses of the Non-US Company Entities; provided, that Non-US Transaction Expenses shall not include any US Transaction Expenses.

“Notice of Disagreement” has the meaning set forth in Section 2.5(b).

“Notification Form” means the form to be executed by the applicable Buyer and the applicable Seller informing the applicable Luxembourg Company of the transfer of the Equity Interests of such Luxembourg Company and to be countersigned by them in the form attached hereto as Exhibit E.

“NYSE” has the meaning set forth in Section 6.18.

“Ordinary Course of Business” means the conduct of the Business in a manner substantially consistent with the past practice of such business.

“Organizational Documents” means, collectively, the governing documents of an entity, including, as applicable, its charter, bylaws, articles of association, coordinated articles of association (statuts coordonnés), limited liability company agreement, partnership agreement, operating agreement or any similar document.

“Outside Date” has the meaning set forth in Section 9.1(a).

“Overfunded Growth Capex” means the aggregate amount (if any) by which capital expenditures of the Company Entities funded in accordance with the Growth Capex Plan during the period starting on October 1, 2020 and ending on the day immediately preceding the Closing Date exceed $18,900,000.

“Owned Real Property” has the meaning set forth in Section 4.9(a).

“Pass-Through Tax Return” means any income Tax Return of the Company Entities for any Pre-Closing Tax Period in respect of which items of income, deduction, credit, gain or loss are passed through, directly or indirectly, to the Sellers (or their direct or indirect owners) under applicable Law.

“Payee Party” has the meaning set forth in Section 6.1(e).

“Paying Party” has the meaning set forth in Section 6.1(e).

“Payoff Letters” means (i) for each of the First Lien Credit Facility, the Second Lien Credit Facility, the ABL Facility and the HSBC Facility (as each such term is defined in the Company Disclosure Schedules), payoff letters from the holder of each such instrument of Repaid Indebtedness (or an authorized agent or representative thereof), in customary form and substance, indicating that upon payment of the specified amount provided therein, (a) all obligations with respect to such instrument of Repaid Indebtedness shall be satisfied (other than contingent obligations not due and owing), (b) such creditor releases all Encumbrances and other security interests related to such instrument of Repaid Indebtedness and (c) such holder agrees to file or authorizes the filing of Uniform Commercial Code termination statements and agrees to executed and deliver such other documents or endorsements necessary to release its Encumbrances and other security interests in the assets, properties and securities of any Company Entities, as applicable, and (ii) for each other instrument of Repaid Indebtedness, loan balance statements or other evidence sufficient to confirm the total amount outstanding under and necessary to repay in full such instrument as of immediately prior to the Closing.

“Permitted Encumbrances” means (a) statutory liens for Taxes not yet delinquent or the validity or amount of which is being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations which are not yet due and payable, that are not yet subject to penalties for delinquent nonpayment, or the validity or amount of which is being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, or pledges, deposits or other liens securing the performance of bids, trade contracts or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation) and in each case that (i) do not render title of the Real Property unmarketable, (ii) do not affect the current use, value, occupancy or current operation or enjoyment thereof or (iii) for which appropriate available funds have been allocated for the satisfaction of the same; (c) any zoning, building code, land use, planning, entitlement, environmental or similar Laws, regulations, rules, ordinances and requirements imposed by any Governmental Authority having jurisdiction over the Real Property which are not violated by the current use or occupancy of any Real Property or the operation of the Business thereon and that do not or would not reasonably be expected to materially impair the use or occupancy of such Real Property; (d) the interests of lessors in equipment, Leased Real Property or leasehold fixtures and improvements leased or loaned to any Company Entities; (e) with respect to any Owned Real Property or Leased Real Property, any matters which are expressly disclosed by a survey of such Real Property made available to the Buyers; (f) Encumbrances upon personal property under equipment leasing arrangements entered into in the Ordinary Course of Business; (g) Encumbrances disclosed in Section 1.1(e) of the Company Disclosure Schedules; (h) Encumbrances securing Indebtedness disclosed in Section 1.1(e) of the Company Disclosure Schedules; (i) as to the shares of beneficial interest or capital stock of any entity (including the Equity Interests of the Companies), transfer restrictions and similar provisions contained in the Organizational Documents, Contracts disclosed in Section 1.1(e) of the Company Disclosure Schedules or, for entities other than the Company Entities, the Organizational Documents of such entity, other than with respect to the Real Property; (j) Encumbrances arising under securities or blue sky Laws of any jurisdiction, other than with respect to the Real Property; (k) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business; (l) any Encumbrances that will be discharged or released either prior to, or substantially simultaneous with, the Closing; (m) Encumbrances arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder; and (n) any such other Encumbrances, imperfections of title and other similar matters that do not, individually or in the aggregate, materially and adversely impair the current use and enjoyment of any material property or assets of the Company Entities.

“Person” means any individual or any entity, including a corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, joint stock company, estate, trust, association, organization or Governmental Authority.

“Personal Information” means any data or information that alone or in combination with other information identifies or could be used to identify an identified or identifiable natural Person.

“Potential Section 1445 Withholding Amount” has the meaning set forth in Section 6.8(i)(iv).

“PPACA” has the meaning set forth in Section 4.13(j).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Preliminary Closing Non-US Cash” has the meaning set forth in Section 2.5(a)(ii).

“Preliminary Closing Non-US Indebtedness” has the meaning set forth in Section 2.5(a)(ii).

“Preliminary Closing Non-US Net Working Capital” has the meaning set forth in Section 2.5(a)(ii).

“Preliminary Non-US Transaction Expenses” has the meaning set forth in Section 2.5(a)(ii).

“Preliminary Closing US Cash” has the meaning set forth in Section 2.5(a)(i).

“Preliminary Closing US Indebtedness” has the meaning set forth in Section 2.5(a)(i).

“Preliminary Closing US Net Working Capital” has the meaning set forth in Section 2.5(a)(i).

“Preliminary US Transaction Expenses” has the meaning set forth in Section 2.5(a)(i).

“Prior Counsel” has the meaning set forth in Section 11.18.

“Proceeding” means any action, arbitration, audit, charge, examination, proceeding, investigation, hearing, litigation, mediation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority, Tax Authority or arbitrator.

“Proceeds” has the meaning set forth in Section 6.11(a).

“Qualified Plan” has the meaning set forth in Section 4.13(b).

“Racking and Refrigeration Method Change” means any change in a method of federal, state or local income Tax accounting, whether undertaken by the Company Entities, the Buyers or their respective Subsidiaries or Affiliates, required to cause any asset of the Company Entities that constitutes a racking structure or system or refrigeration equipment (including compressors, evaporators, ducting and other associated machinery) to be depreciated for income Tax purposes as “nonresidential real property” within the meaning of Section 168(e)(2)(B) of the Code (or any comparable provision of state or local Tax Law).

“Racking and Refrigeration Method Change Tax” means any Tax of the Company Entities, the Buyers or their respective Subsidiaries or Affiliates for any Tax period resulting from the Racking and Refrigeration Method Change or any taxable income required to be included as a result thereof, including any Tax imposed under Treasury Regulations Section 1.337(d)-7.

“RBE Law” means the Luxembourg law of January 13, 2019 creating a Register of beneficial owners (Registre des bénéficiaires effectifs).

“RCS” means the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg).

“Real Property” means the Owned Real Property and the Leased Real Property.

“Regarded Tax Contest” has the meaning set forth in Section 6.8(b)(iii).

“Registration Rights Agreement” means the Registration Rights Agreement, to be dated as of the Closing Date, by and between the Buyers and Seller Holdings in the form attached hereto as Exhibit F.

“REIT” has the meaning set forth in Section 2.4(b)(ix).

“Related Party” means (a) any Affiliates of the Company Entities (other than any wholly owned Subsidiaries thereof), (b) Oaktree Capital Management, L.P. and any of its Affiliates and (c) any officer, director, trustee, employee, or, with respect to any entity that is a partnership, partner of the Company Entities (or any Subsidiary thereof) or Oaktree Capital Management, L.P.

“Related Party Agreements” has the meaning set forth in Section 4.21.

“Repaid Indebtedness” means the aggregate principal amount and accrued and unpaid interest of Indebtedness of the Company Entities pursuant to the instruments set forth on Section 1.1(f) of the Company Disclosure Schedules.

“Representatives” means a Person’s directors, trustees, officers, agents, attorneys, accountants, advisers and representatives.

“Required Governmental Authorizations” has the meaning set forth in Section 7.3(a).

“Restoration of the Property” has the meaning set forth in Section 6.11(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.11.

“Section 1445 Certificate” has the meaning set forth in Section 6.8(i)(i).

“Securities Act” has the meaning set forth in Section 5.11.

“Sellers” has the meaning set forth in the Preamble hereto.

“Seller Disclosure Schedules” has the meaning set forth in Article III.

“Seller Fundamental Representations” means the representations and warranties of the Sellers set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority and Enforceability), Section 3.4 (Ownership of Company Interests), Section 3.5 (Brokers or Finders) and Section 3.6 (Investment Matters).

“Seller Holdings” has the meaning set forth in the Preamble hereto.

“Seller Parent” has the meaning set forth in the Preamble hereto.

“Seller-Prepared Tax Returns” has the meaning set forth in Section 6.8(b)(i).

“Seller Releasers” has the meaning set forth in Section 10.3(b).

“Seller Requisite Regulatory Approvals” means those Governmental Authorizations set forth in Section 3.3 of the Seller Disclosure Schedules.

“Seller Tax Contest” has the meaning set forth in Section 6.8(b)(iii).

“Significant Customer” has the meaning set forth in Section 4.18.

“Significant Supplier” has the meaning set forth in Section 4.19.

“Specified Australia Property” means (a) the property known as 1217 Lytton Road, Hemmant 4174, Queensland, Australia being the land comprised in Certificate of Title Reference 50231994, and (b) the property known as 40 Canberra Street, Henmant 4717, Queensland, Australia being the land comprised in Certificate of Title Reference 13081059.

“Sponsor Director” has the meaning set forth in Section 6.5(b).

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries. For the avoidance of doubt, all references to the Company Entities in Article IV shall exclude Agrofundo Brasil II Fundo de Investimento Em Participacoes and its Subsidiaries, provided, that references to the Company Entities in Sections 4.1, 4.3, 4.4, 4.5(c), 4.6, 4.7 (solely with respect to clauses (a), (b), (c) and (d) thereof), 4.11(a)(xi), 4.11(xxiii), 4.12, 4.21, 4.22 and 4.25 shall include Agrofundo Brasil II Fundo de Investimento Em Participacoes and its Subsidiaries.

“Substitute Debt Financing” has the meaning set forth in Section 6.7(b).

“Surviving Entity” has the meaning set forth in Section 2.1(a)(i).

“Target Non-US Net Working Capital” means $18,003,700; provided, that in the event that the parties mutually agree to any adjustment to the Base US Purchase Price and Base Non-US Purchase Price pursuant to Section 6.8(e)(iii), the parties shall make a corresponding adjustment to the Target Non-US Net Working Capital and Target US Net Working Capital.

“Target US Net Working Capital” means $9,694,300; provided, that in the event that the parties mutually agree to any adjustment to the Base US Purchase Price and Base Non-US Purchase Price pursuant to Section 6.8(e)(iii), the parties shall make a corresponding adjustment to the Target US Net Working Capital and Target Non-US Net Working Capital.

“Tax Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Law” means any Law with respect to Taxes.

“Tax Liability” means any Liability with respect to Taxes.

“Tax Returns” means any returns, declarations, reports, claims for refund, or information returns or statements relating to Taxes, filed or required to be filed with a Tax Authority, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means all taxes, assessments, levies, duties, fees, charges and other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, unclaimed property, disability, transfer, sales, use, excise, license, occupation, registration, stamp, premium, environmental, customs duties, alternative or add-on minimum, estimated, gross receipts, value-added and all other taxes of a similar kind imposed by any Governmental Authority.

“Title IV Plan” has the meaning set forth in Section 4.13(c).

“Total Cash Consideration” means the sum of (i) the Estimated US Purchase Price, plus (ii) the Estimated Non-US Purchase Price, minus (iii) the Equity Consideration Amount.

“Transaction Expense Invoices” means documents that confirm that, upon payment of the respective amounts specified in the Estimated Closing Statement, each non-Employee that is to be paid in accordance with such Estimated Closing Statement will have been paid in full for all Transaction Expenses applicable to such Person.

“Transaction Expenses” means (a) the legal, accounting, financial advisory, and other advisory or consulting fees and expenses incurred and payable by the applicable Company Entities in connection with the Transactions, in each case to the extent not paid at or prior to the Closing, (b) all transaction, change of control bonuses, severance obligations and similar payments triggered solely by the Transactions (and not as a result of any action taken by or at the direction of the Buyers following the Closing) and payable to any persons by the applicable Company Entities in connection with the consummation of the Transactions, (c) the applicable Company Entity’s share of payroll, social security, Medicare and unemployment Taxes arising out of the payment of the items under clause (b), (d) all accrued interest, premiums, penalties and other fees and expenses that are required to be paid by such Persons in respect of the foregoing, and (e) 100% of the fees and expense of the “tail” insurance policy purchased in accordance with Section 6.5d).

“Transaction Tax Treatment” has the meaning set forth in Section 6.8(e)(ii).

“Transactions” has the meaning set forth in the Recitals hereto.

“Transfer Taxes” has the meaning set forth in Section 6.8(a).

“Unaudited Financial Statements” has the meaning set forth in Section 4.5(a).

“Underfunded Growth Capex” means the aggregate amount (if any) by which capital expenditures of the Company Entities funded in accordance with the Growth Capex Plan during the period starting on October 1, 2020 and ending on the day immediately preceding the Closing Date is less than $18,900,000.

“Upward Non-US Adjustment Amount” has the meaning set forth in Section 2.5(e)(ii).

“Upward US Adjustment Amount” has the meaning set forth in Section 2.5(e)(i).

“US Company Entities” means AMNA Holdings and its Subsidiaries.

“US Purchase Price” means an amount equal to (a) Base US Purchase Price, plus (b) Closing US Cash, minus (c) Closing US Indebtedness, plus (d) the amount, if any, by which Closing US Net Working Capital exceeds Target US Net Working Capital, minus (e) the amount, if any, by which Target US Net Working Capital exceeds Closing US Net Working Capital, minus (f) US Transaction Expenses.

“US Transaction Expenses” means the Transaction Expenses of the US Company Entities; provided, that US Transaction Expenses shall not include any Non-US Transaction Expenses.

“VAT” means value added Tax and any similar sales or turnover Tax.

“WARN Act” has the meaning set forth in Section 4.14(d).

“Willful Breach” has the meaning set forth in Section 9.3.

1.2 Interpretation. Unless the context clearly indicates otherwise: (a) each definition herein includes the singular and the plural, (b) each reference herein to any gender includes the masculine, feminine and neuter where appropriate, (c) the words “include” and “including” and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” (d) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder” and derivative or similar words refer to this Agreement as an entirety and not solely to any particular provision of this Agreement, (e) each reference in this Agreement to a particular Article, Section, Annex, Exhibit or Schedule means an Article or Section of, or an Annex, Exhibit or Schedule to, this Agreement, unless another agreement is specified, (f) any definition of or reference to any agreement, instrument, document, statute or regulation herein shall be construed as referring to such agreement, instrument, document, statute or regulation as it may from time to time be amended, supplemented or otherwise modified, (g) the use of “or” is not intended to be exclusive unless expressly indicated otherwise, (h) the words “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if,” (i) all references to “$” or “Dollars” shall mean United States Dollars, (j) all references to payments in cash or in immediately available funds shall mean payments in United States Dollars, (k) all references to time zones shall mean United States time zones, (l) the terms “day” and “days” shall mean and refer to calendar day(s), (m) the terms “made available,” “provided” or other similar terms used in this Agreement mean, with respect to any document or information, that the same has been made available or otherwise accessible to the Buyers prior to the Effective Date, and (n) the term “insolvent” shall mean for the Companies incorporated in Luxembourg, en état de faillite (insolvent) within the meaning of article 437 of the Luxembourg commercial code and insolvency or insolvency proceedings shall mean cessation de paiements (suspension of payments), ébranlement du credit (loss of financial creditworthiness), gestion contrôlée (controlled management), sursis de paiement (suspension of payments), concordat préventif de la faillite (composition with creditors), liquidation judiciaire (compulsory liquidation) or any other analogous procedures. For the avoidance of doubt, the uncapitalized term “material adverse effect” is intended to have a different meaning than the capitalized terms “Company Material Adverse Effect” and “Buyer Material Adverse Effect” each defined in Section 1.1. Except as provided in the Accounting Principles, all balances in currencies other than U.S. Dollars shall be converted to U.S. Dollar equivalent using the F/X exchange rate published by the Board of Governors of the Federal Reserve System for the Closing Date; provided that if the Closing Date is not a Business Day, then the exchange rate published for the last Business Day immediately prior to the Closing Date shall be used.

ARTICLE II

ACQUISITIONS OF COMPANY INTERESTS

2.1 Acquisitions of Company Interests. Upon the terms and subject to the conditions set forth in this Agreement and on the basis of the representations, warranties, covenants and agreements contained herein, at the Closing, the parties hereto shall effect the following:

(a) AMNA Holdings Merger.

(i) At the AMNA Merger Effective Time (as defined below), Agro Merchants North America Holdings, Inc., a Delaware corporation (“AMNA Holdings”) shall, and Seller Holdings shall cause AMNA Holdings to, merge with and into Project London Buyer 1, LLC, a Delaware limited liability company (“Buyer Newco LLC”) (such merger, the “AMNA Merger”), pursuant to which (i) the separate corporate existence of AMNA Holdings shall thereupon cease; (ii) Buyer Newco LLC shall be the successor or surviving entity in the AMNA Merger (the “Surviving Entity”) and shall continue to be governed by the laws of the State of Delaware; (iii) the separate corporate existence of Buyer Newco LLC with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the AMNA Merger; and (iv) Buyer Newco LLC shall succeed to and assume all the rights and obligations of AMNA Holdings. The AMNA Merger shall have the effects set forth in the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”).

(ii) Concurrently with the Closing on the Closing Date, the parties shall file a Certificate of Merger in the form attached hereto as Exhibit G (the “AMNA Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and the DLLCA. The AMNA Merger shall become effective upon the filing of the AMNA Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the AMNA Certificate of Merger (the time at which the AMNA Merger becomes effective is herein referred to as the “AMNA Merger Effective Time”).

(iii) At the AMNA Merger Effective Time, and without any further action on the part of AMNA Holdings or Buyer Newco LLC: (x) the certificate of formation of Buyer Newco LLC, as in effect immediately prior to the AMNA Merger Effective Time, shall be the certificate of formation of the Surviving Entity until thereafter amended as provided therein or by applicable Law; (y) the limited liability company agreement of Buyer Newco LLC shall be the limited liability company agreement of the Surviving Entity until thereafter amended as provided therein or by applicable Law; and (z) the AMNA Merger shall, from and after the AMNA Merger Effective Time, have all of the effects provided by the DGCL, the DLLCA and applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the AMNA Merger Effective Time, all the properties, rights, privileges and powers of AMNA Holdings and Buyer Newco LLC shall vest in the Surviving Entity, and all debts, liabilities and duties of AMNA Holdings and Buyer Newco LLC shall become the debts, liabilities and duties of the Surviving Entity.

(iv) At the AMNA Merger Effective Time, by virtue of the AMNA Merger and without any action on the part of AMNA Holdings, Buyer Newco LLC or the holders of any Equity Interests of AMNA Holdings or Buyer Newco LLC: (x) the shares of common stock, par value $0.01 per share, of AMNA Holdings (“AMNA Holdings Common Stock”) issued and outstanding immediately prior to the AMNA Merger Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive, in the aggregate, the US Purchase Price (consisting of a number of newly-issued Buyer REIT Shares equal to the AMNA Equity Consideration Amount and cash in an amount equal to the AMNA Cash Consideration Amount, subject to adjustment following the Closing pursuant to Section 2.5) (together, the “AMNA Merger Consideration”), and (y) each issued and outstanding membership interest of Buyer Newco LLC issued and outstanding immediately prior to the AMNA Merger Effective Time shall be cancelled and converted automatically into and become one membership interest in the Surviving Entity. As a result of the conversions contemplated by this Section 2.1(a)(iv), Buyer REIT shall be the holder of all of the issued and outstanding membership interests of the Surviving Entity immediately following the AMNA Merger Effective Time.

(b) AME Holdings Transfers.

(i) Agro Merchants European Holdings, L.P., a Cayman Islands exempted limited partnership (“AME Holdings”) shall sell, convey, transfer, assign and deliver to a Subsidiary of Buyer REIT that is a Dutch private company with limited liability (“Buyer Netherlands Holdco”), and Buyer Netherlands Holdco shall purchase from AME Holdings, all of AME Holdings’ right, title and interest in and 100% of the Equity Interests (the “AME Intermediate Holdings Equity Interests”) of Agro Merchants European Intermediate Holdings S.à r.l., a private limited liability company (société à responsabilité limitée) governed by the Laws of Luxembourg, having its registered office at 26A, Boulevard Royal, L-2449 Luxembourg, Luxembourg and registered with the RCS under number B 207945 (“AME Intermediate Holdings”), free and clear of all Encumbrances (other than restrictions arising under applicable securities Laws) (the “AME Intermediate Holdings Transfer”). The aggregate consideration to be delivered by Buyer Netherlands Holdco to AME Holdings with respect to the purchase and sale of the AME Intermediate Holdings Equity Interests shall consist of (x) a number of newly-issued Buyer REIT Shares (which shall be issued and delivered to Seller Holdings on behalf of AME Holdings) equal to the quotient of (A) the amount (if any) by which the Equity Consideration Amount exceeds the AMNA Equity Consideration Cap (such amount, the “AME Equity Consideration Value”), divided by (B) the Buyer REIT Share Price (such newly issued Buyer REIT Shares, together with the Buyer REIT Shares to be issued pursuant to the AMNA Merger in accordance with Section 2.1(a)(iv), the “Issued Buyer REIT Shares”) and (y) an amount in cash equal to the difference of the portion of the Non-US Purchase Price allocated to the AME Intermediate Holdings Equity Interests in accordance with the Allocation Schedule minus the AME Equity Consideration Value (together, the “AME Intermediate Holdings Consideration”).

(ii) AME Holdings shall sell, convey, transfer, assign and deliver to Buyer Netherlands Holdco, and Buyer Netherlands Holdco shall purchase from AME Holdings, all of AME Holdings’ right, title and interest in and 100% of the Equity Interests (the “AME Holdings II Equity Interests”) of Agro Merchants European Holdings II S.à r.l., a private limited liability company (société à responsabilité limitée) governed by the Laws of Luxembourg, having its registered office at 26A, Boulevard Royal, L-2449 Luxembourg, Luxembourg and registered with the RCS under number B 212766 (“AME Holdings II”), free and clear of all Encumbrances (other than restrictions arising under applicable securities Laws). The aggregate consideration to be delivered by Buyer Netherlands Holdco to AME Holdings with respect to the purchase and sale of the AME Holdings II Equity Interests shall consist of the cash portion of the Non-US Purchase Price allocated to the AME Holdings II Equity Interests in accordance with the Allocation Schedule (the “AME Holdings II Consideration”).

(iii) For the avoidance of doubt, AME Holdings expressly approves Buyer Netherlands Holdco as new shareholder of AME Intermediate Holdings and AME Holdings II in accordance with Article 710-12 of the Luxembourg Companies Law.

(iv) For the avoidance of doubt, in accordance with Article 1690 of the Luxembourg Civil Code and with Article 710-13 of the Luxembourg Companies Law, the above-mentioned transfers of the AME Intermediate Holdings Equity Interests and the AME Holdings II Equity Interests are approved by AME Intermediate Holdings and AME Holdings II respectively and any notification requirements with respect thereto are hereby waived.

(c) AM Australia Transfers.

(i) Seller Parent shall cause Doboy Cold Stores Pty. Ltd. (ACN 009 974 501), a proprietary company registered in Queensland, Australia (“Doboy”) to sell, convey, transfer, assign and deliver to Americold Australian Holdings PTY Ltd., a proprietary limited company organized under the laws of Australia (“Buyer Australia Holdings”), and Buyer Australia Holdings shall purchase from Doboy, all of Doboy’s right, title and interest in the Specified Australia Property. The consideration to be delivered by Buyer Australia Holdings to Doboy with respect to the purchase and sale of the Specified Australia Property shall consist of the cash portion of the Non-US Purchase Price allocated to the Specified Australia Property in accordance with the Allocation Schedule (the “AM Australia Property Consideration”).

(ii) Agro Merchants APAC BV, a private limited liability company governed by the Laws of the Netherlands (“AM APAC BV”), shall sell, convey, transfer, assign and deliver to Americold Logistics Limited, an Australian limited liability company (“Buyer Australia Logistics”), and Buyer Australia Logistics shall purchase from AM APAC BV, all of AM APAC BV’s right, title and interest in and 100% of the Equity Interests (the “AM Australia Equity Interests”) of AM Aus Holdco Pty Ltd (ACN 615 992 320), a proprietary company registered in Queensland, Australia (“AM Australia”), free and clear of all Encumbrances (other than restrictions arising under applicable securities Laws). The consideration to be delivered by Buyer Australia Logistics to AM APAC BV with respect to the purchase and sale of the AM Australia Equity Interests shall consist of the cash portion of the Non-US Purchase Price allocated to the AM Australia Equity Interests in accordance with the Allocation Schedule (the “AM Australia Equity Consideration”). For the avoidance of doubt, the purchase and sale of the AM Australia Equity Interests as contemplated by this Section 2.1(c)(ii) shall be consummated on the Closing Date following (and after giving effect to) (x) the distribution of 100% of the AM Australia Property Consideration by Doboy to AM Australia and (y) the repayment of the AM Australia Note by AM Australia to Agro Merchants APAC S.à r.l., a private limited liability company (société à responsabilité limitée) governed by the Laws of Luxembourg, having its registered office at 26A, Boulevard Royal, L-2449 Luxembourg, Luxembourg and registered with the RCS under number B 210500 (“AM APAC”).

(iii) As promptly as practicable (and in any event within five (5) Business Days) following the Effective Date, Seller Parent shall cause each of Doboy and AM Australia to execute and deliver to the Buyers a counterpart signature page to this Agreement as (x) in the case of Doboy, a Seller, and (y) in the case of AM Australia, a Company, and upon such execution and delivery, each of Doboy and AM Australia shall become parties to this Agreement in such capacities.

(d) AM LATAM Transfer.

(i) Agro Merchants LATAM Holdings, L.P., a Cayman Islands exempted limited partnership (“AM LATAM Holdings”) shall sell, convey, transfer, assign and deliver to Buyer Netherlands Holdco, and Buyer Netherlands Holdco shall purchase from AM LATAM Holdings, all of AM LATAM Holdings’ right, title and interest in and 100% of the Equity Interests (the “AM LATAM Equity Interests”) of Agro Merchants LATAM Holdings S.à r.l., a private limited liability company (société à responsabilité limitée) governed by the Laws of Luxembourg, having its registered office at 26A, Boulevard Royal, L-2449 Luxembourg, Luxembourg and registered with the RCS under number B 192972 (“AM LATAM”), free and clear of all Encumbrances (other than restrictions arising under applicable securities Laws) (the “AM LATAM Transfer”). The consideration to be delivered by Buyer Netherlands Holdco to AM LATAM Holdings with respect to the purchase and sale of the AM LATAM Equity Interests shall consist of the cash portion of the Non-US Purchase Price allocated to the AM LATAM Equity Interests in accordance with the Allocation Schedule (the “AM LATAM Consideration”).

(ii) For the avoidance of doubt, AM LATAM Holdings expressly approves Buyer Netherlands Holdco as new shareholder of AM LATAM in accordance with Article 710-12 of the Luxembourg Companies Law.

(iii) For the avoidance of doubt, in accordance with Article 1690 of the Luxembourg civil Code and with Article 710-13 of the Luxembourg Companies Law, the above-mentioned transfer of the AM LATAM Equity Interests is approved by AM LATAM and any notification requirements with respect thereto are hereby waived.

(e) AM Global Merger.

(i) At the AM Global Merger Effective Time (as defined below), Agro Merchants Global, Inc., a Delaware corporation (“AM Global”) shall, and Seller Parent shall cause AM Global to, merge with and into Buyer Newco LLC (such merger, the “AM Global Merger”), pursuant to which (i) the separate corporate existence of AM Global shall thereupon cease; (ii) Buyer Newco LLC shall be the successor or surviving entity in the AM Global Merger (the “AM Global Surviving Entity”) and shall continue to be governed by the laws of the State of Delaware; (iii) the separate corporate existence of Buyer Newco LLC with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the AM Global Merger; and (iv) Buyer Newco LLC shall succeed to and assume all the rights and obligations of AM Global. The AM Global Merger shall have the effects set forth in the applicable provisions of the DGCL and the DLLCA.

(ii) Concurrently with the Closing on the Closing Date, the parties shall file a Certificate of Merger in the form attached hereto as Exhibit H (the “AM Global Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and the DLLCA. The AM Global Merger shall become effective upon the filing of the AM Global Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the AM Global Certificate of Merger (the time at which the AM Global Merger becomes effective is herein referred to as the “AM Global Merger Effective Time”).

(iii) At the AM Global Merger Effective Time, and without any further action on the part of AM Global or Buyer Newco LLC: (x) the certificate of formation of Buyer Newco LLC, as in effect immediately prior to the AM Global Merger Effective Time, shall be the certificate of formation of the AM Global Surviving Entity until thereafter amended as provided therein or by applicable Law; (y) the limited liability company agreement of Buyer Newco LLC shall be the limited liability company agreement of the AM Global Surviving Entity until thereafter amended as provided therein or by applicable Law; and (z) the AM Global Merger shall, from and after the AM Global Merger Effective Time, have all of the effects provided by the DGCL, the DLLCA and applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the AM Global Merger Effective Time, all the properties, rights, privileges and powers of AM Global and Buyer Newco LLC shall vest in the AM Global Surviving Entity, and all debts, liabilities and duties of AM Global and Buyer Newco LLC shall become the debts, liabilities and duties of the AM Global Surviving Entity.

(iv) At the AM Global Merger Effective Time, by virtue of the AM Global Merger and without any action on the part of AM Global, Buyer Newco LLC or the holders of any Equity Interests of AM Global or Buyer Newco LLC: (x) the shares of common stock, par value $0.01 per share, of AM Global (“AM Global Common Stock”) issued and outstanding immediately prior to the AM Global Merger Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive, in the aggregate, the cash portion of the Non-US Purchase Price allocated to AM Global in accordance with the Allocation Schedule (the “AM Global Consideration”), and (y) each issued and outstanding membership interest of Buyer Newco LLC issued and outstanding immediately prior to the AM Global Merger Effective Time shall be cancelled and converted automatically into and become one membership interest in the AM Global Surviving Entity. As a result of the conversions contemplated by this Section 2.1(e)(iv), Buyer REIT shall be the holder of all of the issued and outstanding membership interests of the AM Global Surviving Entity immediately following the AM Global Merger Effective Time.

(f) Total Cash Consideration. At the Closing, the Buyers shall deliver (or cause to be delivered) to the applicable Sellers the Total Cash Consideration in accordance with Section 2.2. The Total Cash Consideration shall be subject to the adjustments set forth in Section 2.5 below, and, except with respect to the AMNA Cash Consideration Amount, shall be allocated among the AME Intermediate Holdings Consideration, the AME Holdings II Consideration, the AM Australia Property Consideration, the AM Australia Equity Consideration, the AM LATAM Consideration and the AM Global Consideration in accordance with the Allocation Schedule.

(g) Issued Buyer REIT Shares. At the Closing, (i) Buyer REIT shall issue and deliver to Seller Holdings, and Seller Holdings shall acquire from Buyer REIT, as a result of the AMNA Merger and the AME Intermediate Holdings Transfer, the Issued Buyer REIT Shares, validly issued, fully paid and non-assessable, and free and clear of all Encumbrances (other than restrictions arising under applicable securities Laws, the Organizational Documents of Buyer REIT, the Registration Rights Agreement and the Lock-Up Agreement), which will be registered in the name of Seller Holdings by book entry in an account or accounts with Buyer REIT’s transfer agent; provided, that the number of Issued Buyer REIT Shares shall be proportionately adjusted to reflect any splits, combinations, stock dividends, recapitalizations, reorganizations or reclassifications with respect to the Buyer REIT Shares or any transaction in which the Buyer

REIT Shares are converted into other securities or cash, in each case, occurring between the Effective Date and the Closing Date. Buyer REIT understands and acknowledges that Seller Holdings intends to distribute the Issued Buyer REIT Shares to Seller Parent, following which Seller Parent intends to distribute the Issued Buyer REIT Shares to its beneficial owners in compliance with applicable securities Laws. Buyer REIT agrees to cooperate to register such Issued Buyer REIT Shares in the name of such beneficial owners following the Closing. Seller Holdings understands and acknowledges that the Issued Buyer REIT Shares shall be issued with an appropriate legend regarding applicable securities laws.

2.2 Estimated Closing Statement; Delivery of Consideration at Closing.

(a) Estimated Closing Statement. No later than three (3) Business Days prior to the Closing Date, Seller Holdings shall deliver to Buyer REIT a statement (the “Estimated Closing Statement”), setting forth the Companies’ good faith calculation of:

(i) (A) the US Purchase Price (the “Estimated US Purchase Price”), (B) Closing US Cash, (C) Closing US Indebtedness, (D) Closing US Net Working Capital, and (E) US Transaction Expenses, in each case together with reasonable supporting detail as to each of the calculations; and

(ii) (A) the Non-US Purchase Price (the “Estimated Non-US Purchase Price”), (B) Closing Non-US Cash, (C) Closing Non-US Indebtedness, (D) Closing Non-US Net Working Capital, and (E) Non-US Transaction Expenses, in each case together with reasonable supporting detail as to each of the calculations.

The Estimated Closing Statement shall be prepared in accordance with the Accounting Principles and shall also set forth the amount to be paid to each Seller at the Closing pursuant to Section 2.2(b). Buyer REIT shall be entitled to comment on and request reasonable changes to the Estimated Closing Statement and Seller Holdings shall consider in good faith any changes Buyer REIT proposes to the Estimated Closing Statement and revise such statement if, based on its good faith assessment, such changes are warranted; provided, that in case of any disagreement between the parties, in no case shall such discussions delay the Closing and the amounts set forth in the Estimated Closing Statement shall be used to consummate the Closing. The Payoff Letters and the Transaction Expense Invoices will be attached to the Estimated Closing Statement.

(b) Delivery of Consideration at Closing. At the Closing, the applicable Buyers shall:

(i) pay to Seller Holdings, by wire transfer in immediately available U.S. funds to the account designated by Seller Holdings in writing at least three (3) Business Days in advance of the Closing Date, an aggregate amount equal to (A) the AMNA Cash Consideration Amount, minus (B) the Adjustment Escrow US Amount;

(ii) pay to the applicable Sellers, by wire transfer in immediately available U.S. funds to the accounts designated by Seller Holdings in writing at least three (3) Business Days in advance of the Closing Date, an aggregate amount equal to (A) the Estimated Non-US Purchase Price minus (B) the AME Equity Consideration Value, minus (C) the Adjustment Escrow Non-US Amount, which aggregate payment amount shall be delivered to such Sellers consistent with the Estimated Closing Statement and the Allocation Schedule;

(iii) deliver to Seller Holdings evidence of the issuance of the Issued Buyer REIT Shares to Seller Holdings;

(iv) deliver to the Escrow Agent the Adjustment Escrow Amounts by wire transfer in immediately available U.S. funds;

(v) on behalf of the applicable Company Entities, pay to the holders of Repaid Indebtedness an amount equal to the amount specified in the Payoff Letters for the applicable holder thereof by wire transfer as designated by Seller Holdings in writing at least three (3) Business Days in advance of the Closing Date; and

(vi) on behalf of the Sellers and the applicable Company Entities, pay the parties to whom the Transaction Expenses shall be paid an amount equal to the amount specified in the Transaction Expense Invoices attached to the Estimated Closing Statement by wire transfer to the accounts as designated by Seller Holdings in writing at least three (3) Business Days in advance of the Closing Date.

2.3 Closing. The closing of the Transactions upon the terms and subject to the conditions set forth herein (the “Closing”) shall be directed from the offices of Latham & Watkins LLP, 10250 Constellation Blvd Suite 1100, Los Angeles, California 90067 at 7:00 a.m. Pacific Time on the last Business Day of the month in which all the conditions to Closing set forth in Article VII and Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions in accordance with Article VII or Article VIII, respectively) shall have been satisfied or waived, or at such other time, place and date as Buyer REIT and Seller Holdings may mutually agree. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing shall be deemed to have been effective as of 12:01 a.m., local time, on the Closing Date (and adjusted across time zones such that the Closing shall be deemed to have been effective as of 12:01 a.m. in each time zone). The parties shall use their respective reasonable best efforts to cause the Closing to occur on or before December 31, 2020.

2.4 Closing Obligations. At the Closing:

(a) Sellers’ Closing Deliveries. The Sellers shall deliver, or shall cause to be delivered to Buyer:

(i) a certificate duly executed by an authorized officer or director of the general partner of Seller Holdings, reasonably satisfactory to Buyer, certifying that the conditions with respect to the Buyers’ obligations under this Agreement set forth in Section 7.1, Section 7.2 and Section 7.5 have been satisfied;

(ii) a copy of the Escrow Agreement duly executed by Seller Holdings and the Escrow Agent;

(iii) a copy of the Registration Rights Agreement duly executed by Seller Holdings;

(iv) a copy of the Lock-Up Agreement duly executed by Seller Holdings;

(v) the Estimated Closing Statement;

(vi) true and complete copies of the resolutions adopted by the board of directors, board of managers, general partner or other applicable governing body of each of the Sellers and the Companies, respectively, authorizing the execution, delivery and performance of this Agreement and the other Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby and revoking any previous delegation of powers and bank delegations;

(vii) evidence of the resignations, effective as of the Closing, of each of the Company Entities’ directors, managers, or officers set forth in Section 2.4(a)(vii) of the Buyer Disclosure Schedules in the form attached hereto as Exhibit I;

(viii) a duly executed instrument of transfer of the AM Australia Equity Interests in favor of Buyer Australia Logistics (or as it may direct) together with the existing certificates for the AM Australia Equity Interests or, if no certificates have been issued, a certificate from the company secretary of AM Australia to that effect;

(ix) a copy of the Intellectual Property Assignment, duly executed by Seller Parent;

(x) a copy of the Non-Solicitation Agreement, duly executed by Oaktree Capital Management, L.P.;

(xi) a copy of the Notification Forms executed by the relevant Seller and each of the relevant Luxembourg Companies in relation to the transfer of the Equity Interests of the Luxembourg Companies;

(xii) the original of the updated shareholders’ registers of the Luxembourg Companies evidencing registration of transaction contemplated under this Agreement, which shall be delivered upon receipt by the applicable Sellers of the consideration set forth in Section 2.2(b); provided, that in the event that delivery of such updated shareholders’ registers at Closing is not permitted or otherwise not practical due to restrictions under applicable Law or by applicable Governmental Authority (including any applicable COVID-19 Measures), then such updated shareholders’ registers shall be delivered as promptly as practicable following the Closing; and

(xiii) Forms 1 and 24 prescribed by the Queensland Titles Registry duly executed by Doboy in relation to the transfer of each of the Specified Australian Properties.

On the Closing Date, the relevant Sellers shall deliver to Buyers a shareholder resolution each of the Luxembourg Companies, duly executed by the applicable Sellers, (A) acknowledging the resignation of the relevant managers of such Luxembourg Company, (B) providing to the extent permitted by law a provisional discharge to be granted to the resigning managers of such Luxembourg Company until the Closing Date and agreeing that such release will be made final when the annual accounts of the financial year comprising the Closing Date are approved by the shareholders of such Luxembourg Company, (C) changing the address of the registered office of such Luxembourg Company (D) approving the transfer of the Equity Interests of the Luxembourg Companies to the applicable Buyer, and (E) the relevant registration in favor of the relevant Buyer in the register of shareholders of each of the Luxembourg Company and any required RCS and RBE filings.

(b) Buyers’ Closing Deliveries. The Buyers shall deliver, or cause to be delivered:

(i) to the Sellers, the deliveries pursuant to Section 2.2b)i) and Section 2.2b)iii);

(ii) to the Escrow Agent, the payment pursuant to Section 2.2b)iv);

(iii) to the applicable Persons, the payments pursuant to Section 2.2b)v) and Section 2.2b)vi);

(iv) a certificate duly executed by an authorized officer of Buyer REIT reasonably satisfactory to the Seller, certifying that the conditions with respect to the Sellers’ obligations under this Agreement set forth in Section 8.1 and Section 8.2 have been satisfied;

(v) to Seller Holdings, a copy of the Escrow Agreement duly executed by Buyer REIT and the Escrow Agent;

(vi) to Seller Holdings, a copy of the Registration Rights Agreement duly executed by Buyer REIT;

(vii) to Seller Holdings, a copy of the Lock-Up Agreement duly executed by Buyer REIT;

(viii) to the Luxembourg Companies, letters of acceptance of appointment from individuals designated by Buyer REIT as managers of the Luxembourg Companies, to take effect as of the Closing Date;

(ix) to Seller Holdings a tax opinion of King & Spalding LLP, dated as of the Closing Date, that commencing with its taxable year ended December 31, 2015, Buyer REIT has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust within the meaning of Sections 856 through 860 of the Code (a “REIT”), and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT;

(x) to Seller Parent, a copy of the Intellectual Property Assignment, duly executed by Buyer OP; and

(xi) a copy of the Notification Form executed by the relevant Buyer in relation to the transfer of the Equity Interests of the relevant Luxembourg Company.

On the Closing Date the applicable Buyer shall deliver to the Sellers a shareholder resolution of each Luxembourg Company and duly executed by such Buyer, (A) appointing the new managers of such Luxembourg Company and (B) providing a provisional discharge to the resigning managers of such Luxembourg Company until the Closing Date and undertaking to renew such discharge with the Sellers when the annual accounts of the financial year comprising the Closing Date are approved by the Sellers and the Buyers as shareholders of such Luxembourg Company.

2.5 Purchase Price Adjustments.

(a) Closing Statement. As soon as practicable, but in any event no later than sixty (60) days, after the Closing Date, Buyer REIT shall deliver to Seller Holdings a statement, together with reasonable supporting detail (the “Closing Statement”), setting forth Buyer REIT’s good faith calculation of:

(i) (A) US Purchase Price, (B) Closing US Cash (the “Preliminary Closing US Cash”), (C) Closing US Indebtedness (the “Preliminary Closing US Indebtedness”), (D) Closing US Net Working Capital (the “Preliminary Closing US Net Working Capital”), and (E) US Transaction Expenses (the “Preliminary US Transaction Expenses”), in each case together with reasonable supporting detail as to each of the calculations; and

(ii) (A) Non-US Purchase Price, (B) Closing Non-US Cash (the “Preliminary Closing Non-US Cash”), (C) Closing Non-US Indebtedness (the “Preliminary Closing Non-US Indebtedness”), (D) Closing Non-US Net Working Capital (the “Preliminary Closing Non-US Net Working Capital”), and (E) Non-US Transaction Expenses (the “Preliminary Non-US Transaction Expenses”), in each case together with reasonable supporting detail as to each of the calculations.

The Closing Statement shall be prepared in accordance with the Accounting Principles. After the delivery of the Closing Statement, Seller Holdings and its Representatives shall be permitted reasonable access during normal business hours to review the books and records of the Company Entities and the working papers of the Buyers, the Company Entities, and their independent accountants, if any, relating to the preparation of the Closing Statement and the calculation of the items therein, as well as the relevant books and records of the Company Entities and the Buyers, and shall be provided with reasonable access to the current and former personnel and advisers of the Buyers and the Company Entities who were involved in the preparation of the Closing Statement in order to ask questions and receive answers regarding the Closing Statement and related matters. The Buyers shall not, and shall cause the Company Entities not to, take any action to limit Seller Holdings’ reasonable access to the books and records of, and the current and former personnel and advisors of, the Company Entities.

(b) Closing Statement Review. If Seller Holdings disagrees with Buyer REIT’s calculation of any item in the Closing Statement delivered pursuant to Section 2.5a), Seller Holdings may, within forty-five (45) days after delivery thereof, deliver a notice to Buyer REIT disagreeing with such calculation and which specifies Seller Holdings’ calculation of such amount and in reasonable detail Seller Holdings’ grounds for such disagreement (the “Notice of Disagreement”). The Notice of Disagreement shall specify those items or amounts as to which Seller Holdings disagrees, and Seller Holdings shall be deemed to have agreed with all other items and amounts contained in the Closing Statement delivered pursuant to Section 2.5a). If the Notice of Disagreement shall be duly delivered pursuant to this Section 2.5b), Buyer REIT and Seller Holdings shall, during the thirty (30) days following such delivery, work in good faith to resolve any differences that they may have with respect to the matters in the Notice of Disagreement. If Seller Holdings does not deliver a Notice of Disagreement to Buyer REIT within forty-five (45) days after Buyer REIT delivers the Closing Statement, then Seller Holdings shall be deemed to have agreed with all items and amounts contained in the Closing Statement.

(c) Closing Statement Dispute Resolution. If Buyer REIT and Seller Holdings are unable to reach such agreement during the thirty (30) days following Seller Holdings’ delivery of the Notice of Disagreement pursuant to Section 2.5b), then such disputes shall be referred to PricewaterhouseCoopers or another firm of independent accountants of internationally recognized standing reasonably satisfactory to Buyer REIT and Seller Holdings (the “Accountant”). Buyer REIT and Seller Holdings shall each enter into a customary engagement letter with the Accountant. Buyer REIT and Seller Holdings shall furnish the Accountant with a statement setting forth the items from the Notice of Disagreement which are still in dispute (the “Accountant Dispute Notice”) and the position, including the specific amount proposed, of each of Buyer REIT and Seller Holdings with respect to each such disputed item. In resolving such dispute, the Accountant shall (i) consider only those items or amounts in the Closing Statement as to which Seller Holdings has disagreed in the Notice of Disagreement, (ii) act as an arbitrator and not as an expert (provided that the determination of the Accountant shall be fully enforceable by a court of competent jurisdiction in accordance with the terms of this Agreement) and (iii) make a final determination based solely on written materials submitted by Buyer REIT and Seller Holdings in accordance with this Agreement (i.e., not on the basis of an independent review). The Accountant shall be instructed by Buyer REIT and Seller Holdings to use its commercially reasonable efforts to deliver to Buyer REIT and Seller Holdings, as promptly as practicable, in any event no more than forty-five (45) days after referral, a report setting forth its determination of the appropriate amount of each of the line items in the Closing Statement as to which there is disagreement as specified in the Accountant Dispute Notice, including a description of the basis for such determination. In the absence of fraud, bad faith or manifest error, such report shall be final and binding upon the parties. With respect to each disputed line item, such determination, if not in accordance with the position of either Buyer REIT or Seller Holdings, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Buyer REIT and Seller Holdings in the Accountant Dispute Notice with respect to such disputed line item. For the avoidance of doubt, the Accountant shall not review any line items or make any determination with respect to any matter other than those matters in the Accountant Dispute Notice that are in dispute. Buyer REIT and Seller Holdings shall, and shall cause their respective Representatives to, cooperate and assist in such review conducted by the Accountant, including making available books, records and personnel. Neither the Buyers, the Sellers, the Company Entities nor any of their respective Representatives shall engage in any ex parte communications with the Accountant. The fees and expenses of the Accountant shall be paid by the Sellers, on the one hand, and by the Buyers, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Sellers or the Buyers, respectively, bears to the aggregate amount actually contested by Buyer REIT and Seller Holdings.

(d) Final Purchase Prices. For purposes of this Agreement, the “Final US Purchase Price” means the amount equal to (i) Base US Purchase Price, plus (ii) Final Closing US Cash, minus (iii) Final Closing US Indebtedness, plus (iv) the amount, if any, by which Final Closing US Net Working Capital exceeds Target US Net Working Capital, minus (v) the amount, if any, by which Target US Net Working Capital exceeds Final Closing US Net Working Capital, minus (vi) Final US Transaction Expenses. For purposes of this Agreement, the “Final Non-US Purchase Price” means the amount equal to (i) Base Non-US Purchase Price, plus (ii) Final Closing Non-US Cash, minus (iii) Final Closing Non-US Indebtedness, plus (iv) the amount, if any, by which Final Closing Non-US Net Working Capital exceeds Target Non-US Net Working Capital, minus (v) the amount, if any, by which Target Non-US Net Working Capital exceeds Final Closing Non-US Net Working Capital, minus (vi) Final Non-US Transaction Expenses.

(e) Upward Post-Closing Adjustments.

(i) If the Final US Purchase Price is greater than the Estimated US Purchase Price (such amount, an “Upward US Adjustment Amount”), Buyer REIT shall pay Seller Holdings the Upward US Adjustment Amount by wire transfer in immediately available U.S. funds. In such event, the Escrow Agent shall pay Seller Holdings all funds in the Adjustment Escrow US Fund, and Buyer REIT and Seller Holdings shall promptly deliver a joint written instruction to the Escrow Agent instructing it to release such amount to Seller Holdings.

(ii) If the Final Non-US Purchase Price is greater than the Estimated Non-US Purchase Price (such amount, an “Upward Non-US Adjustment Amount”), the Buyers shall pay Seller Holdings (on behalf of the Sellers) the Upward Non-US Adjustment Amount by wire transfer in immediately available U.S. funds. In such event, the Escrow Agent shall pay Seller Holdings (on behalf of the Sellers) all funds in the Adjustment Escrow Non-US Fund, and Buyer REIT and Seller Holdings shall promptly deliver a joint written instruction to the Escrow Agent instructing it to release such amount to Seller Holdings.

(f) Downward Post-Closing Adjustments.

(i) If the Estimated US Purchase Price is greater than the Final US Purchase Price (such amount, a “Downward US Adjustment Amount”), then Buyer REIT shall be entitled to claim solely from the Adjustment Escrow US Fund an amount of cash equal to the lesser of (i) the remaining amount of the Adjustment Escrow US Fund and (ii) the Downward US Adjustment Amount, and Buyer REIT and Seller Holdings shall promptly deliver a joint written instruction to the Escrow Agent instructing it to release such amount to Buyer REIT. In the event that the amount of funds in the Adjustment Escrow US Fund exceeds the Downward US Adjustment Amount, then the Escrow Agent shall, after paying the Downward US Adjustment Amount to Buyer REIT, pay to Seller Holdings the remaining amount of funds in the Adjustment Escrow US Fund, and Buyer REIT and Seller Holdings shall promptly deliver a joint written instruction to the Escrow Agent instructing it to release such amount to Seller Holdings.

(ii) If the Estimated Non-US Purchase Price is greater than the Final Non-US Purchase Price (such amount, a “Downward Non-US Adjustment Amount”), then the Buyers shall be entitled to claim solely from the Adjustment Escrow Non-US Fund an amount of cash equal to the lesser of (i) the remaining amount of the Adjustment Escrow Non-US Fund and (ii) the Downward Non-US Adjustment Amount, and Buyer REIT and Seller Holdings shall promptly deliver a joint written instruction to the Escrow Agent instructing it to release such amount to Buyer REIT (on behalf of the Buyers). In the event that the amount of funds in the Adjustment Escrow Non-US Fund exceeds the Downward Non-US Adjustment Amount, then the Escrow Agent shall, after paying the Downward Non-US Adjustment Amount to Buyer REIT, pay to Seller Holdings (on behalf of the Sellers) the remaining amount of funds in the Adjustment Escrow Non-US Fund, and Buyer REIT and Seller Holdings shall promptly deliver a joint written instruction to the Escrow Agent instructing it to release such amount to Seller Holdings.

(g) Payments. Any payment required pursuant to Section 2.5e) or Section 2.5e)i) shall be made as soon as practicable, and in any case within five (5) Business Days after the party or parties required to make such payment receives payment instructions from the other party.

2.6 Withholding Rights.

(a) Notwithstanding any provision contained herein to the contrary, the Buyers, the Companies and the Escrow Agent shall be entitled to deduct and withhold from the consideration or any payment otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law, including United States federal, state, local or foreign Tax Law, provided that if the Buyers reasonably believe that any withholding is required with respect to a payment under this Agreement, other than the withholding described in the immediately following sentence, then the Buyers shall provide written notice to the Sellers at least three (3) Business Days prior to making such payment and shall cooperate to the extent commercially reasonable with the Sellers to reduce or eliminate any required withholding. If the Buyers, the Companies or the Escrow Agent so withhold and pay such withheld amounts to the applicable Governmental Authority, any amounts withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom the Buyers, the Companies or the Escrow Agent, as applicable, made such deduction and withholding. Notwithstanding the foregoing, (i) this Section 2.6(a) shall not govern the deduction or withholding under Section 1445 of the Code of amounts in connection with the AMNA Merger, which shall be governed by Section 6.8(i), and (ii) no deduction or withholding shall be made in connection with the AM LATAM Transfer to the extent Sellers shall have met the requirements provided in Section 2.6(b) and Section 2.6(c).

(b) Notwithstanding anything to the contrary in this Agreement, Sellers shall:

(i) prepare or cause to be prepared, pursuant to Article 69 No. 4 of the Chilean Income Tax Law, within one (1) month following the Closing, any Tax Return for any Taxes imposed on the indirect sale of AM LATAM Equity Interests pursuant to Articles 10 and 58 No. 3 of the Chilean Income Tax Law (the “Chilean Indirect Transfer Tax”);

(ii) provide to the Buyers, for Buyers’ review and comment, a copy of any such Tax Return prepared in accordance with Section 2.6(b)(i) reasonably in advance of the filing date (and in no event later than thirty (30) calendar days before the filing date) for such Tax Return, and Sellers shall incorporate any reasonable comments provided by Buyers within five (5) calendar days before the filing date for such Tax Return;

(iii) allow Buyers to participate in the calculation of the Chilean Indirect Transfer Tax and consider in good faith any Buyers’ comments thereto;

(iv) timely file such Tax Return as approved by Buyers and pay to the Chilean Tax Authority, the Chilean Indirect Transfer Tax;

(v) provide Buyers, within thirty (30) calendar days of making the payment of such Chilean Indirect Transfer Tax, with a copy of the payment receipt or stamped form evidencing payment in full of the Chilean Indirect Transfer Tax;

(vi) hold Buyers harmless for any liabilities (including Taxes and any interest, penalties, or additions thereto) that are attributable to Seller’s failure to pay the Chilean Indirect Transfer Tax in accordance with the Chilean Income Tax Law and shall promptly reimburse Buyers for any expenses in connection therewith; and

(vii) be solely responsible for payment of the Chilean Indirect Transfer Tax, and subject to Sellers’ compliance with this Section 2.6(b), Buyers will not deduct or withhold any amount for or in connection with the Chilean Indirect Transfer Tax from any payment made in connection with the AM LATAM Transfer under this Agreement.

(c) Sellers, Buyers and AM LATAM shall cooperate in good faith in timely filing Form No. 1921 with the applicable Chilean Tax Authority.

2.7 Required Local Actions. Each of the parties shall take all actions required of it (in each case, consistent with this Agreement) and prepare and enter into all agreements and instruments (in form and substance mutually satisfactory to Seller Holdings and Buyer REIT) in each applicable jurisdiction necessary to effect the Transactions described in Section 2.1 and to otherwise comply with their respective obligations under this Agreement; provided, in each case that such agreements and instruments shall serve purely to effect the legal transfer of the applicable Equity Interests (or the Specified Australia Property) and shall not have any effect on the terms and conditions contemplated hereby, or in any way modify, amend or constitute a waiver of any provision of this Agreement or any Ancillary Agreement. Each of the Buyers, on the one hand, and the Sellers, on the other hand, shall pay 50% of the fees and costs of recording or filing applicable conveyancing instruments as described in the immediately preceding sentence.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers represent and warrant to the Buyers that the statements set forth in this Article III are true and correct as of the Effective Date and as of the Closing Date, except as set forth on the applicable section of the disclosure schedule delivered by the Sellers to the Buyers concurrently with the execution and delivery of this Agreement and dated as of the Effective Date (collectively, the “Seller Disclosure Schedules”).

3.1 Organization and Good Standing.

(a) Such Seller is an entity duly organized, validly existing and in good standing (to the extent such concept is applicable in such Seller’s jurisdiction of formation) under the Laws of the jurisdiction of its organization, and such Seller has all requisite organizational power and authority to own, lease and operate its properties and assets and to conduct its business.

(b) Such Seller is duly qualified and/or licensed to do business and in good standing (to the extent such concept is applicable in such Seller’s jurisdiction of formation) in each jurisdiction in which the character of the properties and assets it owns, operates or leases or the nature of its activities makes such qualification or licensure necessary, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Seller to timely consummate the Transactions contemplated by this Agreement.

3.2 Authority and Enforceability. Such Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which such Seller is a party and to perform its respective obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and each Ancillary Agreement and the consummation of the Transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Seller. Such Seller has duly and validly executed and delivered this Agreement and, on or prior to the Closing, such Seller will have duly and validly executed and delivered each Ancillary Agreement to which it is a party. This Agreement constitutes, and upon execution and delivery of each Ancillary Agreement to which such Seller is a party will constitute, the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms and conditions, subject to the Enforceability Exceptions.

3.3 No Conflict. Except as set forth on Section 3.3 of the Seller Disclosure Schedules (which shall list the Seller Requisite Regulatory Approvals, if any), neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by such Seller, nor the consummation of the Transactions contemplated hereby or thereby, will (a) directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, amendment, cancellation or termination or result in the imposition of any Encumbrances on any of the Equity Interests of any Company Entity or any of the properties or assets of any Company Entity under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under (i) the Organizational Documents of such Seller, (ii) any Contract to which such Seller is a party by which such Seller or any of its properties or assets is bound or affected or pursuant to which such Seller is an obligor or a beneficiary, or (iii) any Law, Judgment or Governmental Authorization applicable to such Seller or any of its businesses, properties or assets; or (b) require such Seller to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person, except with respect to clauses (a)(ii) and (b) in any case that would not reasonably be expected to be material to the Sellers taken as a whole and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Sellers to timely consummate the Transactions contemplated by this Agreement. Neither Oaktree Capital Management, L.P. nor any Oaktree Investment Fund (as defined in the Lock-Up Agreement) are the beneficial owners of any Buyer REIT Shares. Neither Oaktree Capital Management, L.P., any Oaktree Investment Fund, any limited partner of Oaktree Capital Management, L.P. nor any Oaktree Investment Fund are “related parties” (as defined in the NYSE Listed Company Manual) of Buyer REIT.

3.4 Ownership of Company Interests.

(a) Such Seller is the sole record holder and beneficial owner of all rights, title and interest in all of the Equity Interests of the Companies held by such Seller, and such Seller has good, valid and marketable (as applicable) title to such Equity Interests, free and clear of all Encumbrances (other than restrictions under applicable securities laws). Such Seller is not a party to any option, warrant, purchase right or other Contract that could require such Seller to sell, transfer or otherwise dispose of any Equity Interests of the Companies (other than to the applicable Buyers pursuant to the terms of this Agreement).

(b) Upon the consummation of the Closing, the Buyers collectively will have valid title to and be the beneficial owner of the Equity Interests of the Companies, which shall be validly issued and free and clear of all Encumbrances, other than restrictions under applicable securities laws and those that arise pursuant to this Agreement.

3.5 Brokers or Finders. Except as set forth on Section 3.5 of the Seller Disclosure Schedules, whose fees shall be paid by the Sellers, neither such Seller, nor any Person acting on behalf of such Seller, has incurred, directly or indirectly, any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the Transactions contemplated by this Agreement.

3.6 Investment Matters. The acquisition by Seller Holdings of the Issued Buyer REIT Shares as contemplated under this Agreement is being made for Seller Holdings’ own account and not with a view to the resale or distribution of all or any part thereof in a transaction that would violate the Securities Act or any applicable state securities Laws; it being understood that Seller Holdings intends to distribute the Issued Buyer REIT Shares to Seller Parent, following which Seller Parent intends to distribute the Issued Buyer REIT Shares to its beneficial owners. Seller Holdings will not sell, convey, transfer or offer for sale any of the Issued Buyer REIT Shares, except upon compliance with the Securities Act and any applicable state securities Laws or pursuant to an exemption therefrom. Seller Holdings is, and each beneficial owner to whom Issued Buyer REIT Shares are distributed as described in Section 2.1(g) will be, an “accredited investor,” within the meaning of Rule 501(a) of Regulation D of the Securities Act.

3.7 Litigation. There is no Proceeding pending against or, to the Knowledge of the Sellers, threatened against, such Seller, before or by any Governmental Authority, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Seller to timely consummate the Transactions. Such Seller is not subject to any outstanding Judgment that would reasonably be expected to prevent, enjoin or otherwise materially delay such Seller’s ability to timely consummate the Transactions.

3.8 Independent Investigation; No Reliance. Seller Holdings has conducted its own independent investigation, verification, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, technology and prospects of the Buyers and their Subsidiaries, which investigation, review and analysis was conducted by Seller Holdings and its Affiliates and, to the extent Seller Holdings deemed appropriate, by the Representatives of Seller Holdings. In entering into this Agreement, Seller Holdings acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Buyers, their Subsidiaries or any of their respective Representatives (except the specific representations and warranties set forth in this Agreement and the representations and warranties set forth in the other Ancillary Agreements to which it is a party and subject to the qualifications and limitations therein), and Seller Holdings acknowledges and agrees, to the fullest extent permitted by Law, that:

(a) neither the Buyers, their Subsidiaries nor any of their respective Affiliates, controlling Persons or Representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (i) any of the information made available to Seller Holdings, its Affiliates or its Representatives, in materials made available in any “data room” (virtual or otherwise), including any cost estimates delivered or made available, financial projections or other projections, in presentations by the management of the Buyers or their Subsidiaries, in “break-out” discussions, in responses to questions submitted by or on behalf of Seller Holdings, its Affiliates or its Representatives, whether orally or in writing, in materials prepared by or on behalf of the Buyers or their Subsidiaries, or in any other form, or (ii) the pro-forma financial information, projections or other forward-looking statements of the Buyers or any of their Subsidiaries, in each case in expectation or furtherance of the Transactions; and

(b) neither the Buyers, their Subsidiaries nor any of their respective Affiliates, controlling Persons or Representatives or any other Person shall have any Liability or responsibility whatsoever to Seller Holdings or its Affiliates, controlling Persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made, in presentations by the Buyers’ management or otherwise, to Seller Holdings or its Affiliates, controlling Persons or Representatives (or any omissions therefrom). Nothing set forth in this Section 3.8 shall relieve any party hereunder of any liability for Fraud actually committed (either by action, inaction or omission) by such party.

3.9 Tax Treatment(a) . Such Seller has no knowledge of any facts, agreements, plan or other circumstances and has not taken or agreed to take any action, in each case, that would reasonably be expected to prevent or impede the AMNA Merger from qualifying for the Transaction Tax Treatment.

3.10 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND IN THE ANCILLARY AGREEMENTS, THE SELLERS MAKE NO OTHER REPRESENTATIONS OR WARRANTIES, AND THE SELLERS HEREBY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY THE SELLERS OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE BUYERS OR THE BUYERS’ REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

The Companies represent and warrant to the Buyers that the statements set forth in this Article IV are true and correct as of the Effective Date and as of the Closing Date, except as set forth on the applicable section of the disclosure schedule delivered by the Companies to the Buyers concurrently with the execution and delivery of this Agreement and dated as of the Effective Date (collectively, the “Company Disclosure Schedules”):

4.1 Organization and Good Standing.

(a) Each Company Entity is an entity duly organized, validly existing and in good standing (to the extent such concept is applicable in such Company Entity’s jurisdiction of formation) under the Laws of the jurisdiction of its incorporation, formation, registration or organization, as applicable, and each Company Entity has all requisite corporate, limited liability company or other organizational power and authority to own, lease, hold public concessions (as applicable) and operate its properties and assets and to conduct its respective business.

(b) Each Company Entity is duly qualified and/or licensed to do business and in good standing (to the extent such concept is applicable in such Company Entity’s jurisdiction of formation) in each jurisdiction in which the character of the properties and assets it owns, operates or leases or the nature of its activities makes such qualification or licensure necessary, except as would not reasonably be expected to have a material adverse effect on the ability of Company Entities to consummate the Transactions contemplated by this Agreement. Section 4.1 of the Company Disclosure Schedules sets forth an accurate and complete list of each Company Entity’s jurisdiction of incorporation and an accurate and complete list of the current directors and officers of each Company Entity. The Companies have made available to the Buyers accurate and complete copies of each Company Entity’s Organizational Documents, as currently in effect as of the Effective Date, and none of the Company Entities is in default under or in violation of any provision thereof.

4.2 Authority and Enforceability. Each Company has all requisite organizational power and authority to execute and deliver this Agreement and each Ancillary Agreement to which such Company is a party, to perform its obligations under this Agreement and each such Ancillary Agreement, and to timely consummate the Transactions as applicable to such Company hereunder and thereunder. The execution, delivery and performance of this Agreement and each Ancillary Agreement and the consummation of the Transactions contemplated hereby and thereby have been or will be (upon its execution) duly and validly authorized by all necessary action on the part of each Company. This Agreement has been duly and validly executed and delivered by each Company and, assuming due execution and delivery by the Buyers, constitutes, and upon execution and delivery of each Ancillary Agreement to which such Company is a party, each such Ancillary Agreement constitutes or will constitute (upon its execution), a valid and binding obligation of such Company, enforceable against such Company in accordance with its terms and conditions, subject to the Enforceability Exceptions.

4.3 No Conflict. Except as set forth on Section 4.3 of the Company Disclosure Schedules (which shall list the Company Requisite Regulatory Approvals, if any), neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Companies, nor the consummation of the Transactions contemplated hereby or thereby, will (a) directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, amendment, cancellation or termination or result in the imposition of any Encumbrances on any of the Equity Interests of the Company Entities or any of the properties or assets of the Company Entities under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under (i) the Organizational Documents of any Company Entity, (ii) any Contract (other than any Lease) to which any Company Entity is a party by which any Company Entity or any of their respective properties or assets is bound or affected or pursuant to which any Company Entity is an obligor or a beneficiary, (iii) any Lease or (iv) any Law, Judgment or Governmental Authorization applicable to any Company Entity or any of their respective businesses, properties or assets; or (b) require any Company Entity to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person, except with respect to clauses (a)(ii), (a)(iii) and (b) in any case that would not reasonably be expected to be material to the Company Entities taken as a whole and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Companies to timely consummate the Transactions contemplated by this Agreement.

4.4 Capitalization and Ownership.

(a) The Equity Interests of each Company Entity are duly authorized, validly issued and, where applicable, fully paid (with no currently outstanding liability to pay any additional contribution) and non-assessable, were issued in compliance with all applicable Laws and were not issued in violation or breach of any Contract to which any Seller or any Company Entity is a party or subject or any right of rescission, right of first refusal or preemptive right. Except as set forth on Section 4.4(a) of the Company Disclosure Schedules, all of the outstanding Equity Interests of each of the Subsidiaries of the Companies are owned of record legally and beneficially by one of the Company Entities, free and clear of all Encumbrances other than restrictions under applicable securities laws and are not currently subject to any price adjustments pursuant to the Organizational Documents of such Company Entity or applicable Law.

(b) Section 4.4(b)(i) of the Company Disclosure Schedules sets forth for each Company Entity: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or other Equity Interests; and (iii) the number of issued and outstanding shares of capital stock or other Equity Interests and the record and beneficial owners thereof, in each case, as of the Effective Date. Except as set forth on Section 4.4(b)(ii) of the Company Disclosure Schedules none of the Company Entities owns directly or indirectly, any stock, partnership interest, joint venture or other equity investment or debenture or interest in any Person other than the Subsidiaries of the Companies.

(c) Except for this Agreement and as set forth in Sections 4.4(b)(i) and 4.4(b)(ii) of the Company Disclosure Schedules, (i) there are no equity securities of any class of any Company Entity, or any security or debt instrument convertible into, exchangeable into or exercisable for such shares of beneficial interest, shares of capital stock or other Equity Interests, authorized, issued, reserved for issuance or outstanding; (ii) there are no options, warrants, Equity Interests, calls, rights, any rights to subscribe for or to purchase or redeem, or any agreements, for the issuance (contingent or otherwise) of, or any calls against, commitments by or claims against, shares of beneficial interest, shares of capital stock or other Equity Interests of any Company Entity; (iii) there are no Contracts to which any Seller or any Company Entity is a party or is bound obligating any Seller or any Company Entity to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional Equity Interests of any Company Entity; or (iv) there are no securities, debt instruments or rights, in each case that are convertible into or exchangeable or exercisable for, or giving any Person a right to subscribe for or to acquire any such shares or other Equity Interests of any Company Entity, or obligating any Seller or any Company Entity to grant, extend, accelerate the vesting of, change the price of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or Contract. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Company Entity. Other than this Agreement and the Organizational Documents of each Company Entity, there are no Contracts to which any Seller or any Company Entity is a party or by which any Seller or any Company Entity is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act or any foreign securities Law, or the sale or transfer (including Contracts imposing transfer restrictions) of any shares of capital stock or other Equity Interests of the Company Entities. No holder of Indebtedness of any Company Entity has any right to convert or exchange such Indebtedness for any equity securities or other securities of any Company Entity. No holder of Indebtedness of any Company Entity has any rights to vote for the election of directors of the Company Entities, or to vote on any other matter solely as a right of holding such Indebtedness.

(d) All of the Equity Interests of the Companies are duly authorized and validly issued, not subject to or issued in violation or breach of any purchase option, right of first refusal, preemptive right, subscription right or any similar right. All of the issued and outstanding Equity Interests of each of the Subsidiaries of the Companies are duly authorized and validly issued, not subject to or issued in violation or breach of any purchase option, right of first refusal, preemptive right, subscription right or any similar right. All of the Equity Interests of the

Company Entities are issued in compliance with all applicable Laws in all material respects. The register of members and other statutory registers or books of the Company Entities have been kept in accordance with applicable Law, and to the Knowledge of the Companies, no written notice that any of them is incorrect or should be rectified has been received by the Company Entities.

(e) Except as set forth on Section 4.4(e) of the Company Disclosure Schedules, there are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any of the Equity Interests of the Companies. The Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any of its Subsidiaries or any other Persons.

(f) There are no (i) dividends which have accrued or been declared but are unpaid on the Equity Interests of the Companies or (ii) Equity Interests of the Companies that are held as treasury shares. There have been no non-cash dividends or non-cash distributions made by any Company. No prior offer, issue, redemption, call, purchase, sale, transfer, negotiation or other transaction of any nature or kind with respect to any Equity Interests of the Companies or any entity that has been merged into any Company has given rise to any Proceeding by any Person that is enforceable against any Company.

(g) Section 4.4(g) of the Company Disclosure Schedules sets forth a correct and complete list (including approximate amounts as of the Effective Date) of all material Indebtedness of the Company Entities.

(h) Agro Merchants UK LLP is a dormant entity, and since January 1, 2018, no payments have been made to or from such entity.

(i) All terms and conditions and documentations (in the possession of the Sellers or the Company Entities) relating to the convertible preferred equity certificate instruments and preferred equity certificate instruments in issue in respect of the Company Entities incorporated in Luxembourg have been provided to the Buyers.

4.5 Financial Statements.

(a) Attached as Section 4.5(a) of the Company Disclosure Schedules are the following financial statements (collectively, the “Financial Statements”): (i) the audited consolidated balance sheet of Seller Holdings’ parent company, Seller Parent as of December 31, 2019 and December 31, 2018, and the related consolidated statements of operations, comprehensive loss, partners’ capital and cash flows for the respective years then ended, and (ii) the unaudited consolidated balance sheet of Seller Parent as of June 30, 2020 (the “Balance Sheet”) and the related consolidated statements of operations and cash flows for the six (6)-month period ended June 30, 2020, (the “Unaudited Financial Statements”).

(b) The Financial Statements are correct and complete in all material respects, are consistent with the books and records of Seller Parent and each of its Subsidiaries (including the Company Entities) and, except as set forth on Section 4.5(b) of the Company Disclosure Schedules, have been prepared in accordance with applicable Laws and GAAP, consistently applied throughout the periods involved. The Financial Statements present fairly the financial condition, results of operations, changes in equity and cash flows of Seller Parent and each of its Subsidiaries (including the Company Entities) as of the respective dates and for the periods indicated therein, with only such deviations from such accounting principles and/or their consistent application as are referred to in the schedules and notes to the Financial Statements and subject, in the case of the unaudited Financial Statements, to normal year-end audit adjustments and the absence of related notes. Seller Parent and each of its Subsidiaries (including the Company Entities) maintain a system of internal accounting controls sufficient to provide reasonable assurances that their transactions are recorded as necessary to permit the preparation of Financial Statements in conformity with applicable Laws and GAAP and applied on a basis consistent with past practice. Except as set forth on Section 4.5(b) of the Company Disclosure Schedules, each of Seller Parent and Seller Holdings has been formed solely for the purpose of holding the Equity Interests of their respective Subsidiaries, do not have any other material assets or liabilities (contingent or otherwise) and have not conducted any other material operations.

(c) The statutory books of each Company Entity required to be kept by applicable Laws in each Company Entity’s respective jurisdiction of incorporation or formation have been maintained in all material respects in accordance with such Laws.

(d) A complete and accurate list of intercompany loans in place between any Company Entity and any other Company Entity as of the date of this Agreement is set forth on Section 4.5(d) of the Company Disclosure Schedules (the “Intercompany Loans”).

(e) A complete and accurate list of guarantees and other sureties provided by Seller Parent or any of its Subsidiaries other than the Company Entities as of the date of this Agreement is set forth on Section 4.5(e) of the Company Disclosure Schedules (the “Credit Support Items”).

4.6 No Undisclosed Liabilities. None of the Company Entities has any material Liabilities (whether or not the subject of any other representation or warranty hereunder), except for (a) Liabilities specifically reflected on the Financial Statements (or the financial statements of Agrofundo Brasil II Fundo de Investimento Em Participacoes and its Subsidiaries provided to Buyers prior to the Effective Date, as applicable), (b) Liabilities incurred in the Ordinary Course of Business after the date of the Balance Sheet, (c) the expenses of the Company Entities related to the negotiation, execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby and thereby, (d) Liabilities reflected on Section 4.6 of the Company Disclosure Schedules and (e) Liabilities under any Contracts pursuant to which any Company Entity has any executory obligations (excluding obligations in excess of $250,000 resulting from breach or default thereunder).

4.7 Absence of Certain Changes and Events. Since the date of the Balance Sheet, each Company Entity has conducted its business only in the Ordinary Course of Business and there has not been any Company Material Adverse Effect or any event, occurrence, fact, circumstance, condition or change that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Without limiting the generality of the foregoing, except as reflected on Section 4.7 of the Company Disclosure Schedules, since the date of the Balance Sheet, there has not been with respect to each Company Entity any:

(a) amendment, modification of its Organizational Documents;

(b) change in its authorized or issued Equity Interests, or issuance, sale, transfer, grant, purchase, acquisition, repurchase, redemption, pledge or other disposition of or Encumbrance on any shares of its Equity Interests or other voting securities or any securities convertible, exchangeable or redeemable for, or any options, warrants, purchase rights, subscription rights, or other rights to purchase or otherwise acquire, any such securities, or grant of any stock appreciation, phantom stock, profit participation, or similar rights;

(c) effectuation or adoption of any plan (or consummate an existing plan) of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, split, combination or reclassification of any of its Equity Interests;

(d) except for tax distributions, declaration, setting aside or payment of any dividend or other distribution (whether in cash, securities or other property) in respect of its Equity Interests;

(e) (i) making of any loans, advances or capital contributions to, or investments in, any other Person; (ii) entry into any hedging Contract or other financial agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in commodities prices or exchange rates; (iii) loan or incur any indebtedness with respect to any current or former executive, officer, director or employee of any Company Entity; (iv) incurrence, creation, assumption, guaranty, refinancing, replacement or prepayment of any Indebtedness for borrowed money or issue any debt securities in excess of $5,000,000 individually or $10,000,000 in the aggregate or (v) commitment to make capital expenditures, other than as set forth in the Growth Capex Plan or any capital expenditures contemplated by the Companies’ operating budget for the year ended December 31, 2020, or included in Section 4.7(e) of the Company Disclosure Schedules;

(f) sale, lease, license, pledge, assignment, transfer, abandonment or other disposition of, or Encumbrance on, (i) any real property, business or a material portion of the tangible properties or assets of any Company Entity having a value in excess of $500,000 individually or $2,000,000 in the aggregate or (ii) material Intellectual Property owned by the Company Entities except for Permitted Encumbrances;

(g) grant or permit the attachment of any Encumbrances on any Real Property other than Permitted Encumbrances;

(h) acquisition of or agreement to acquire any real property, personal property (other than personal property at a total cost of less than $2,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets;

(i) damage to, or destruction or loss of, any of its properties or assets with an aggregate value to the Company Entities in excess of $1,000,000, whether or not covered by insurance;

(j) entry into, amendment, modification, renewal, assignment, acceleration, cancellation or termination of, or receipt of notice of cancellation or termination of, or waiver of any material right under, any (i) Material Contract, (ii) other Contract which involves a total remaining commitment by or to any Company Entities of at least $500,000 in any calendar year, or (iii) any Governmental Authorization;

(k) (i) except as required by Law or the terms of any Company Plan in effect as of the date of the Balance Sheet, adoption, establishment, entry into, termination or material amendment of any material Company Plan, collective bargaining agreement or employment or severance Contract or (ii) material increase in the compensation or benefits of, or entry into any material compensation or benefit agreement or arrangement with, any current or former director, officer, employee, individual consultant or other individual independent contractor, other than in the Ordinary Course of Business;

(l) taking of any action that would result in the acceleration of the time of payment or vesting or result in any funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or result in any other material obligation imposed on the Company pursuant to, any of the Company Plans, other than as required by Law or in the Ordinary Course of Business;

(m) hiring or termination other than for cause of any executive, officer, director or employee, in any case, with annual base compensation in excess of $250,000 or any employee layoffs that triggered the notice requirements of the WARN Act;

(n) commencement, modification of or cessation of any contributions to, or any obligation to contribute to, any Multiemployer Plan;

(o) payment, discharge, cancellation, release, waiver, settlement or compromise in connection with any Proceeding or of any claims or rights (or series of related claims or rights) (whether or not commenced prior to the Effective Date), which (A) involves payment to or by any Company Entities (exclusive of attorneys’ fees) in excess of $500,000 in any single instance or in excess of $2,000,000 in the aggregate, (B) imposes material restrictions on the operations of any Company Entity, (C) is by equity holders of any Company Entity or any other Person and relates to the Transactions contemplated by this Agreement, (D) after the Closing Date will require any Company Entity to satisfy any obligation or (E) imposes any equitable or injunctive relief;

(p) entry into any new line of business material to the Company Entities, taken as a whole;

(q) change in accounting principles, methods or practices or investment practices, except for any changes required by reason of a concurrent change in or interpretation of GAAP;

(r) material acceleration or delay in the payment of accounts payable or other Liabilities or in the collection of notes or accounts receivable;

(s) making of any material Tax election; change or rescission of any material Tax election; filing of any amended material Tax Return, entry into any closing agreement related to a material amount of Taxes; settlement, compromise, concession or abandonment of any material Tax claim or assessment relating to the Company Entities; surrender of any right to claim a material refund of Taxes; consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company Entities or taking of any other similar action relating to the filing of any material Tax Return or the payment of any material Tax;

(t) engagement outside the Ordinary Course of Business of (i) any practice which would reasonably be expected to have the effect of accelerating to the pre-Closing period collections of receivables or revenue that would otherwise be expected (in the Ordinary Course of Business) to be made in post-Closing periods (including incremental discounting, changes in invoicing terms or other similar practices) or (ii) any practice which would reasonably be expected to have the effect of postponing to post-Closing periods payments by any Company Entities that would otherwise be expected (in the Ordinary Course of Business) to be made in the pre-Closing period;

(u) cancellation, termination, failure to keep in place or reduce the amount of any insurance coverage provided by the Insurance Policies without obtaining substantially equivalent (in the aggregate) substitute insurance coverage; or

(v) agreement or authorization by any Company Entity, whether in writing or otherwise, to do any of the foregoing.

4.8 Assets. Each Company Entity has good, marketable and valid title to, or in the case of leased properties and assets, valid leasehold interests in (or in the case of public concessions, valid concession title to and in the case of surface rights, valid surface rights to), all of the properties and assets, tangible or intangible, used in or necessary to conduct of its business as conducted by such Company Entity, free and clear of any Encumbrances other than Permitted Encumbrances. The property and assets of the Company Entities constitute all of the assets necessary to conduct their operations in the Ordinary Course of Business and the property and assets of the Company Entities immediately following the Closing will constitute all of the assets necessary to conduct their operations in the Ordinary Course of Business. Each Company Entity owns or leases (or holds a valid concession or surface rights, as applicable, to) all tangible assets used in or necessary to conduct its business as conducted by the such Company Entity. Each such tangible asset (a) is suitable for the purposes for which it is being used by the Company Entities and (b) is usable in the Ordinary Course of Business. No Person other than the Company Entities owns any equipment or other tangible personal property or assets situated on the premises of the Company Entities, except for the leased items that are subject to personal property leases.

4.9 Real Property.

(a) Section 4.9(a)(i) of the Company Disclosure Schedules sets forth the street address (or, in the case of non U.S. real property, the land title details (or similar registered property reference), if any) of all real property in which any Company Entity has an ownership interest (together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, the “Owned Real Property”).

Each Company Entity has good and marketable indefeasible fee simple title to its respective Owned Real Property, free and clear of any Encumbrances other than Permitted Encumbrances. The Companies have delivered to the Buyers accurate and complete copies of (i) all deeds and other instruments (as recorded) by which the Company Entities acquired their respective interests in the Owned Real Property; (ii) all title reports, land registry certificates (if any), surveys, zoning reports and title policies with respect to the Owned Real Property; and (iii) all agreements granting purchase options, rights of first offer or rights of first refusal in favor of any other Person with respect to the Owned Real Property, in each case, to the extent such documents are in the possession or control of the Company Entities. Other than as set forth on Section 4.9(a)(i) of the Company Disclosure Schedules, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein. No Company Entity is party to any agreement or option to purchase any real estate or interest therein.

(b) Section 4.9(b)(i) of the Company Disclosure Schedules sets forth an accurate and complete description (by street address of the subject leased real property, the date of the lease, sublease, license or other occupancy right and the name of the parties thereto and, in the case of non-U.S. leased property, the relevant land title details (or similar registered property reference), if any (the “Leases”)) of all land, buildings, structures, fixtures, improvements and other interests in real property that is leased or otherwise occupied (but not owned) by any Company Entity (the “Leased Real Property”). Each Company Entity holds valid leasehold or subleasehold interests in its respective Leased Real Property, free and clear of any Encumbrances other than Permitted Encumbrances. Each Lease is legal, valid, binding, enforceable and in full force and effect. The Companies have delivered to the Buyers accurate and complete copies of (i) all Leases relating to the Leased Real Property, and in the case of any oral Lease, a summary of the material terms of such Lease and (ii) all title reports, zoning reports, surveys and title policies in the possession or control of the Company Entities with respect to the Leased Real Property. None of the Company Entities is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease. The Company Entities’ possession and quiet enjoyment of their respective Leased Real Property under such Lease has not been disturbed and, to the Knowledge of the Companies, there are no disputes with respect to such Lease. With respect to each such Lease, none of the Company Entities has exercised or given any notice of exercise of, nor has any lessor or landlord exercised or given any notice of exercise by such party of, any option, right of first offer or right of first refusal contained in any such Lease. The rental rate set forth in each Lease of the Leased Real Property is the actual rental rate being paid, and there are no separate agreements or understandings with respect thereto. Each lease of the Leased Real Property grants the tenant or subtenant under the Lease the exclusive right to use and occupy the demised premises thereunder.

(c) Except as set forth on Section 4.9(c) of the Company Disclosure Schedules, (i) the Company Entities are in possession of their respective Owned Real Property and Leased Real Property and (ii) to the Knowledge of the Companies, there are no contractual or legal restrictions that preclude or restrict the ability of any Company Entity to use such Owned Real Property or Leased Real Property for the purposes for which it is currently being used. Except as set forth on Section 4.9(c) of the Company Disclosure Schedules, none of the Company Entities has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any portion of their respective Owned Real Property or Leased Real Property.

(d) To the Knowledge of the Companies, all buildings, structures, fixtures and other improvements included in the Owned Real Property or Leased Real Property (collectively, the “Improvements”) are in material compliance with all applicable Laws. To the Knowledge of the Companies, no part of any Improvement encroaches on, or otherwise conflicts with the property rights of any Person in and to any real property not included in the Owned Real Property or Leased Real Property, and there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the Owned Real Property or Leased Real Property, or otherwise conflict with the property rights of any Company Entity. Each parcel of Owned Real Property and Leased Real Property (i) abuts on and has direct vehicular access to an improved public road or has access to an improved public road via a permanent, irrevocable, appurtenant easement improved with a road benefiting such parcel of Owned Real Property or Leased Real Property and comprising a part of the Owned Real Property or Leased Real Property and (ii) is supplied with public or quasi-public utilities and other services appropriate for the operation of the Improvement located on such parcel and the operation of the Company Entities’ businesses thereon. To the Knowledge of the Companies, there is no existing, proposed or threatened eminent domain or other public acquisition Proceeding that would result in the taking of all or any part of any Owned Real Property or Leased Real Property or that would prevent or hinder the continued use and enjoyment of any Owned Real Property or Leased Real Property as heretofore used by any Company Entity.

(e) To the Knowledge of the Companies, none of the Improvements are in any material respect not in good operating condition and repair or unsuitable for their purpose (ordinary wear and tear excepted). The Improvements are suitable for the purposes for which they are being used by the Company Entities and have been maintained in accordance with normal industry practice. The Owned Real Property and the Leased Real Property constitutes all such property used in or necessary to conduct the businesses of the Company Entities.

4.10 Intellectual Property. As of the Effective Date, the Company Entities own, free and clear of all Encumbrances other than Permitted Encumbrances, or possess a valid and enforceable license or right to use, all Intellectual Property owned or used by them (the “Company Intellectual Property”), and the consummation of the Transactions contemplated hereby will not alter or impair any such rights in any material manner. Section 4.10 of the Company Disclosure Schedules sets forth an accurate and complete list of all of the following owned by (or registered in the name of) any Company Entity: (a) patents and pending patent applications, (b) trademark and service mark registrations and pending registration applications, (c) Internet domain name registrations, (d) copyright registrations and (e) software material to the business thereof. Each item of registered Intellectual Property identified in Section 4.10 of the Company Disclosure Schedules is valid, subsisting and enforceable. The Company Intellectual Property constitutes all of the Intellectual Property necessary and sufficient for the Company Entities to operate their respective businesses as currently conducted. To the Knowledge of the Companies, since January 1, 2019, no Person has infringed or misappropriated any of the Intellectual Property owned by the Company Entities. None of the Company Entities has commenced or threatened any Proceeding, or asserted any written allegation or written claim, against any Person for infringement or misappropriation of any Intellectual Property.

None of the Company Entities is infringing or misappropriating or, since January 1, 2019 has infringed or misappropriated any other Person’s Intellectual Property. None of the Company Entities has since January 1, 2019 received written notice of any pending or threatened Proceeding or claim in which any Person alleges that any of the Company Entities, their respective businesses or the Company Intellectual Property has infringed, misappropriated or violated any Person’s Intellectual Property rights. There are no pending disputes between the Company Entities and any other Person regarding any Company Intellectual Property. Since January 1, 2019, the Company Entities have taken commercially reasonable steps to protect and maintain the confidentiality of all trade secrets and confidential business and technical information included in the Company Intellectual Property and material to the businesses of the Company Entities. The Company Systems are sufficient in all material respects for the needs of the Company Entities’ respective business as currently conducted. Since January 1, 2019, there have been no material failures or continued substandard performance which have caused any substantial disruption of the Company Systems. Since January 1, 2019, the Company Entities have used commercially reasonable efforts to provide for the security, continuity and integrity of the Company Systems. To the Knowledge of the Companies, since January 1, 2019 there have not been any unauthorized breaches of the security of any of the Company Systems or any unauthorized access of the data stored therein. The Company Entities maintain commercially reasonable policies, procedures and rules regarding data privacy, protection and security that are in material compliance with all Data Security Requirements. Since January 1, 2019, the Company Entities have not received any written or, to the Knowledge of the Companies, oral charge, challenge, complaint, claim or demand from any Person with respect to any actual or alleged incidents of security breaches or intrusions or unauthorized access, distribution, disclosure, destruction, disposal or use of any of the Company Systems or sensitive information (including trade secrets) of the Company Entities.

4.11 Contracts.

(a) Section 4.11(a) of the Company Disclosure Schedules sets forth an accurate and complete list of each Contract or group of related Contracts (in each case, other than Company Plans) to which any Company Entities is a party, which (each, a “Material Contract”):

(i) provides for any Company Entities to receive, or have received, more than $2,000,000 during the fiscal year ending December 31, 2019, or is with a Significant Customer;

(ii) provides for any Company Entities to pay, or have paid, more than $2,000,000 during the fiscal year ending December 31, 2019, or is with a Significant Supplier;

(iii) is a mortgage, indenture, capital lease, guarantee, loan or credit agreement, security agreement or other Contract relating to Indebtedness, other than accounts receivables and payables in the Ordinary Course of Business;

(iv) is a lease or sublease of any real or personal property, or that otherwise affects the ownership of, leasing of, title to, or use of, any real or personal property, including capital leases (other than personal property leases and conditional sales agreements having a value per item or aggregate payments of less than $500,000 and a term of less than one year);

(v) is a license or other Contract material to the business of the Company Entities under which (A) any Company Entity has licensed or otherwise granted rights in any Company Intellectual Property to any Person (other than non-exclusive licenses and confidentiality or non-disclosure agreements entered into in the Ordinary Course of Business) or (B) any Person has licensed or sublicensed to any Company Entity, or otherwise authorized any Company Entity to use, any Intellectual Property or any of the Company Systems (other than any end user licenses for generally available software on generally standard terms);

(vi) is an employment agreement to which any Company Entity is a party with a Key Employee, or is an agreement that provides to any current or former directors, officers, employees, individual consultants or other individual independent contractors of the Company Entities accelerated vesting, material modification or the payment of any cash or other compensation or benefits, in any case, upon the consummation of the transactions contemplated hereby;

(vii) is a collective bargaining agreement or other Contract with any labor union, works council or other labor organization;

(viii) provides for a loan or advance of any amount to any other Person, other than advances for travel and other business expenses to any director, officer, manager, employee or consultant of any Company Entity in the Ordinary Course of Business;

(ix) is a joint venture, partnership or other Contract involving any joint conduct or sharing of any business, venture or enterprise, or a sharing of profits or losses or pursuant to which any Company Entity has any ownership interest in any Person (other than the Company Entities) or real property (other than that owned by another Company Entity);

(x) provides for the acquisition or disposition by any Company Entity or any assets, business, division or product line, or capital stock or ownership interests of the Company Entities or any other Person (A) that have been entered into since January 1, 2019 or (B) pursuant to which any earn-outs or deferred or contingent purchase price obligations of any Company Entity remain outstanding;

(xi) contains any covenant limiting the right of any Company Entity to engage in any line of business or to compete (geographically or otherwise) with any Person, granting any “most favored nations,” “minimum purchase requirement,” minimum pallet position requirement, granting rights of first refusal or first offer, or similar rights or otherwise obligating, prohibiting or limiting the right of any Company Entity to make, sell or distribute any products or services;

(xii) involves payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of any Company Entity;

(xiii) is a power of attorney granted by or on behalf of any Company Entity (other than with respect to tax matters or otherwise in the Ordinary Course of Business, sample copies of which have been provided in the Data Room);

(xiv) is a written warranty, guaranty or other similar undertaking with respect to contractual performance extended by any Company Entity other than in the Ordinary Course of Business;

(xv) is a settlement, conciliation or similar agreement with respect to any pending or threatened Proceeding entered since January 1, 2019, other than settlement agreements for cash only (which has been paid) and does not exceed $250,000 as to such settlement;

(xvi) creates any Encumbrance upon any assets of any Company Entity, other than purchase money security interests in connection with the acquisition of equipment in the Ordinary Course of Business;

(xvii) is between any of the Sellers or any of the Company Entities, on the one hand, and any of their respective Affiliates (other than another Seller or another Company Entity), on the other hand;

(xviii) contains a put, call or similar right pursuant to which any Company Entity could be required to purchase or sell, as applicable, any equity interests of any Person or assets;

(xix) is with a Governmental Authority;

(xx) relates to an interest rate cap, interest rate collar, interest rate, currency or commodity derivative or hedging transaction;

(xxi) has a continuing material indemnification obligation to any Person;

(xxii) outside the Ordinary Course of Business and other than in relation to the capital expenditures set forth in the Growth Capex Plan (A) is an agreement that involves commitments to make capital expenditures or (B) which provides for the purchase of goods or services during the twelve (12)-month period from the Effective Date by the Company under which the annual expenditures or the undelivered balance of such products or services has a purchase price in excess of $500,000; and

(xxiii) is a Related Party Agreement.

(b) Except as set forth in Section 4.11(b) of the Company Disclosure Schedules, with respect to each such Contract required to be listed:

(i) the Contract is legal, valid, binding, enforceable and in full force and effect except for the Enforceability Exceptions or to the extent it expires in accordance with its terms after the Effective Date and none of the Company Entities or the Sellers has received any written notification that any party to a Material Contract intends, and to the Knowledge of the Companies, no party to a Material Contract intends to cancel, terminate, materially adversely modify, refuse to perform or renew such Material Contract;

(ii) each Company Entity and, to the Knowledge of the Companies, the other parties to the Contract, have performed all of their respective material obligations required to be performed under the Contract;

(iii) the Company Entities are, and to the Knowledge of the Companies, each other party thereto is, in material compliance with the terms and conditions of each Material Contract;

(iv) no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would constitute a breach or default by any Company Entity or, to the Knowledge of the Companies, by any other party, that would give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Equity Interests of any of the Company Entities or any of the properties or assets of any Company Entity under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under, the Contract, nor has any Company Entity given or received notice alleging the same; and

(v) the Contract is not under negotiation (nor has written demand for any renegotiation been made) and no party has repudiated any portion of the Contract.

4.12 Tax Matters. Except as set forth in Section 4.12 of the Company Disclosure Schedules:

(a) Each Company Entity has timely filed all income and other material Tax Returns that it was required to file in accordance with applicable Laws, and each such Tax Return is accurate and complete in all material respects. Each Company Entity has timely paid all Taxes shown as due on such Tax Returns. No claim has ever been made by a Governmental Authority in a jurisdiction where any Company Entity does not file a Tax Return that it is subject to taxation by that jurisdiction. No Company Entity has requested an extension of time within which to file any Tax Return which has not since been filed. The Companies have delivered to the Buyers accurate and complete copies of all income Tax Returns of the Company Entities for the years ended December 31, 2018.

(b) Each Company Entity has withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) No federal, state, local or foreign audits or other Proceedings are pending or being conducted with respect to Taxes of any Company Entity, nor has any Company Entity received any (i) written notice from any Governmental Authority that any such audit or other Proceeding is pending, threatened or contemplated or (ii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Authority against any Company Entity, with respect to any Taxes due from or with respect to any Company Entity or any Tax Return filed by or with respect to any Company Entity. The Companies have delivered to the Buyers accurate and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by any Company Entity since December 31, 2018.

(d) All Tax deficiencies that have been claimed, proposed or asserted in writing against any Company Entity have been fully paid or finally settled.

(e) No Company Entity is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar Contract or practice with respect to Taxes (other than Contracts entered into in the Ordinary Course of Business the primary purpose of which is not Taxes).

(f) No Company Entity is or has been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law), other than a group of which any Company Tax Group Parent Entity is the common parent, and no Company Entity has any Liability for Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of foreign, state or local Law), as a transferee or successor.

(g) Except for Permitted Encumbrances, there are no Encumbrances upon any properties or assets of any Company Entity arising from any failure or alleged failure to pay any Tax.

(h) Section 4.12(h) of the Company Disclosure Schedules sets forth a list of the entity classification of each Company Entity for U.S. federal and applicable state and local income tax purposes, and, unless otherwise noted on Section 4.12(h) of the Company Disclosure Schedules, each entity has had such classification at all times since January 1, 2020.

(i) No Company Entity has (i) waived any statute of limitations with respect to any Taxes of such Company Entity or agreed to any extension of time for filing any Tax Returns of such Company Entity or (ii) consented to any extension of time with respect to any of their respective Tax assessments or deficiencies, which waiver or extension of time is currently outstanding.

(j) No Company Entity is or has been a resident for Tax purposes in any jurisdiction other than the jurisdiction of its formation, or is or has had, any branch, agency, permanent establishment or other taxable presence in any jurisdiction.

(k) No Company Entity has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(l) No Company Entity has requested or received a written ruling from any Tax Authority or signed any binding agreement with any taxing authority.

(m) No Company Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date made prior to the Closing Date, (ii) “closing agreement”

as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) any investment in “United States property” within the meaning of Section 956 of the Code made prior to the Closing, and (v) any “subpart F income” (within the meaning of Section 952(a) of the Code) or “global intangible low taxed income” (within the meaning of Section 951A of the Code) with respect to the Transactions made prior to the Closing, in each case other than as a result of any restructuring, reorganization, financing or refinancing arrangements entered into at any time by or at the direction of the Buyers or any of their Affiliates in connection with the transactions contemplated hereby.

(n) No Company Entity has ever made any election(s) under Section 965 of the Code, including Section 965(h) of the Code. The Company Entities have no liability or obligation to make any remaining payments of Tax pursuant to an election under Section 965(h) of the Code by the Company Entities or any other Person.

(o) No Company has knowledge of any facts, agreements, plan or other circumstances or has taken or agreed to take any action, in each case, that would reasonably be expected to prevent or impede the AMNA Merger from qualifying for the Transaction Tax Treatment.

(p) Each Company Entity required to be registered is properly registered for the purposes of value added Taxes in any jurisdiction in which it is liable to be so registered. Each Company Entity has complied in all material respects with all tax statutes, rules, regulations, orders and directions concerning value added Taxes. Each Company Entity is not, and has not in the six years ending on the date of this Agreement been, liable to pay a penalty, surcharge, fine or interest in connection with value added Taxes.

(q) All documents which establish or are necessary to establish the title of any Company Entity to any material asset have been duly stamped and any applicable stamp duties, registration taxes, transfer taxes or similar taxes or charges in respect of such documents have been duly accounted for and paid and the entry into any Ancillary Agreements will not result in the withdrawal of relief with respect to any applicable stamp duties, registration taxes, transfer taxes or similar taxes or charges granted on or before the Closing Date.

(r) Notwithstanding anything to the contrary in this Agreement (including this Section 4.12), no representation or warranty is made with respect to depreciation methods used for any asset of the Company Entities constituting a racking structure or system of refrigeration equipment (including compressors, evaporators, ducting and other associated machinery).

4.13 Employee Benefit Matters.

(a) Section 4.13(a) of the Company Disclosure Schedules sets forth an accurate and complete list of all material Company Plans.

(b) The Companies have made available to the Buyers with respect to each material Company Plan an accurate and complete copy, to the extent applicable, of (i) the current plan document, including amendments, any related trusts, insurance Contracts, or other funding arrangements, and the most recent summary plan descriptions, including summary of material modifications (ii) a written description of the material terms of any such Company Plan that is not otherwise in writing, (iii) the three (3) most recently filed Forms 5500, including all schedules thereto, and most recent audited financial statements, and (iv) with respect to any Company Plan that is a pension plan, as defined in Section 3(2) of ERISA intended to meet the requirements of Section 401(a) of the Code (a “Qualified Plan”), the most recent determination or opinion letter issued by the IRS for each such Company Plan (or pre-approved plan upon which such Qualified Plan is based).

(c) Except as set forth on Section 4.13(c) of the Company Disclosure Schedules, no Company Plan is, and no Company Entity, since January 1, 2019 has established, maintained or contributed to, or had an obligation to establish, maintain or contribute to, and no Company Entity otherwise has any Liability under or with respect to any (i) multiemployer plan as defined in Section 3(37) of ERISA that is subject to ERISA (a “Multiemployer Plan”), (ii) defined benefit plan as defined in Section 3(35) of ERISA or other plan that is or was subject to Section 412 of the Code or Title IV of ERISA (a “Title IV Plan”), (iii) multiple employer plan as defined in Section 413(c) of the Code or (iv) plan that is an “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. Except as required by the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code or any similar applicable Law and except for coverage for which the applicable recipient pays the full premium cost, no Company Entity provides and no Company Plan provides health or welfare benefits to any retired or former employee, or their beneficiaries or dependents, nor is any Company Entity obligated to provide health or welfare benefits to any employee following such employee’s retirement or other termination of service. No Company Entity has any Liability with respect to any Multiemployer Plan, Title IV Plan, multiple employer plan as defined in Section 413(c) of the Code or “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, by reason of presently or within the past six years being considered a single employer under Section 414(b), (c), (m) or (o) of the Code with any other Person.

(d) Each Company Plan has been established, maintained, operated, funded and administered in all material respects in accordance with its terms and applicable Law. There are no Proceedings, disputes or claims (other than routine claims for benefits) pending or, to the Knowledge of the Companies, threatened with respect to any Company Plan.

(e) All contributions and/or premium payments to any Company Plan that are due have been made within the time periods, if any, prescribed by ERISA and the Code, and all contributions, payments, distributions, and reimbursements for any period ending on or before the Closing Date that are not yet due have been made to each such Company Plan or accrued in accordance with any applicable accounting requirements.

(f) No non-exempt transaction prohibited by Section 406 of ERISA and no non-exempt “prohibited transaction” under Section 4975 of the Code has occurred, or to the Knowledge of the Companies, is reasonably expected to occur, with respect to any Company Plan that would reasonably be expected to result in material Liability to any Company Entities. No Company Entity has any material Liability to the IRS with respect to any Company Plan for excise Taxes imposed under chapter 43 of the Code.

(g) Each Qualified Plan of the Company Entities has received a favorable determination or opinion letter from the IRS that it is qualified under Section 401(a) of the Code and that its related trust is exempt from federal income Tax under Section 501(a) of the Code. To the Knowledge of the Companies, no event has occurred or circumstance exists that could reasonably be expected to give rise to disqualification or loss of Tax-exempt status of any such Qualified Plan or trust.

(h) Except as expressly contemplated by this Agreement or as set forth on Section 4.13(h) of the Company Disclosure Schedules, the consummation of the Transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not cause the accelerated vesting, funding, payment or delivery of, result in the forfeiture or increase the amount or value of any payment or benefit under or in connection with any Company Plan or otherwise with respect to, any director, officer, employee of any Company Entity, or former director, former officer or former employee of any Company Entity, or result in the limitation of or restriction of the right of any Company Entity to merge, amend or terminate any Company Plan.

(i) All Company Plans that are or have since January 1, 2008 been considered “nonqualified deferred compensation plans” within the meaning of Section 409A of the Code and associated Treasury Department regulations (i) have been operated in good faith compliance with Section 409A of the Code and associated Internal Revenue Service and Treasury Department guidance since January 1, 2008 and (ii) are in documentary and operational compliance with Section 409A of the Code and associated Internal Revenue Service and Treasury Department guidance. No Company Entity is required to “gross up,” indemnify or otherwise compensate any individual because of the imposition of any Tax resulting from a violation of Section 409A of the Code.

(j) Each Company Entity and each Company Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Company Health Plan”) is currently in material compliance with the applicable provisions of the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all applicable regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”). To the Knowledge of the Companies, no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company Entities or any Company Health Plan to any material penalties or excise taxes under Sections 4980D or 4980H of the Code.

(k) No amounts paid or payable by any Company Entity as a result of the execution of this Agreement or the consummation of the Transactions (either alone or together with any other event) will be a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of foreign, state or local Law), nor will any Company Entity be required to “gross up,” indemnify or otherwise compensate any individual because of the imposition of any Tax under Section 4999 of the Code (or any corresponding provision of foreign, state or local Law) on any such “parachute payment”.

(l) To the Knowledge of the Companies, none of the employees or former employees of the Company Entities have any right to benefits under or in relation to an occupational pension scheme which are not “old-age, invalidity or survivors’ benefits” (as referred to in Article 4(a) of the EU Acquired Rights Directive 2001/23/EC and any local Laws implementing such Law).

(m) The Company Entities operating in Poland: (i) are in the course of implementing Employee Capital Plans (Pracownicze Plany Kapitałowe “PPK”) in accordance with mandatory legislation; and (ii) have at all times maintained a social fund (zakładowy fundusz świadczeń socjalnych), where applicable, in accordance with applicable Law.

4.14 Employment and Labor Matters.

(a) Except as set forth on Section 4.14(a) of the Company Disclosure Schedules, no Company Entity is a party to or bound by any collective bargaining agreement with any labor union, works council or other labor organization, nor is any such Contract currently being negotiated by the Company or any of its Subsidiaries. To the Knowledge of the Companies, there are and were no union organizing or election activities made or threatened at any time since January 1, 2019, by or on behalf of any union, works council, or other labor organization with respect to any employees of any Company Entity. Except as set forth on Section 4.14(a) of the Company Disclosure Schedules, there is no union, works council or other labor organization which must be notified, consulted or with which negotiations need to be conducted by any Company Entity in connection with the Transactions contemplated by this Agreement. Since January 1, 2019, no union, employee organization or group of employees of any Company Entity has made a pending demand for recognition and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Companies, threatened to be brought or filed, with the National Labor Relations Board.

(b) Since January 1, 2019, no Company Entity has experienced any labor strike, picketing, slowdown, lockout, work stoppage or other material labor dispute, nor to the Knowledge of the Companies is any such action currently threatened.

(c) Except as set forth on Section 4.14(c) of the Company Disclosure Schedules, there are no material Proceedings pending or, to the Knowledge of the Companies, threatened against any Company Entity relating to the alleged violation by the Company Entities of any Law pertaining to labor relations or employment matters. Each Company Entity is, and since January 1, 2019 has been, in material compliance with all applicable Laws and Judgments relating to labor and employment, including, without limitation, those Laws respecting employment practices, equal employment opportunity, wages and hours, terms and conditions of employment, employment standards, labor relations, unemployment insurance and benefits, workers compensation, workplace/occupational safety and health, layoffs, mass layoffs and plant closings, discrimination, harassment, retaliation, privacy, immigration (including Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder), disability rights, leaves of absence and vacation accrual and payout and temporary workers and no Company Entity is currently subject to any material investigation, audit, charge, citation, penalty, assessment or similar action by a Governmental Authority with respect to such labor and employment Laws. Except as could not result in material Liability for the Company Entities taken as a whole, (i) each Company Entity has timely paid all wages, salaries, wage premiums, commissions, bonuses, and any other compensation that has come due and payable to its current and former employees and other services providers under applicable Law, Contract or Company Plans, and (ii) all individuals who have provided services to any Company Entities as independent contractors since January 1, 2019 have been properly classified as independent contractors for purposes of all applicable Laws.

(d) Since January 1, 2019, no Company Entity has implemented any plant closing or layoff of employees that triggered the notice requirements of the Worker Adjustment and Retraining Notification Act of 1988, or any similar foreign, state or local Law (“WARN Act”).

4.15 Environmental, Health and Safety Matters.

(a) Each Company Entity is, and since January 1, 2019 has been, in compliance in all material respects with all Environmental Laws. Without limiting the generality of the foregoing, since January 1, 2019, each Company Entity and its respective Affiliates have obtained and complied with all Governmental Authorizations that are required pursuant to Environmental Laws for the occupation of their facilities and the operation of their businesses in all material respects and prepared and implemented all plans and made all filings required for compliance in all material respects with Environmental Laws.

(b) Except as has been fully resolved, no Company Entity has received any written notice, report or other communication or information regarding (i) any actual, alleged or potential violation of, or failure to comply with, any Environmental Law or (ii) any Liability or potential Liability, including any investigatory, remedial or corrective obligation, relating to any Company Entity or any Owned Real Property or any Leased Real Property or other property or facility currently or previously owned, leased, operated or controlled by any Company Entity arising under any Environmental Law, which violation, failure to comply or Liability is or would be material.

(c) No Hazardous Material, contamination, landfill, surface impoundment, disposal area, underground storage tank, groundwater monitoring well, drinking water well or production water well for which any Company Entity has, or would have, material Liabilities under any Environmental Law is present or has ever been present at any Owned Real Property or any Leased Real Property or other property or facility currently or previously owned, leased, operated or controlled by any Company Entity.

(d) No Company Entity has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, generated, manufactured, distributed, exposed any Person to or released any Hazardous Material, or owned or operated any property or facility contaminated by any Hazardous Material, in a manner that has given rise to or would give rise to, any material Liability (including any material Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage or natural resources damage) pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Solid Waste Disposal Act, or any other Environmental Law.

(e) No Company Entity has, either expressly or by operation of Law, assumed, undertaken, provided an indemnity with respect to or otherwise become subject to any material Liability, including any material obligation for corrective or remedial action, of any other Person relating to any Environmental Law.

(f) The Companies have delivered to the Buyers accurate and complete copies of all environmental reports, investigations and audits possessed or initiated by any Company Entity that were obtained from or submitted to any Governmental Authority or any other third party (or conducted by or on behalf of any Company Entity) since January 1, 2019 (or, to the Knowledge of the Companies, earlier) relating to the Company Entities or any properties and facilities currently or previously owned, leased, operated or controlled by any Company Entity.

(g) Neither this Agreement nor the consummation of any of the Transactions contemplated by this Agreement will result in any material obligation for site investigation or cleanup, or Consent or Governmental Authorization of, notice to, or filing or registration with, any Governmental Authority or other Person, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

4.16 Compliance with Laws, Judgments and Governmental Authorizations; Permits.

(a) Each Company Entity is in compliance in all material respects with, and no Company Entity has since January 1, 2019 violated in any material respect, any Laws, Judgments or Governmental Authorizations applicable to it or to the conduct of its business or the ownership or use of any of its properties or assets. No Company Entity has received at any time since January 1, 2019 any notice or other communication from any Governmental Authority regarding any actual, alleged or potential violation of, or failure to comply with, any applicable Law, Judgment or Governmental Authorization in any material respect or any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization, in each case, other than results of routine inspections and any modifications that have been required in connection therewith, all of which have been implemented in all material respects.

(b) All material Governmental Authorizations held by the Company Entities are valid, binding, and in full force and effect and each Company Entity is in material compliance with such Governmental Authorizations. None of the Company Entities is in default under, and no condition exists that, with notice or lapse of time or both, would constitute a default under, any material Governmental Authorizations. None of the material Governmental Authorizations will be terminated or impaired, or become terminable, in whole or in part, as a result of the Transactions contemplated by this Agreement. Each Company Entity has taken all necessary action to maintain each material Governmental Authorization and no loss or expiration of any material Governmental Authorization is pending, threatened or reasonably foreseeable (other than expiration upon the end of any term). The Governmental Authorizations held by the Company Entities collectively constitute all of the material Governmental Authorizations necessary to permit each Company Entity to conduct its businesses lawfully in the manner in which it currently conducts such businesses and to permit each Company Entity to own and use its respective assets in the manner in which it currently owns and uses such assets.

(c) Section 4.16(c) of the Company Disclosure Schedules sets forth an accurate and complete list of all Judgments to which any Company Entity, or any of the properties or assets owned or used by any Company Entity, is or has been subject since January 1, 2019. To the Knowledge of the Companies, no director, officer, employee or agent of any Company Entity is subject to any Judgment that prohibits such director, officer, employee or agent from engaging in or continuing any conduct, activity or practice relating to the business of any Company Entities.

(d) Except as set forth in Section 4.16(d) of the Company Disclosure Schedules, since January 1, 2019, no Company Entity, to the Knowledge of the Companies, nor any trustee, officer, agent, or employee of any Company Entity has directly or, to the Knowledge of the Companies, indirectly (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or, to the Knowledge of the Companies, indirect unlawful payment to any foreign or domestic government official or employee or any other Person from corporate funds, (iii) taken any action that would result in a material violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar and applicable anti-corruption or anti-bribery Law (collectively, “Anti-Corruption Laws”) or (iv) made, paid, offered, promised or received any bribe, rebate, payoff, influence payment, facilitation payment, kickback or other improper or corrupt payment in material violation of any applicable Laws.

(e) Except as set forth in Section 4.16(e) of the Company Disclosure Schedules, since January 1, 2019, no Company Entity, nor to the Knowledge of the Companies, any trustee, director, officer, agent, employee of any Company Entity, is or has been at any time the subject or target of any sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department or any other relevant Governmental Authority in any jurisdiction where any Company Entity conducts business, (“Economic Sanctions”) and has not made any sales to or engaged in business activities with or for the benefit of, and will not use any amounts payable under this Agreement for the purposes of financing the activities of any persons that are the subject or target of Economic Sanctions, or countries that are the target of U.S. comprehensive economic sanctions including Iran, Cuba, North Korea, Syria and the Crimea region of Ukraine.

(f) Since January 1, 2019, no Company Entity, nor to the Knowledge of the Companies, any trustee, director, officer, agent, employee of any Company Entity, is or has been in material violation of applicable Ex-Im Laws. Since January 1, 2019, no Company Entity has received from any Governmental Authority or any other Person any written notice, inquiry, or internal or external allegation, or made any voluntary or involuntary disclosure to a Governmental Authority or conducted any internal investigation or audit concerning any actual or potential material violation or wrongdoing, in each case of this Section 4.16 related to Economic Sanctions, Ex-Im Laws or Anti-Corruption Laws.

(g) Since January 1, 2019, each Company Entity has implemented, maintained and enforced effective controls that are sufficient to provide reasonable assurances that material violations of Economic Sanctions, Ex-Im Laws or Anti-Corruption Laws will be prevented, detected and deterred.

(h) The Company Entities possess all material permits required to lawfully conduct their respective businesses as now conducted pursuant to applicable Law and to own and use their respective properties and assets in the manner in which such properties and assets are currently owned and used and all such permits are valid and in full force and effect and, to the Knowledge of the Companies, there currently are no threatened suspension or cancellation thereof, except as have not been and would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities. All fees and charges with respect to such permits as of the execution and delivery hereof have been paid in full, and, to the Knowledge of the Companies, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such permit, except, in each case, as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities.

4.17 Legal Proceedings. Section 4.17 of the Company Disclosure Schedules sets forth an accurate and complete list of all pending Proceedings (a) by or against any Company Entity or (b) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions contemplated by this Agreement or (c) that would reasonably be likely to result in liability to the Company Entities in any such Proceeding of $50,000 or more. Since January 1, 2019, there has been no other Proceeding pending against or, to the Knowledge of the Companies, threatened against any of the Company Entities or any of their respective businesses, properties or assets at Law or in equity, except as set forth on Section 4.17 of the Company Disclosure Schedules.

4.18 Customers. Section 4.18 of the Company Disclosure Schedules sets forth an accurate and complete list of the names of the top thirty (30) customers, by actual revenue received from such customer (each, a “Significant Customer”), that ordered goods or services from the Company Entities during the twelve (12) month period ended on the date of the Balance Sheet, and the amount for which each such customer was invoiced during such period. No Company Entity has received any written or, to the Knowledge of the Companies, oral notice that a Significant Customer has and, to the Knowledge of the Companies, no Significant Customer has threatened to: (A) terminate, cancel, or not renew its Contract with the Company Entities, or cease using the products, goods or services of the Company Entities; (B) substantially reduce or limit the use of products, goods or services of the Company Entities, including in each case, after the consummation of the Transactions contemplated by this Agreement; or (C) renegotiate its business relationship with the Company Entities resulting in a reduction in pricing for such Significant Customer.

4.19 Suppliers. Section 4.19 of the Company Disclosure Schedules sets forth an accurate and complete list of the names of the top ten (10) suppliers, by amounts paid to such supplier (each, a “Significant Supplier”), that supplied goods or services to the Company Entities during the twelve (12) month period ended on December 31, 2019, and the amount for which each such supplier invoiced the Company Entities during such period. No Company Entity has received any written or, to the Knowledge of the Companies, oral notice that a Significant Supplier has and, to the Knowledge of the Companies, no Significant Supplier has threatened to: (A) terminate, cancel, or not renew its Contract with the Company Entities, or cease providing the products, goods or services to the Company Entities; (B) substantially reduce or limit the production of products, goods or services to the Company Entities, including in each case, after the consummation of the Transactions contemplated by this Agreement; or (C) renegotiate its business relationship with the Company Entities resulting in an increase in pricing for the Company Entities.

4.20 Insurance. Section 4.20 of the Company Disclosure Schedules sets forth an accurate and complete list of all insurance policies (other than Company Plans) maintained by the Company Entities (the “Insurance Policies”). Each Insurance Policy is legal, valid, binding and enforceable, and in full force and effect. All premiums due and payable under such Insurance Policies have been paid and each Company Entities is otherwise in compliance in all material respects with the terms thereof. No Company Entity has received notice of and, to the Knowledge of the Companies, there is no threatened, termination or non-renewal of, or material premium increase with respect to, any such Insurance Policy. No notice of cancellation, termination, dispute or denial of coverage for any material claim has been received with respect to any Insurance Policy. The Insurance Policies conform to any contractual requirements of the Company Entities.

4.21 Related Party Transactions. Except as set forth on Section 4.21 of the Company Disclosure Schedules, no Related Party (a) has any interest in any property (real, personal or mixed and whether tangible or intangible) used or held for use in the businesses, activities or operations of the Company Entities or (b) is a party to any Contract (except for employment agreements and related compensation arrangements entered into in the Ordinary Course of Business and on substantially arm’s-length terms) with any Company Entity (collectively, the “Related Party Agreements”).

4.22 Brokers or Finders. Except as set forth on Section 4.22 of the Company Disclosure Schedules, whose fees shall be paid by the Sellers, no Company Entity, nor any Person acting on behalf of any Company Entity, has incurred, directly or indirectly, any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the Transactions contemplated by this Agreement.

4.23 Food Matters.

(a) Each Company Entity is and has been in compliance in all material respects with all applicable Food Laws and has not engaged in any conduct considered a prohibited act under the Food Laws.

(b) There has been no presence, release of or exposure to any food contaminants or adulterants, food poisoning or sickening, pests, mold or microbial agents, foreign objects, nor any recalls, facility shutdowns, misbranding, mislabeling or other food-related conditions with respect to any Company Entities, including its facilities, businesses or products, that has given or would give rise to Food Claims, Liabilities or obligations of the Company Entities under Food Laws. No Company Entity, since January 1, 2019 or at any time if unresolved, received or been subject to any Food Claim or other enforcement action, report, investigation, demand letter, or notice of Liability under or related to any Food Law.

4.24 Data Protection.

(a) Since January 1, 2019, each Company Entity has complied in all material respects with all applicable requirements of the Data Protection Legislation, including in respect of data transfers outside the European Economic Area.

(b) Since January 1, 2019, to the Knowledge of the Companies, no written notice alleging non-compliance with the Data Protection Legislation (including any enforcement notice, transfer prohibition notice or monetary penalty notice) has been received by any Company Entity from any Data Protection Authority.

(c) Since January 1, 2019, no Company Entity has been sanctioned by any Data Protection Authority or Government Authority, or ordered to pay any compensation to individuals as a result of any systemic breach, or any material breach of the Data Protection Legislation in relation to the Business, and, to the Knowledge of the Companies, no dispute, enquiry, control or audit by any Data Protection Authority in relation to the Business is currently pending.

(d) Since January 1, 2019, each Company Entity existing under the laws of the Grand-Duchy of Luxembourg has complied in all material respects with all applicable requirements of the RBE Law.

(e) Each Company Entity that is required to be registered under applicable Data Protection Legislation with the applicable regulator in its jurisdiction of incorporation for the processing of data has been so registered.

4.25 Insolvency. No Company Entity has taken any voluntary action for the winding up, liquidation, dissolution or reorganization of such Company Entity, or for the appointment of a receiver, administrator, or administrative receiver, trustee, or similar officer of its business or assets. To the Knowledge of the Companies, no order has been made or petition presented for the winding up of any Company Entity or for the appointment of an administrator, receiver, liquidator or provisional liquidator to the Company Entity.

4.26 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND IN THE ANCILLARY AGREEMENTS, THE COMPANIES MAKE NO OTHER REPRESENTATIONS OR WARRANTIES, AND THE COMPANIES HEREBY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY THE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES OF ANY COMPANY ENTITY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE BUYERS OR THE BUYERS’ REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYERS

The Buyers represent and warrant to the Sellers that the statements set forth in this Article V are true and correct as of the Effective Date and as of the Closing Date, except as set forth in the Buyer REIT SEC Documents (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosures of risks or other matters included in any “forward-looking statements” disclaimer) and except as set forth on the applicable section of the Buyer Disclosure Schedules.

5.1 Formation and Good Standing. Each of the Buyers is (a) duly formed, validly existing and in good standing (to the extent such concept is applicable in such Buyer’s jurisdiction of formation) under the Laws of the jurisdiction of its formation, (b) has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as now conducted and (c) is duly qualified and in good standing (to the extent such concept is applicable in the relevant jurisdiction) to transact business in each jurisdiction in which the ownership or leasing of its properties or the present or proposed conduct of its business makes such qualification necessary, except where failures to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to materially and adversely affect such Buyer’s ability to consummate the Transactions.

5.2 Authority and Enforceability. Each Buyer has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each Buyer, its performance hereunder and the consummation of the Transactions have been duly and validly authorized by all necessary action on the part of such Buyer. This Agreement has been duly executed and delivered by each Buyer and, assuming due execution and delivery by the other parties hereto, constitutes a valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms and conditions, except as the same may be limited by the Enforceability Exceptions.

5.3 Noncontravention. Subject to the provisions of Section 5.4, the execution and delivery of this Agreement by each Buyer does not, and such Buyer’s performance hereunder and the consummation of the Transactions shall not, (a) violate any provisions of the Organizational Documents of such Buyer, (b) violate or constitute a breach of or default under (with notice or lapse of time, or both), or permit termination, modification or acceleration under, any Contract to which such Buyer is party or by which such Buyer’s assets are bound, except where such violations, breaches, defaults, terminations, modifications and accelerations would not, individually or in the aggregate, reasonably be expected to materially and adversely affect such Buyer’s ability to consummate the Transactions, or (c) violate any Law applicable to such Buyer or any Judgment of any Governmental Authority to which such Buyer is subject, except where such violations would not, individually or in the aggregate, reasonably be expected to materially and adversely affect such Buyer’s ability to consummate the Transactions.

5.4 Consents and Governmental Authorizations. The execution and delivery by each Buyer of this Agreement, such Buyer’s performance hereunder and the consummation of the Transactions do not require (a) any Consent under any Contract to which such Buyer is party or by which such Buyer’s assets are bound, except where failures to obtain such Consents would not, individually or in the aggregate, reasonably be expected to materially and adversely affect such Buyer’s ability to consummate the Transactions, or (b) any Governmental Authorization where failure to obtain such Governmental Authorization would not, individually or in the aggregate, reasonably be expected to materially and adversely affect such Buyer’s ability to consummate the Transactions.

5.5 Litigation. There is no Proceeding pending or, to the knowledge of the Buyers, threatened, at law or in equity or before any Governmental Authority which challenges the validity of this Agreement or which could reasonably be expected to have a material adverse effect on any Buyer’s ability to consummate the Transactions.

5.6 Investment Entirely for Own Account. The acquisition by the Buyers of the Equity Interests of the Companies contemplated under this Agreement is being made for each applicable Buyer’s own account and not with a view to the resale or distribution of all or any part thereof in a transaction that would violate the Securities Act or any applicable securities Laws; it being understood that the Buyers may transfer such securities among Subsidiaries of Buyer REIT. No Buyer will sell, convey, transfer or offer for sale any of the Equity Interests of the Companies, except upon compliance with the Securities Act (as applicable) and any other applicable securities Laws or pursuant to an exemption therefrom.

5.7 Brokers and Finders. Except for Citigroup Global Markets Inc., whose fees shall be paid by the Buyers, no agent, broker, investment banker, intermediary, finder or firm acting on behalf of any Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the execution and delivery of this Agreement, any Buyer’s performance hereunder or the consummation of the Transactions.

5.8 Financial Ability.

(a) On or prior to the date of this Agreement, Buyer has delivered to Sellers true, complete and correct copy of a fully executed debt commitment letter, together with any related fee letter (with only the fee amount, economic flex and certain other economic terms redacted in a customary manner (none of which could reasonably be expected to adversely affect conditionality, enforceability or termination provisions of the Debt Commitment Letter or reduce the aggregate principal amount of the debt financing contemplated thereunder (the “Debt Financing”))), dated as of the date of this Agreement, by and among the Debt Financing Sources named therein and Buyer, providing for debt financing as described therein (together, including all exhibits, schedules and annexes, the “Debt Commitment Letter”), pursuant to which, upon the terms and subject to the conditions set forth therein, each of the Debt Financing Sources named therein has agreed, severally but not jointly, to lend the amounts set forth therein, for the purpose of financing the Transactions. As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and constitutes the valid, binding and enforceable obligation of Buyer and, to the knowledge of Buyer, the other parties thereto, enforceable in accordance with its terms, in each case, subject to the Enforceability Exceptions. There are no conditions precedent related to the funding of the full amount of the Debt Financing contemplated by the Debt Commitment Letter, other than the conditions precedent set forth in the Debt Commitment Letter (such conditions precedent, the “Debt Financing Conditions”).

(b) As of the date of this Agreement, the Debt Commitment Letter has not been amended or modified in any manner, and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect by Buyer or, to the knowledge of Buyer, any other party thereto, and no such termination, reduction, withdrawal or rescission is contemplated by Buyer or, to the knowledge of Buyer, any other party thereto, other than to add lenders, lead arrangers, bookrunners, syndication agents or other similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement. As of the date of this Agreement, assuming the conditions set forth in Article VII will be satisfied, Buyer has no reason to believe that (i) any of the Debt Financing Conditions will not be satisfied on or prior to the Closing Date or (ii) the Debt Financing contemplated by the Debt Commitment Letter will not be available to Buyer on the Closing Date.

(c) As of the date of this Agreement, Buyer is not in default or breach under the terms and conditions of the Debt Commitment Letter. As of the date of this Agreement, there are no side letters, understandings or other agreements or arrangements affecting the availability of the full amount of the Debt Financing to which Buyer or any of its Affiliates is a party, other than those set forth in the Debt Commitment Letter and the fee letter related to the Debt Commitment Letter delivered to the Sellers pursuant to Section 5.8(a). Buyer or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees and amounts required by the Debt Commitment Letter to be paid on or prior to the date of this Agreement.

(d) Assuming the satisfaction of all of the conditions set forth in Article VII, the Buyers will have at the Closing all funds necessary to (i) pay at Closing the payments set forth in Section 2.2b) and the other payments under Article II when they become due and payable, (ii) pay any and all the fees and expenses required to be paid by the Buyers and, following the Closing, the Company Entities in connection with the Transactions, (iii) pay for any refinancing of any outstanding Indebtedness of any Company Entity contemplated by the Transactions and (iv) satisfy all of the other payment obligations of the Buyers and, following the Closing, the Company Entities contemplated hereunder. The Buyers affirm that it is not a condition to the Closing or to any of its other obligations under this Agreement that the Buyers obtain financing for or related to any of the Transactions contemplated hereby.

5.9 Solvency. As of the Closing, (a) assuming that the conditions to the obligation of the Buyers to consummate the Closing set forth in Article VII have been satisfied or waived, (b) compliance by the Companies with the covenants contained in this Agreement and the other Ancillary Agreements to which the Companies are a party and (c) that the most recent financial forecasts of the Company Entities made available to the Buyers have been prepared in good faith based upon assumption that were and continue to be reasonable, then immediately following the Closing and after giving effect to all of the Transactions contemplated by this Agreement, the payment of the aggregate consideration to which the Sellers are entitled under Article II, funding of any obligations of the Company Entities which become due or payable by the Company Entities in connection with, or as a result of, the Closing and payment of all related fees and expenses, the Company Entities, taken as a whole, will not: (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other Liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable Liability on its existing debts, including contingent and other Liabilities, as they mature), (ii) have unreasonably small capital for the operation of the businesses in which it is engaged or (iii) have incurred debts, or be expected to incur debts, including contingent and other Liabilities, beyond its ability to pay them as they become due.

5.10 Status of Equity Consideration. The issuance of the Issued Buyer REIT Shares has been duly authorized by all necessary organizational action. When issued at the Closing as provided in this Agreement, the Issued Buyer REIT Shares will be validly issued, fully paid and non-assessable, and in each case will not be subject to preemptive rights of any other stockholder of Buyer REIT and will effectively vest in Seller Holdings good title to the Issued Buyer REIT Shares, free and clear of all Encumbrances, except restrictions imposed by the Securities Act, the Registration Rights Agreement, the Lock-Up Agreement and the other Organizational Documents of Buyer REIT and any applicable state securities laws.

5.11 Buyer REIT SEC Documents and Financial Statements. Buyer REIT has filed or furnished (as applicable) with the SEC all forms, reports, schedules, statements, certifications, and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2019 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed by Buyer REIT with the SEC, as have been amended or supplemented since the time of their filing, collectively, the “Buyer REIT SEC Documents”). As of their respective filing dates (or dates of amendment or supplement), the Buyer REIT SEC Documents: (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. All of the audited financial statements and unaudited interim financial statements of Buyer REIT included or incorporated by reference (including the related notes and schedules) in the Buyer REIT SEC Documents (collectively, the “Buyer REIT Financial Statements”), (i) have been prepared from the books and records of Buyer REIT and its Subsidiaries (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act), and (iii) fairly present, in all material respects, the consolidated financial position and the results of operations and cash flows of Buyer REIT and its consolidated Subsidiaries as of the times and for the periods referred to therein. Other than the Buyer OP, as of the Effective Date, no Subsidiary of Buyer REIT is separately subject to the periodic reporting requirements of the Exchange Act. To the Knowledge of the Buyers, none of the Buyer REIT SEC Documents is as of the Effective Date the subject of ongoing SEC review, and as of the Effective Date, Buyer REIT has not received any comments from the SEC with respect to any of the Buyer REIT SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the Effective Date as to any matters affecting Buyer REIT which has not been adequately addressed.

5.12 Internal Controls; Sarbanes-Oxley Act. Since January 1, 2019, Buyer REIT has designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (1) transactions are executed only in accordance with management’s authorization and (2) transactions are recorded as necessary to permit preparation of the financial statements of the Buyers and to maintain accountability for the assets of the Buyers. Since January 1, 2019, Buyer REIT (i) has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Buyer REIT in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Buyer REIT’s management as appropriate to allow timely decisions regarding required disclosure and (ii) to the Knowledge of the Buyers, has disclosed to Buyer REIT’s auditors and the audit committee of the board of directors of Buyer REIT (and made summaries of such disclosures available to the Seller) (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, in each case that are reasonably likely to adversely affect in any material respect to Buyer REIT’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer REIT’s internal controls over financial reporting.

5.13 Capitalization and Ownership.

(a) The authorized capital stock of Buyer REIT consists of (i) 325,000,000 Buyer REIT Shares and (ii) 25,000,000 preferred shares of beneficial interest, $.01 par value per share (“Buyer REIT Preferred Shares”). As of the Effective Date: (A) 203,687,303 Buyer REIT Shares were issued and outstanding, (B) no Buyer REIT Preferred Shares were issued and outstanding, and (C) 6,513,528 Buyer REIT Shares remained available for issuance in connection with future grants of Buyer REIT equity awards.

(b) The Buyer REIT Shares are duly authorized, validly issued and fully paid and non-assessable, were issued in compliance with all applicable Laws and were not issued in violation or breach of any Contract to which Buyer REIT is a party or subject or any right of rescission, right of first refusal or preemptive right. Except as set forth on Section 5.14(b) of the Buyer Disclosure Schedules, all of the outstanding Equity Interests of Buyer REIT’s Subsidiaries are owned of record and beneficially by Buyer REIT or one of its Subsidiaries, free and clear of all Encumbrances other than restrictions under federal and state securities laws.

(c) Section 5.13(c)(i) of the Buyer Disclosure Schedules sets forth for each of Buyer REIT’s Subsidiaries (i) its name and jurisdiction of incorporation or organization and (ii) the number of issued and outstanding shares of capital stock or other Equity Interests and the record and beneficial owners thereof, in each case, as of the Effective Date. Except as set forth on Section 5.13(c)(i) of the Buyer Disclosure Schedules, neither Buyer REIT nor any of its Subsidiaries owns, directly or indirectly, any stock, partnership interest, joint venture or other equity investment or interest in any Person other than Buyer REIT’s Subsidiaries.

(d) Except for this Agreement and as set forth in Section 5.13(d) of the Buyer Disclosure Schedules, (i) there are no Equity Interests of any class of Buyer REIT or any of its Subsidiaries, or any security convertible into, exchangeable into or exercisable for such shares of beneficial interest, shares of capital stock or other Equity Interests, authorized, issued, reserved for issuance or outstanding; (ii) there are no options, warrants, equity securities, calls, rights, any rights to subscribe for or to purchase or redeem, or any agreements, for the issuance (contingent or otherwise) of, or any calls against, commitments by or claims against, shares of beneficial interest, shares of capital stock or other Equity Interests of Buyer REIT or any of its Subsidiaries; (iii) there are no Contracts to which Buyer REIT or any of its Subsidiaries is a party or is bound obligating Buyer REIT or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional Buyer REIT Shares or other Equity Interests of Buyer REIT or any of its Subsidiaries; or (iv) there are no securities or rights convertible into or exchangeable or exercisable for, or giving any Person a right to subscribe for or to acquire any such shares or other Equity Interests of Buyer REIT or any of its Subsidiaries, or obligating Buyer REIT or any of its Subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or Contract. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Buyer REIT or any of its Subsidiaries. Other than this Agreement and the Organizational Documents of Buyer REIT and each of its Subsidiaries, there are no Contracts to which Buyer REIT or any of its Subsidiaries are a party or by which Buyer REIT or any of its Subsidiaries are bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act or any foreign securities Law, or the sale or transfer (including Contracts imposing transfer restrictions) of any shares of capital stock or other Equity Interests of Buyer REIT or any of its Subsidiaries. No holder of Indebtedness of Buyer REIT or any of its Subsidiaries has any right to convert or exchange such Indebtedness for any equity securities or other securities of Buyer REIT or any of its Subsidiaries. No holder of Indebtedness of Buyer REIT or any of its Subsidiaries has any rights to vote for the election of directors of Buyer REIT or any of its Subsidiaries, or to vote on any other matter solely as a right of holding such Indebtedness.

(e) There are no dividends which have accrued or been declared but are unpaid on the Equity Interests of Buyer REIT.

(f) Except as set forth in Section 5.13(f) of the Buyer Disclosure Schedules, Buyer REIT has not exempted any “Person” from the “Ownership Limit” or established or increased an “Excepted Holder Limit”, as such terms are defined in the Buyer REIT Charter, which exemption or Excepted Holder Limit is currently in effect, other than such exemptions granted or “Excepted Holder Limits” established or increased in order to provide a retroactive exemption of transfers with respect to a “Person” who is a mutual fund or other non-activist institutional investor (in each case, which meets the qualifications for the filing of a Schedule 13G under the Exchange Act with respect to Buyer REIT Shares held by it) in the ordinary course of business consistent with past practice.

5.14 No Undisclosed Liabilities. Neither Buyer REIT nor any of its Subsidiaries has any material Liabilities (whether or not the subject of any other representation or warranty hereunder), except for (a) Liabilities specifically reflected on the Buyer REIT Financial Statements, (b) Liabilities incurred in the ordinary course of business consistent with past practice after June 30, 2020, (c) the expenses of the Buyers related to the negotiation, execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby and thereby, (d) Liabilities reflected on Section 5.14 of the Buyer Disclosure Schedules and (e) Liabilities under any Contracts pursuant to which Buyer REIT or any of its Subsidiaries have any executory obligations (excluding obligations in excess of $250,000 resulting from breach or default thereunder).

5.15 Absence of Certain Changes and Events. Since June 30, 2020, Buyer REIT and each of its Subsidiaries has conducted its business in the ordinary course of business consistent with past practice and there has not been any Buyer Material Adverse Effect or any event, occurrence, fact, circumstance, condition or change that has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

5.16 Real Property.

(a) Buyer REIT and each of its Subsidiaries has good and marketable indefeasible fee simple title to the material real property in which it has an ownership interest (together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto), free and clear of any Encumbrances other than Permitted Encumbrances.

(b) Buyer REIT and each of its Subsidiaries hold valid leasehold or subleasehold interests in the material real property that it leases or otherwise occupies (but does not own), free and clear of any Encumbrances other than Permitted Encumbrances. Each lease, sublease, license or other occupancy right held by Buyer REIT and its Subsidiaries in such real property is legal, valid, binding, enforceable and in full force and effect.

5.17 Assets. Buyer REIT and each of its Subsidiaries have good, marketable and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of the properties and assets, tangible or intangible, used in or necessary to conduct of their business as conducted by them, free and clear of any Encumbrances other than Permitted Encumbrances. The property and assets of Buyer REIT and each of its Subsidiaries constitute all of the assets necessary to conduct their operations in the ordinary course of business consistent with past practice.

5.18 Tax Matters. Except as set forth in Section 5.18 of the Buyer Disclosure Schedules:

(a) Buyer REIT and each of its Subsidiaries has timely filed all income and other material Tax Returns that it was required to file in accordance with applicable Laws, and each such Tax Return is accurate and complete in all material respects. Buyer REIT and each of its Subsidiaries has timely paid all material Taxes required to be paid (whether or not such Taxes are related to, shown on or required to be shown on any Tax Return). No federal, state, local or foreign audits or other Proceedings with respect to material Taxes are pending or being conducted with respect to Buyer REIT or any of its Subsidiaries. All material Tax deficiencies that have been claimed, proposed or asserted in writing against Buyer REIT or any of its Subsidiaries have been fully paid or finally settled.

(b) Beginning with Buyer REIT’s taxable year ended December 31, 1999, (i) Buyer REIT has been organized and operated in conformity with the requirements to qualify as a REIT, (ii) the current and proposed method of operation for Buyer REIT is expected to enable Buyer REIT to continue to meet the requirements for qualification as a REIT, and (iii) Buyer REIT has not taken any action that would, or omitted to take any action the omission of which would, reasonably be expected to result in Buyer REIT’s failure to qualify as a REIT, and no challenge to Buyer REIT’s status as a REIT is pending or threatened in writing.

(c) Buyer Newco LLC has at all times since its formation been treated as an entity disregarded as separate from Buyer REIT for U.S. federal income tax purposes.

(d) Neither Buyer REIT nor any of its Subsidiaries has knowledge of any facts, agreements, plan or other circumstances or has taken or agreed to take any action, in each case, that would reasonably be expected to prevent or impede the AMNA Merger from qualifying for the Transaction Tax Treatment.

5.19 Compliance with Laws; Permits.

(a) Buyer REIT and each of its Subsidiaries is in compliance in all material respects with all, and neither Buyer REIT nor any of its Subsidiaries has since January 1, 2019 violated in any material respect any, Laws (including Environmental Laws and Food Laws), Judgments or Governmental Authorizations applicable to it or to the conduct of its business or the ownership or use of any of its properties or assets.

(b) Neither Buyer REIT nor any of its Subsidiaries is in default under, and no condition exists that, with notice or lapse of time or both, would constitute a default under, any material Governmental Authorizations. The Governmental Authorizations held by Buyer REIT and its Subsidiaries collectively constitute all of the material Governmental Authorizations necessary to permit Buyer REIT and each of its Subsidiaries to conduct its businesses lawfully in the manner in which it currently conducts such businesses and to permit Buyer REIT and each of its Subsidiaries to own and use their respective assets in the manner in which they currently own and use such assets.

5.20 Independent Investigation; No Reliance. The Buyers have conducted their own independent investigation, verification, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, technology and prospects of the Company Entities, which investigation, review and analysis was conducted by the Buyers and their Affiliates and, to the extent the Buyers deemed appropriate, by the Representatives of the Buyers. Each Buyer acknowledges that it and its Representatives have been provided access to the personnel, properties, premises and records of the Company Entities for such purpose. In entering into this Agreement, each Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Sellers, the Company Entities or any of their respective Representatives (except the specific representations and warranties set forth in this Agreement and the representations and warranties set forth in the other Ancillary Agreements to which it is a party and subject to the qualifications and limitations therein), and each Buyer acknowledges and agrees, to the fullest extent permitted by Law, that:

(a) none of the Sellers, the Company Entities, nor any of their respective Affiliates, controlling Persons or Representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (i) any of the information made available to the Buyers, their Affiliates or their respective Representatives, in materials made available in any “data room” (virtual or otherwise), including any cost estimates delivered or made available, financial projections or other projections, in presentations by the management of the Sellers or the Company Entities, in “break-out” discussions, in responses to questions submitted by or on behalf of the Buyers, their Affiliates or their Representatives, whether orally or in writing, in materials prepared by or on behalf of the Sellers or the Company Entities, or in any other form, or (ii) the pro-forma financial information, projections or other forward-looking statements of the Sellers or any Company Entities, in each case in expectation or furtherance of the Transactions; and

(b) none of the Sellers, the Company Entities nor any of their respective Affiliates, controlling Persons or Representatives or any other Person shall have any Liability or responsibility whatsoever to the Buyers or their Affiliates, controlling Persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (including set forth in management summaries relating to the Sellers and the Company Entities provided to the Buyers, in materials furnished in the Companies’ data site (virtual or otherwise), in presentations by the Sellers’ or the Companies’ management or otherwise), to the Buyers or their Affiliates, controlling Persons or Representatives (or any omissions therefrom). Nothing set forth in this Section 5.20 shall relieve any party hereunder of any liability for Fraud actually committed (either by action, inaction or omission) by such party.

5.21 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement and the Ancillary Agreements, the Buyers make no express or implied representation or warranty with respect to the Buyers, the Transactions or any other information provided to the Sellers or the Companies in connection with the Transactions, including the accuracy, completeness or currency thereof, and none of the Sellers nor any of the Companies is relying on any statement or representation or warranty, oral or written, legal or contractual, express or implied, made by the Buyers, except as expressly contained in this Agreement and the Ancillary Agreements.

ARTICLE VI

COVENANTS

6.1 Cooperation.

(a) The Buyers and the Sellers shall use reasonable best efforts to make or file with the appropriate Governmental Authority all filings, forms, registrations and notifications that Buyer REIT and Seller Holdings mutually agree are required by Law to be filed to consummate the Transactions (including in respect of the Required Governmental Authorizations) as promptly as practicable (and, in the case of the Required Governmental Authorizations, within two (2) Business Days) following the execution of this Agreement, and subsequent to such filings, the Buyers and the Sellers will timely respond to inquiries from Governmental Authorities, or provide appropriate responses to any supplemental information requests made by Governmental Authorities, in connection with filings made with or inquiries received from such Governmental Authorities.

(b) Except as prohibited by Law, the Buyers, the Sellers and the Companies shall each (i) use its reasonable best efforts to furnish to the other parties all information required for any filing or other submission to be made to any Governmental Authority in connection with the Transactions, (ii) promptly inform the other parties of any substantive oral communication with, and notify the other parties of any substantive written communication to such party from, any Governmental Authority regarding the Transactions and permit the other parties hereto to review in advance any proposed written communication to any such Governmental Authority and (iii) not participate in any meetings or substantive discussions with any Governmental Authority with respect to such Governmental Authorizations without offering the other parties hereto a meaningful opportunity to participate in such meetings or discussions to the extent permitted by such Governmental Authority.

(c) In furtherance and not in limitation of the provisions of this Section 6.1, Buyer REIT shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an Judgment prohibiting the consummation of the Transactions or (iii) delay the consummation of the Transactions.

(d) The Buyers, the Sellers and the Companies shall, and shall cause their respective Subsidiaries to take all actions necessary to, (i) resolve as soon as practicable objections, if any, asserted by any Governmental Authority with respect to this Agreement or the Transactions contemplated by this Agreement and (ii) obtain promptly all consents, approvals, authorizations, declarations, releases, waivers, licenses, franchises, permits, certificates or orders from any Governmental Authority necessary in connection with the consummation of the Transactions contemplated by this Agreement (including in respect of the Required Governmental Authorizations) as promptly as practicable and in any event on or prior to the Outside Date, without challenge by any Governmental Authority, and otherwise resolve any objections, if any, asserted by any Governmental Authority with respect to this Agreement or the Transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, none of the parties hereto nor any of their respective Affiliates shall be required to propose, negotiate, commit to, effect, or accept any actions with respect to this Section 6.1c) if such actions would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect or a Company Material Adverse Effect, as applicable.

(e) If any party (the “Paying Party”) is required by this Agreement to reimburse another party (the “Payee Party”) for any cost or expense, the Paying Party shall also reimburse the Payee Party for any VAT incurred by the Payee Party (or any of its Affiliates) in respect of that cost or expense, except to the extent that the Payee Party (or its Affiliate) is entitled to relief in respect of that VAT.

(f) Prior to the Closing, the Sellers and the Companies shall cooperate in good faith as reasonably requested by the Buyers in connection with the Buyers’ efforts to ensure that the Companies, following the Closing, will have in place a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Buyers shall, promptly upon written request by the Companies, reimburse the Companies for all out-of-pocket costs (including attorneys’ fees) incurred by the Company Entities in connection with performing their obligations under this Section 6.1(f), whether or not the Transactions are consummated or this Agreement is terminated. Notwithstanding anything to the contrary in this Agreement, the condition set forth in Article VII, as it applies to the Sellers’ and the Companies’ respective obligations under this Section 6.1(f), shall be deemed satisfied unless the Sellers or the Companies, as applicable, have committed a material breach of their respective obligations under this Section 6.1(f), which breach is a consequence of an act or failure to act by the Sellers or the Companies, as applicable, with the actual knowledge that the taking of such act or failure to take such act would cause such breach. None of the representations, warranties or covenants of the Companies set forth in this Agreement shall be deemed to apply to, or deemed breached or violated by, any of the actions taken by the Companies at the request of Buyers pursuant to this Section 6.1(f).

6.2 Access; Confidentiality.

(a) Between the Effective Date and the earlier of the Closing Date or the termination of this Agreement, subject to applicable Law (including local antitrust laws), the Sellers and the Companies shall afford the officers, employees, authorized agents and Representatives of the Buyers (including their legal advisors and accountants), at the Buyers’ sole expense, reasonable access, at reasonable times during normal business hours, to the personnel (including any personnel responsible for the preparation of the Companies’ financial statements and internal controls), premises, properties, financial statements, forecasts and other financial data, books and records of the Company Entities as the Buyers may reasonably request; provided that, the Sellers and the Companies shall not be required to take any action beyond commercially reasonable efforts or that would unreasonably disrupt the normal operations of any Company Entities, and any such access shall be provided in accordance with and subject to any applicable COVID-19 Measures; provided, however, that nothing in this Agreement shall limit Buyer’s rights of discovery as determined or permitted by a Governmental Authority. The foregoing shall not require the Sellers or the Companies to permit any inspection, or to disclose any information, that in their or its reasonable judgment as determined in good faith is reasonably likely to result in the waiver of any attorney-client privilege, the disclosure of any protected Intellectual Property of any third party, the violation of any Law or of their or its obligations with respect to confidentiality, or the loss of the status of any trade secret as a trade secret under applicable Law; provided, however, that the Companies shall use commercially reasonable efforts to obtain a waiver of any such confidentiality obligations upon Buyers’ reasonable prior written request. All requests for information made pursuant to this Section 6.2a) shall be directed by the Buyers to Mike Bender, General Counsel of Seller Parent, or such other officer as may be designated from time to time by the Sellers to receive such requests.

(b) Except for disclosures permitted by the terms of that certain Non-Disclosure Agreement, dated as of July 6, 2018 by and between Buyer REIT and AMNA Holdings (as amended on May 20, 2020 and as may be further amended or otherwise modified from time to time, the “Confidentiality Agreement”), each party and its Representatives shall hold all information received from the Company pursuant to this Section 6.2 in confidence in accordance with the terms of the Confidentiality Agreement; provided that solely in connection with the Financing, Buyer will be permitted to disclose such information to any underwriters, equity financing sources or prospective financing sources and/or ratings agencies (and, in each case, to their respective counsel and auditors) so long as each such Person is subject to customary confidentiality undertakings consistent with those required under Section 6.6(c).

6.3 Conduct of Business by the Company. From the Effective Date to the earlier of the Closing Date or the termination of this Agreement, except (i) as expressly required or contemplated by this Agreement, (ii) as may be required by applicable Law, (iii) as required by a Governmental Authority, (iv) for matters set forth on Section 6.3 of the Company Disclosure Schedules, (v) cash payments by any Company Entity in connection with the Growth Capex Plan, (vi) cash payments as permitted by Section 6.3d); and (vii) to the extent Buyer REIT shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned and any such request for consent shall be responded to by Buyer REIT within five (5) Business Days following receipt thereof), each Company agrees that:

(a) Such Company shall, and shall cause its Subsidiaries to, (i) except as required by any COVID-19 Measures, carry on their business in the Ordinary Course of Business (including, for the avoidance of doubt, by using commercially reasonable efforts to address any force majeure events, subject to compliance with Buyer REIT’s consent rights in Section 6.3b)) and (ii) except as required by any COVID-19 Measures, use commercially reasonable efforts to (A) maintain their material assets and properties (including the Owned Real Property and Leased Real Property) in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of such Company’s or its Subsidiaries’ control excepted), (B) preserve intact in all material respects their respective current business organization, goodwill, ongoing businesses and significant relationship with third parties, (C) keep available the services of its present officers and other key employees; provided, however, that no action by such Company or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.3b) shall be deemed a breach of this Section 6.3a) unless such action would constitute a breach of one or more of the provisions of Section 6.3b); and

(b) Such Company shall not, and shall not permit any of its Subsidiaries to:

(i) amend or modify its Organizational Documents;

(ii) issue, authorize to issue, sell, grant, pledge, transfer or dispose of, or repurchase, redeem, purchase or acquire any shares of its capital stock or other equity interests, or grant any options, warrants, convertible securities, commitments, purchase rights, subscription rights, conversion rights, exchange rights, or other agreements or rights to purchase or otherwise acquire any shares of its capital stock or other equity interests, or grant any stock appreciation, phantom stock, profit participation, or similar rights, in each case other than to one or more other Company Entities;

(iii) effect or adopt a plan (or consummate an existing plan) of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, reclassification, combination, subdivision, stock split or like change in its capitalization;

(iv) apply for, utilize, obtain, rely on or otherwise take advantage of any loans, funding, grants, assistance, relief or other benefits of any kind under (A) the Small Business Administration Paycheck Protection Program, (B) the CARES Act, including the deferral of employment taxes or (C) any other similar COVID-19 Measures;

(v) (A) adopt or change a material method of Tax accounting, (B) adopt or change any annual Tax accounting period, (C) make any material Tax election, (D) change or rescind any material Tax election, (E) file any amended material Tax Return, (F) enter into any closing agreement related to a material amount of Taxes, (G) settle, compromise, concede or abandon any material Tax claim or assessment relating to such Company or any of its Subsidiaries, (H) surrender any right to claim a material refund of Taxes, (I) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to such Company or any of its Subsidiaries or (J) take any other similar action relating to the filing of any material Tax Return or the payment of any material Tax;

(vi) declare, set aside or pay any dividends on or make other distributions (whether in cash, stock or property or otherwise) in respect of any of its capital stock or other Equity Interests, in each case other than dividends or distributions by Company Entities to other Company Entities (or, in the case of Company Entities that are not wholly owned Subsidiaries, to the other holders of Equity Interests in such Company Entities);

(vii) except in connection with additional draws under any existing Indebtedness of such Company or its Subsidiaries or letters of credit issued for the account of such Company or its Subsidiaries made in the Ordinary Course of Business, (A) incur, create, assume, guarantee or be liable for, refinance, replace or prepay any Indebtedness for borrowed money or issue any debt securities in excess of $5,000,000 individually or $10,000,000 in the aggregate, (B) make any loans or advances, or make any capital contributions to, or invest in, any other Person (other than a Company Entity); (C) commit to make or make capital expenditures, other than as set forth in the Growth Capex Plan or replacements of personal property in the Ordinary Course of Business; or (D) issue or sell debt securities or warrants or other rights to acquire any debt securities of any Company Entity or guarantee any debt securities of another Person;

(viii) acquire or agree to acquire any real property, personal property (other than personal property acquired (A) in the Ordinary Course of Business pursuant to the Company Entities’ maintenance capital expense plan or (B) otherwise consistent with the Growth Capex Plan), corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets;

(ix) sell, mortgage, pledge, assign, transfer, license, abandon or dispose of or encumber (A) real property, businesses or assets having a value in excess of $500,000 individually or $2,000,000 in the aggregate or (B) material Intellectual Property owned by such Company except for Permitted Encumbrances;

(x) lease (as lessee) or agree to lease (as lessee) any material real property, or amend, vary or surrender (or agree to amend, vary or surrender) any Leased Real Property or Leases;

(xi) grant or permit the attachment of any Encumbrances on any Real Property other than Permitted Encumbrances;

(xii) except as required by Law, (A) increase in any respect the compensation or benefits of, or enter into any compensation (including base salary and annual bonus opportunity) or benefit agreement or arrangement with, any individual with base annual compensation in excess of $200,000, (B) adopt, establish, enter into, terminate or amend in any material respect any Company Plan, or accelerate the time of payment, vesting or funding of any compensation or benefits under any Company Plan (including any plan or arrangement that would be a Company Plan if it was in effect on the Effective Date), (C) hire or terminate (other than for “cause”) any individual with base annual compensation in excess of $200,000 or promote or appoint any individual to a position of officer or director of such Company or any of its Subsidiaries or (D) enter into any severance or retention agreements in connection with the Transactions or outside of the Ordinary Course of Business;

(xiii) except as required by the terms of collective bargaining agreements as in effect on the date hereof, commence, modify or cease any contributions to, or any obligation to contribute to, any Multiemployer Plan;

(xiv) implement any employee layoffs requiring notice under the WARN Act;

(xv) make any change in any method of accounting for financial reporting, except for any such change after the Effective Date required by reason of a concurrent change in or interpretation of GAAP;

(xvi) (A) enter into any agreement or arrangement that if entered into prior to the Effective Date would be a Material Contract or (B) amend, modify, renew, assign, terminate or waive any material right under any Material Contract, other than any termination or renewal in accordance with the terms of any existing Material Contract that occurs automatically without any action (other than notice of renewal) by such Company or any of its Subsidiaries, in each case, outside the Ordinary Course of Business;

(xvii) engage in (A) any practice intended to have the effect of accelerating to the pre-Closing period collections of receivables or revenue that would otherwise be expected (in the Ordinary Course of Business) to be made in post-Closing periods (including incremental discounting, changes in invoicing terms or other similar practices) or (B) any practice intended to have the effect of postponing to post-Closing periods payments by such Company or any of the Subsidiaries that would otherwise be expected (in the Ordinary Course of Business) to be made in the pre-Closing period;

(xviii) pay, waive, release, assign, discharge, settle or compromise any pending or threatened Proceeding or claim (whether or not commenced prior to the Effective Date), which (A) involves payment to or by such Company or any of its Subsidiaries (exclusive of attorney’s fees) in excess of $500,000 in any single instance or in excess of $2,000,000 in the aggregate, (B) imposes material restrictions on the operations of such Company or its Subsidiaries, (C) is by equity holders of such Company or any other Person and relates to the Transactions, (D) after the Closing Date will require such Company or its Subsidiaries to satisfy any obligation or (E) imposes any equitable or injunctive relief;

(xix) enter into any new line of business material to the Company Entities, taken as a whole;

(xx) cancel, terminate, fail to keep in place or reduce the amount of any insurance coverage provided by the Insurance Policies without obtaining substantially equivalent (in the aggregate) substitute insurance coverage; or

(xxi) agree or commit to do any of the above.

(c) From the Effective Date to the earlier of the Closing Date or the termination of this Agreement, the Company Entities shall make capital expenditures in accordance with the Growth Capex Plan.

(d) The Sellers may, on or prior to the Closing Date, (x) sweep, or cause to be swept, funds from bank accounts maintained by any Company Entities to other bank accounts of any Seller or any of their Affiliates, or (y) otherwise transfer, or cause to be transferred, to any Seller or any of their Affiliates all freely available cash and cash equivalents of the Company Entities or use such freely available cash and cash equivalents to repay Indebtedness.

6.4 Publicity. The Buyers (and following Closing, the Companies), on the one hand, and the Sellers (and prior to Closing, the Companies), on the other hand, shall communicate and cooperate with each other prior to any press release or public disclosure of the Transactions contemplated by this Agreement. The Buyers (and following Closing, the Companies), on the one hand, and the Sellers (and prior to Closing, the Companies), on the other hand, agree, and shall cause their respective Subsidiaries to agree, that no public release or announcement concerning the terms of the Transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except such release or announcement as may be required by Law or the rules and regulations of any stock exchange upon which the securities of one of the Sellers’ Affiliates or the Buyers or one of their Affiliates are listed, in which case the party required to make the release or announcement shall, on a basis that is commercially reasonable under the circumstances, provide the other party an opportunity to review and comment on such release or announcement in advance of such issuance to the fullest extent permitted by Law and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that (i) each of Oaktree Capital Management, L.P. and its managed or otherwise affiliated investment vehicles shall be permitted to (A) report and disclose the status and terms (including price terms) of this Agreement and the Transactions contemplated hereby to their (or their sponsors’) direct or indirect limited partners if required by those governing documents with those limited partners and otherwise in the ordinary course of their business and (B) disclose the consummation of the Transactions contemplated hereby (but not, without the consent of the other parties, price terms or the name of such other parties) on their websites and otherwise in the ordinary course of their business and (ii) the Sellers and the Companies are permitted to report and disclose the status of this Agreement and the Transactions contemplated hereby pursuant to an internal communication or otherwise to its employees.

6.5 Directors’ and Officers’ Indemnification.

(a) Subject to Section 6.5h), without limiting any additional rights that any Person may have under any Company Plan, from the Closing Date through the sixth (6th) anniversary of the date of the Closing Date, each of the Buyers and the Companies shall indemnify and hold harmless each present (as of immediately prior to the Closing) and former officer, director, manager, general partner, agent, employee or fiduciary of the Company Entities (the “Indemnified Individuals”) from and against all claims, losses, Liabilities, damages, Judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (“Losses”), incurred in connection with any claim, action, suit, Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Individual is or was an officer, director, manager, general partner, agent, employee, fiduciary or agent of any Company Entity or (ii) matters existing or occurring at or prior to the Closing (including this Agreement and the other Transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable Law. Subject to Section 6.5h), in the event of any such claim, action, suit, Proceeding or investigation, (x) each Indemnified Individual will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, Proceeding or investigation from the Buyers or the Companies within ten (10) Business Days of receipt by the Buyers or the Companies from the Indemnified Individual of a request therefor, (y) none of the Buyers or the Company Entities shall settle, compromise or consent to the entry of any Judgment in any Proceeding or threatened action, suit, Proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Individual hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Individual from all Liability arising out of such action, suit, Proceeding, investigation or claim or such Indemnified Individual otherwise consents, and (z) the Companies shall cooperate in the defense of any such matter.

(b) Subject to Section 6.5h), each of the Buyers and the Companies agrees that any indemnification and advancement of expenses available to any Indemnified Individual by virtue of such Indemnified Individual’s service as a partner or employee of any investment fund that is an Affiliate of any Company prior to the Closing (any such Indemnified Individual, a “Sponsor Director”) shall be secondary to the indemnification and advancement of expenses to be provided by the Buyers and the Companies pursuant to this Section 6.5 and that the Buyers and the Companies (i) shall be the primary indemnitors of first resort for Sponsor Directors pursuant to this Section 6.5, (ii) shall be fully responsible for the advancement of all expenses and the payment of all Losses with respect to Sponsor Directors which are addressed by this Section 6.5 and (iii) shall not make any claim for contribution, subrogation or any other recovery of any kind in respect of any other indemnification available to any Sponsor Director with respect to any matter addressed by this Section 6.5.

(c) Subject to Section 6.5h), the Organizational Documents of the Company Entities shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors, managers, general partners and officers than are set forth in the Organizational Documents of the Company Entities as of the Effective Date, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing in any manner that would adversely affect the rights thereunder of any such individuals.

(d) Prior to the Closing Date, the Companies shall purchase a “tail” insurance policy (the fees, costs, expenses and premium of which shall constitute Transaction Expenses) for a period of six (6) years after the Closing, with reputable and financially sound carriers of at least the same coverage and amounts and containing terms and conditions that are no less advantageous than the current policies of directors’ and officers’ liability insurance maintained by the Company Entities with respect to claims arising from or related to facts or events that occurred at or before the Closing. The Buyers agree to take all necessary actions to maintain such policies in full force and effect and fulfill its obligations thereunder throughout such six (6) year period following the Closing.

(e) Notwithstanding anything herein to the contrary, if any Proceeding (whether arising before, at or after the Closing) is made against any Indemnified Individual on or prior to the sixth (6th) anniversary of the Closing, the provisions of this Section 6.5 shall continue in effect until the final disposition of such Proceeding.

(f) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Individuals and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Individual is entitled, whether pursuant to Law, Contract or otherwise.

(g) In the event that the Buyers, the Companies or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of such party, as the case may be, shall succeed to the obligations set forth in this Section 6.5. In addition, the Companies shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Companies unable to satisfy their obligations under this Section 6.5.

(h) Notwithstanding any provision of this Agreement to the contrary, any indemnification or advancement obligations required pursuant to this Section 6.5 shall be limited to amounts recoverable under the “tail” insurance policy purchased in accordance with Section 6.5d).

6.6 Financing Cooperation.

(a) From the date hereof and ending at the earlier of (i) the Closing Date and (ii) termination of this Agreement, the Companies will use reasonable best efforts, and will cause their Subsidiaries to use reasonable best efforts, to provide to Buyers, at the sole expense of Buyers, all cooperation reasonably requested by Buyers in connection with the arrangement of the equity and unsecured debt financing contemplated by Buyers in connection with the Transactions (the “Financing”) (provided, however, that such requested cooperation does not unreasonably interfere with the ongoing business or operations of the Company Entities), including (A) upon reasonable notice, making the senior officers of the Companies available to participate in a reasonable number of meetings with prospective lenders at reasonable times; (B) upon reasonable notice, participating in meetings, due diligence sessions, drafting sessions, presentations, “road shows” and sessions with prospective financing sources, investors and ratings agencies, and reasonably cooperating with the marketing efforts of Buyers and their financing sources at reasonable times; (C) furnishing the Buyers and their lenders with (i) the Financial Statements, (ii) quarterly unaudited financial statements of the Companies for the fiscal quarter ending June 30, 2020 and (iii) other information regarding the Companies and their Subsidiaries reasonably requested by Buyers of the type required by Regulation S-X or Regulation S-K under the Securities Act and of the type and form customarily included in a (x) bank information memorandum for the debt financing contemplated by the Debt Commitment Letter, (y) registered offering of equity or debt securities by Regulation S-X and Regulation S-K under the Securities Act and (z) private placement of debt securities pursuant to Rule 144A promulgated under the Securities Act, Section 4(a)(2) of the Securities Act or Regulation D promulgated under the Securities Act, all of which will be provided by the Companies as promptly as practicable after the date requested by the Buyers; provided that, notwithstanding the foregoing, in no event shall the Company Entities be required to provide (i) pro forma financial information or projections, including pro forma financial information that may be required by Article 11 of Regulation S-X, (ii) financial information otherwise required by Rule 3-03(e), Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X, (iii) “segment reporting,” (iv) any Compensation Discussion and Analysis required by Item 402 of Regulation S-K and information regarding executive compensation related to the SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or (v) other customary exceptions; (D) providing information for the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda (including a bank information memorandum that does not include material non-public information, prospectuses and similar documents); (E) requesting the Company Entities’ accountants to provide customary accountants’ comfort letters; (F) providing information about the Company Entities as is reasonably requested in writing by Buyers’ financing sources at least ten (10) days prior to the Closing to the extent required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; (G) providing customary corporate diligence materials, including organizational documents; and (H) executing and delivering any definitive financing documents required by lenders or other customary requested certificates or documents, including a certificate from the Chief Financial Officer of Seller Holdings or Seller Parent relating to the Financial Statements, in form and substance reasonably required in order for Buyers to satisfy their obligations or covenants under any underwriting agreement to be entered into in connection with the Financing; provided, further, that the Companies shall only be obligated to deliver such information to the extent they may be reasonably obtained from the books and records of the Company Entities without undue effort or expenses and, in no event shall such information be deemed to include, or shall the Company Entities otherwise be required to provide, pro forma financial statements or pro forma adjustments related to the Financing, provided that, the Company Entities shall provide customary financial information reasonably requested by Buyers necessary for any Buyer to prepare its pro forma financial statements or pro forma adjustments; provided that no Company Entity shall be responsible in any manner to provide information relating to (x) the proposed aggregate amount of debt and/or equity financing (as applicable), together with assumed interest rates, dividends (if any), fees and expenses relating to the incurrence of such debt or equity financing, for the Transactions contemplated hereby, (y) the assumed pro forma capitalization of the Company Entities after giving effect to the Closing, the financing and the refinancing or repayment of any indebtedness of the Company Entities in connection therewith and (z) any post-Closing or pro forma assumed cost savings, synergies and similar adjustments (and the assumptions relating thereto) (all of which adjustments and assumptions shall be the responsibility of Buyers).

(b) Notwithstanding the foregoing, nothing in this Agreement shall require any Company Entity to (1) take or permit the taking of any action that (A) would require the Company Entity to pass resolutions or consents to approve or authorize the execution of the Financing or execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, that is effective prior to the Closing, or that would be effective if the Closing does not occur, (B) would cause any representation or warranty in this Agreement to be breached, (C) would require any Company Entity to pay any commitment or other similar fee, reimburse any third-party expense, provide any indemnities or incur any other expense, liability or obligation in connection with the Financing that is not, subject to the limitations therein, subject to reimbursement or is not otherwise indemnified by Buyers, (D) would cause any director, officer or employee or stockholder or equity holder of any Company Entity to incur any personal liability or (E) would reasonably be expected to result in a material violation or breach of, or a default under, any Material Contract to which any Company Entity is a party, the organizational documents of the Company Entity or any Law, (2) provide access to or disclose information that any Company Entity reasonably determines would jeopardize any attorney-client privilege of such Company Entity, jeopardize the trade secret status of any Company Entity trade secrets, or violate any of their or its obligations with respect to confidentiality or (3) deliver or cause to be delivered any opinion of counsel or negative assurance letter. Nothing contained in this Section 6.6 or otherwise shall require any Company Entity, prior to Closing, to be an issuer, borrower, guarantor or other obligor with respect to the Financing.

(c) Buyers shall, promptly upon written request by the Companies, reimburse the Companies for all out-of-pocket costs (including attorneys’ fees) incurred by the Company Entities in connection with the Financing or performing their obligations under this Section 6.6, whether or not the Transactions are consummated or this Agreement is terminated. Buyers shall indemnify and hold harmless the Company Entities and their equity holders, Affiliates and Representatives from and against any and all Liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) suffered or incurred by the Company Entities arising therefrom. All non-public or other confidential information provided by the Company Entities pursuant to this Section 6.6 shall be kept confidential in accordance with the Confidentiality Agreement, except that Buyers shall be permitted to disclose such information to potential financing sources and to ratings agencies during the syndication and marketing of any Financing, subject to customary confidentiality undertakings by such potential financing sources. None of the representations, warranties or covenants of the Companies set forth in this Agreement shall be deemed to apply to, or deemed breached or violated by, any of the actions taken by the Companies at the request of Buyers pursuant to this Section 6.6.

(d) To the extent that this Section 6.6 requires any Company Entity’s cooperation with respect to any of the obligations of Buyers relating to Financing, the Companies shall be deemed to have complied with this Section 6.6 for purposes of Article VII if the Companies have provided Buyers with the assistance required under this Section 6.6 with respect to the Financing. Notwithstanding anything to the contrary in this Agreement, the condition set forth in Article VII, as it applies to the Companies’ obligations under this Section 6.6, shall be deemed satisfied unless the Financing has not been obtained primarily as a result of the Companies’ material breach of its obligations under this Section 6.6, which breach is a consequence of an act or failure to act by the Companies with the actual knowledge that the taking of such act or failure to take such act would cause such breach. Notwithstanding anything to the contrary in this Agreement, Buyers acknowledge and agree that the obtaining of the Financing is not a condition to the Closing.

(e) Buyers shall, upon the request of Sellers, keep Sellers informed on a current basis of the status of the Financing and material developments with respect thereto and provide Sellers promptly (and in no event later than within one (1) Business Day) with copies of any material definitive agreements related to the Financing.

6.7 Debt Financing.

(a) Buyers shall, and shall cause its Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Debt Financing or any Substitute Debt Financing on the terms and conditions specified in the Debt Commitment Letter (and, in any event, no later than the time at which the Closing is required to occur pursuant to Section 2.3), including using its reasonable best efforts to (i)(A) maintain in effect the Debt Commitment Letter and comply with all of their respective covenants and obligations thereunder, (B) negotiate and, assuming all conditions to Closing set forth in Article VII hereof have been satisfied, enter into and deliver definitive agreements with respect to the Debt Financing reflecting the terms and conditions contained in the Debt Commitment Letter, so that such agreements are in effect no later than the time at which the Closing is required to occur pursuant to Section 2.3 and (C) enforce its rights under the Debt Commitment Letter and (ii) satisfy on a timely basis all the conditions to the Debt Financing and the definitive agreements related thereto that are in such Buyer’s (or its Affiliates’) control. In the event that all conditions set forth in Article VII have been satisfied or waived or, upon funding shall be satisfied or waived, and the Closing should otherwise occur pursuant to Section 2.3, each Buyer and its Affiliates shall use their reasonable best efforts to cause the Debt Financing Sources to fund the Debt Financing at Closing.

(b) Buyers shall promptly (and in no event later than one (1) Business Day) after obtaining knowledge thereof, give Sellers written notice (i) of any breach or default by such Buyer, its Affiliates, any Debt Financing Source or any other party to the Debt Commitment Letter or any definitive document related to the Debt Financing (or any event or circumstance, with or without notice, lapse of time, or both, would give rise to any breach or default) that would be reasonably likely to result in the failure of any Debt Financing Source to comply with its funding obligations under the Debt Commitment Letter or that would prevent the Debt Financing from being consummated at Closing, (ii) of receipt of written notice of any threatened or actual withdrawal, repudiation, expiration, intention not to fund or termination of or relating to the Debt Commitment Letter or the Debt Financing or (iii) of any material dispute or disagreement between or among any parties to the Debt Commitment Letter or any definitive document related to the Debt Financing (other than ordinary course of business negotiations) that would be reasonably likely to result in the failure of any Debt Financing Source to comply with its funding obligations under the Debt Commitment Letter or that would prevent the Debt Financing from being consummated at Closing. Buyer may amend, modify, terminate, assign or agree to any waiver under the Debt Commitment Letter without the prior written approval of Sellers; provided that no Buyer shall, without Sellers’ prior written consent, permit any such amendment, modification, assignment, termination or waiver to be made to, or consent to or agree to any waiver of, any provision of or remedy under the Debt Commitment Letter which would (A) reduce the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount (except as set forth in any “flex” provisions existing on the Effective Date)), (B) impose new or additional conditions to the Debt Financing or otherwise expand, amend or modify any of the conditions to the Debt Financing or (C) otherwise expand, amend, modify or waive any provision of the Debt Commitment Letter or the Debt Financing in a manner that in the case of this clause (C) would reasonably be expected to (I) delay, prevent or make less likely the consummation of the Transactions hereunder or the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) at Closing, (II) adversely impact the ability of any Buyer to enforce its rights against the Debt Financing Sources or any other parties to the Debt Commitment Letter or the definitive agreements with respect thereto or (III) adversely affect the ability of any Buyer to timely consummate the Transactions; provided, further, that the Debt Commitment Letter may be amended, supplemented or otherwise modified to add additional Debt Financing Sources who are not parties to the Debt Commitment Letter as of the date hereof. In the event that new commitment letters and/or fee letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Debt Commitment Letter permitted pursuant to this Section 6.7(b), such new commitment letters and/or fee letters shall be deemed to be a part of the “Debt Financing” and deemed to be the “Debt Commitment Letter” for all purposes of this Agreement. Buyers shall promptly (and in any event no later than one (1) Business Day) deliver to Sellers true, correct and complete copies of any termination, amendment, modification or replacement of the Debt Commitment Letter. If funds in the amounts set forth in the Debt Commitment Letter, or any portion thereof, become unavailable, Buyers shall, and shall cause its Affiliates, as promptly as practicable following the occurrence of such event, to (x) notify Sellers in writing thereof, (y) use their respective reasonable best efforts to obtain substitute debt financing sufficient to replace any Debt Financing that ceases to be available (the “Substitute Debt Financing”) on terms and conditions that are not less favorable (taken as a whole) to Buyers than the terms and conditions (taken as a whole) set forth in the

Debt Commitment Letter and (z) use their respective reasonable best efforts to obtain a new financing commitment letter that provides for such Substitute Debt Financing and, promptly after execution thereof (and, in any event, no later than one (1) Business Day), deliver to Sellers true, complete and correct copies of the new commitment letter and the related fee letters (redacted in a similar manner as described in Section 5.8(a) hereof) and related definitive financing documents with respect to such Substitute Debt Financing. Upon obtaining any commitment for any such Substitute Debt Financing, such financing shall be deemed to be a part of the “Debt Financing” and any commitment letter for such Substitute Debt Financing shall be deemed the “Debt Commitment Letter” for all purposes of this Agreement.

(c) Buyers shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts that become due and payable under the Debt Commitment Letter.

(d) Notwithstanding anything contained in this Agreement to the contrary, Buyers expressly acknowledges and agrees that none of the Buyers’ obligations hereunder are conditioned in any manner upon any Buyer obtaining the Debt Financing, any Substitute Debt Financing or any other Financing or financing.

(e) Notwithstanding anything contained in this Agreement to the contrary, including Section 6.7(b), Buyers may terminate the Debt Commitment Letter or amend the Debt Commitment Letter to modify the size of the Facility (as such term is defined in the Debt Commitment Letter) if Buyers (i) determine reasonably and in good faith that Buyers otherwise have sufficient funds to consummate the Transactions without the use of all or part of the Debt Financing and (ii) Buyers deposit an amount equal to the full amount necessary to fund the payments required to be made by Buyers under Article II at the Closing (or an amount which, when combined with the Facility, shall constitute the such full amount) into a restricted, secured or escrowed account. If Buyers decide to terminate or amend the Debt Commitment Letter, Buyers shall deliver prior written notice of such termination or amendment to Sellers, accompanied with evidence of the funding into a restricted, secured or escrowed account as contemplated by the foregoing sentence. Upon the Sellers’ reasonable satisfaction that sufficient funds have been deposited into such restricted, secured or escrowed account, Buyers may deliver notice of termination or amendment of the Debt Commitment Letter to the Debt Financing Sources.

6.8 Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyers and the Sellers for certain Tax matters:

(a) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions (including costs of filing necessary Tax Returns and other documentation in connection with such Taxes) (collectively, “Transfer Taxes”) shall be paid when due one hundred percent (100%) by Buyers, to the extent fifty percent (50%) of which are taken into account in the calculation of Indebtedness, or otherwise shall be borne and paid when due fifty percent (50%) by Buyers and fifty percent (50%) by Sellers; provided, however, that Transfer Taxes shall not include any Taxes required to be deducted and withheld from any payments made by Buyers to Sellers in connection with the Transactions pursuant to Section 1445 of the Code or analogous or similar provisions of any state, local or foreign Tax Law (“FIRPTA Taxes”); for the avoidance of doubt, any such FIRPTA Taxes shall be governed by Section 2.6(a) or Section 6.8(i), as applicable. The Sellers will file all necessary Tax Returns and other documentation in connection with such Taxes and, if required by applicable Law, Buyers will join in the execution of any such Tax Returns and other documentation. Seller Holdings, Buyers and the Company Entities shall, upon written request, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed.

(b) Preparation and Filing of Tax Returns; Tax Contests.

(i) Seller Holdings shall prepare, or cause to be prepared, and file, or cause to be filed, all Pass-Through Tax Returns for the Company Entities, in each case, for all Tax periods beginning on or before the Closing Date that are filed after the Closing Date (collectively, “Seller-Prepared Tax Returns”). Such Tax Returns shall be prepared in a manner consistent with past practice, except to the extent otherwise required by applicable Law. Seller Holdings shall deliver to Buyers, for their review and comment, a draft of each such Tax Return at least fifteen (15) days prior to the applicable filing deadline of such Tax Return and shall consider any reasonable comments from Buyers in good faith. If Buyers and Seller Holdings are unable to resolve any disputes with respect to Buyers’ comments through negotiation in good faith within five (5) days of Seller Holdings’ receipt of Buyers’ comments, unless Buyers and Seller Holdings agree to continue to attempt to resolve any such dispute in good faith, such dispute shall be submitted to the Accountant for resolution, which resolution shall be final and binding upon the parties hereto.

(ii) Buyers, at their sole cost and expense, shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company Entities that are filed after the Closing Date which, in each case, are not Tax Returns prepared, or caused to be prepared, by Seller Holdings pursuant to Section 6.8b)i) (collectively, “Buyer-Prepared Tax Returns”).

(iii) Buyers will promptly notify Seller Holdings in writing of any proposed Tax assessment or claim or the commencement of any audit or Proceeding involving any Company Entities that relates to a Tax period beginning on or before the Closing Date (“Seller Tax Contest”). Such notice shall contain factual information to the extent known describing the asserted Tax Liability in reasonable detail and shall include copies of any notice or other document received from any Tax Authority in respect of any such asserted Tax Liability. Seller Holdings shall have the sole right to control the conduct of any Seller Tax Contest; provided, that, Seller Holdings shall keep Buyers informed regarding the progress and substantive aspects of each such Seller Tax Contest, and shall provide Buyers with copies of all written correspondence with a Governmental Authority relating to the proceedings. Buyers, at their expense, shall be entitled to participate in any such Seller Tax Contest, and Seller Holdings shall not compromise or settle any such Seller Tax Contest, if such compromise and settlement would adversely affect any Buyer, without obtaining such Buyer’s prior written consent, which shall not be unreasonably withheld, delayed, or conditioned. If any proposed Tax assessment, claim, audit or Proceeding involving any Company Entities (A) relates to a Buyer-Prepared Tax Return, or (B) could reasonably be expected to result in Taxes being imposed on any Company Entities following the Closing for which the Buyers would be economically responsible (a “Regarded Tax Contest”), the Buyers shall have the sole right to control the conduct of any Regarded Tax Contest at their sole expense, provided that if the outcome of such Regarded Tax Contest would reasonably be expected to adversely affect any Seller, Buyer shall keep Seller Holdings informed regarding the progress and substantive aspects of such Regarded Tax Contest, and shall provide Seller Holdings with copies of all written correspondence with a Governmental Authority relating to the proceedings, Seller Holdings shall, at the expense of Sellers, be entitled to participate in any such Regarded Tax Contest, and Buyers shall not compromise or settle any such Regarded Tax Contest in a manner that has a disproportionate and materially adverse effect on the Sellers without obtaining Seller Holdings’ prior written consent, which shall not be unreasonably withheld, delayed, or conditioned.

(iv) From and after the Closing, Buyers and Seller Holdings shall reasonably cooperate and provide each other with such information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund (provided that such filing or claim is not prohibited by the terms of this Agreement), determining a Tax Liability or a right to a refund of Taxes or participating in or conducting any audit or other Proceeding with respect to Taxes.

(c) Post-Closing Actions. Following the Closing, except with the prior written consent of Seller Holdings, Buyers shall not, and shall cause their respective Affiliates not to (i) amend, refile, revoke or otherwise modify any Pass-Through Tax Return for a Tax period beginning on or before the Closing Date, (ii) make any Tax election or change any accounting period or method with retroactive effect with respect to any Pass-Through Tax Return for such Tax period beginning on or before the Closing Date, (iii) take any action to extend the applicable statute of limitations with respect to any Pass-Through Tax Return for a Tax period beginning on or before the Closing Date or (iv) initiate any discussion or enter into any voluntary disclosure program (or similar program or agreement) with a Governmental Authority regarding any Pass-Through Tax Return with respect to a Tax period beginning on or before the Closing Date. Notwithstanding anything to the contrary in this Agreement, Buyers shall make elections under Section 338(g) of the Code with respect to the purchase and sale of the Equity Interests of each of the Non-US Company Entities (other than AM Global).

(d) For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Straddle Period ending on the Closing Date will (A) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (B) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Straddle Period that begins before and ends after the Closing Date will be taken into account as though the relevant Taxable period ended on the Closing Date.

(e) Tax Treatment; Purchase Price Allocation.

(i) As soon as practicable after the Effective Date and prior to the Closing Date, the parties to this Agreement shall cooperate in good faith to prepare an allocation schedule (the “Allocation Schedule”), which will provide the manner in which the Non-US Purchase Price is allocated among the Sellers.

(ii) Buyers, the Sellers, Seller Holdings and the Companies intend that, for U.S. federal income Tax purposes, (i) the AMNA Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Transaction Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which Buyer REIT and AMNA Holdings are parties under Section 368(b) of the Code. Buyers, the Sellers, Seller Holdings and the Companies shall not (and shall cause their respective Affiliates not to) take any position on any Tax Return or any other filings, declarations or reports with the Internal Revenue Service and/or other taxing authorities that is inconsistent with the Transaction Tax Treatment unless otherwise required pursuant to a final determination (within the meaning of Code Section 1313(a)) or corresponding provision of state, local or foreign Tax Law.

(iii) If requested by any party prior to the delivery of the Estimated Closing Statement pursuant to Section 2.2, Buyers, the Sellers, Seller Holdings and the Companies shall cooperate in good faith to mutually agree on an adjustment to the Base US Purchase Price and Base Non-US Purchase Price, without changing the sum of the Base US Purchase Price and Base Non-US Purchase Price, to reflect any updated understanding of the relative values of the US Company Entities and the Non-US Company Entities following the date hereof.

(iv) Buyers, the Sellers, Seller Holdings and the Companies shall act in good faith to agree upon an allocation of the Final Non-US Purchase Price (and any amounts treated as purchase price for Tax purposes) among the Equity Interests of the Non-US Companies and, if applicable, further allocated among the assets of each Non-US Company Entity, for federal, state, local and foreign Tax purposes in accordance with Sections 338 and 1060 of the Code, if applicable, and analogous provisions of state, local and foreign Tax Laws. Seller Holdings shall provide its proposed updated Allocation Schedule to Buyers not later than the date that is one-hundred and eighty (180) days after the Closing Statement is finalized pursuant to Section 2.5. Within thirty (30) days after receipt of the updated Allocation Schedule, Buyers shall notify Seller Holdings in writing of any objections to the updated Allocation Schedule, and shall include a summary of the calculations and reasoning underlying such objections. Buyers and Seller Holdings shall seek in good faith to resolve any objections to the updated Allocation Schedule and to make any agreed modifications to the updated Allocation Schedule within thirty (30) days of Seller Holdings’ receipt of Buyers’ notification of objections. If Seller

Holdings and Buyers agree on the updated Allocation Schedule, then each party agrees to file all U.S. federal, state and local Tax Returns, in all respects and for all purposes consistent with the updated Allocation Schedule. If Seller Holdings and Buyers are unable to agree on the updated Allocation Schedule within such thirty (30) day period, then each party shall file all U.S. federal, state and local Tax Returns based on each party’s own determination of the proper allocations of the Final Non-US Purchase Price.

(f) The parties hereto agree that in connection with the filing of any income Tax Returns of or with respect to the Company or any of its Subsidiaries, to the extent permitted by Law, the deductions for Transaction Expenses shall be claimed by the Sellers in a period ending on or prior to the Closing Date.

(g) Any Tax sharing agreement, Tax indemnity obligation or similar Contract or practice with respect to Taxes (other than Contracts entered into in the Ordinary Course of Business the primary purpose of which is not Taxes) with respect to or involving any Company Entity will be terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

(h) Prior to Closing, Sellers shall repay or otherwise extinguish, using reasonable best efforts to do so in a manner that does not give rise to taxable income for any of the Company Entities, the convertible loan notes and other Intercompany Loans set forth on Section 6.8(h) of the Company Disclosure Schedules.

(i) FIRPTA Taxes.

(i) As soon as practicable following the date hereof, Seller Holdings shall submit an application to the Internal Revenue Service for a certificate under Treasury Regulations Section 1.1445-3 providing that (x) no withholding is required under Section 1445 of the Code in connection with the AMNA Merger and (y) seeking an early refund of any amounts required to be withheld in the event no such certificate is obtained prior to the Closing (a “Section 1445 Certificate”).

(ii) Seller Holdings shall provide a copy of the application for such Section 1445 Certificate to Buyer REIT at least five (5) days prior to submitting such application to the Internal Revenue Service for Buyer REIT’s review and comment, and Seller Holdings shall incorporate all of Buyer REIT’s reasonable comments in good faith.

(iii) Seller Holdings shall keep Buyer REIT informed of the status of such application and any correspondence with the Internal Revenue Service relating to such application and the Section 1445 Certificate.

(iv) In the event a valid Section 1445 Certificate completely exempting any and all withholding under Section 1445 of the Code in connection with the AMNA Merger is not obtained by Seller Holdings and delivered to Buyer REIT prior to the Closing, Buyer REIT shall hold the maximum amount that Buyer REIT may be required to withhold under Section 1445 of the Code in connection with the AMNA Merger (the “Potential Section 1445 Withholding Amount”) in escrow until the actual amount of required withholding under Section 1445 of the Code is determined (the “Actual Section 1445 Withholding Amount,” which may be upon the issuance by the Internal Revenue Service of a valid Section 1445 Certificate or at such other time as indicated by Seller Holdings).

(v) Upon determination of the Actual Section 1445 Withholding Amount, Buyer REIT shall remit any such amount that is due to the Internal Revenue Service in accordance with applicable Law and shall pay the excess of the Potential Section 1445 Withholding Amount over the Actual Section 1445 Withholding Amount over to Seller Holdings.

6.9 Books and Records.

(a) From and after the Closing, the Buyers and the Companies shall, and shall cause their respective Affiliates to, retain all books and records relating to the Company Entities for a period of seven (7) years after the Closing Date. In addition to the foregoing, from and after the Closing, the Buyers and the Companies shall, and shall cause their respective Affiliates to, afford to the Sellers, their controlling Affiliates and their respective counsel, accountants and other authorized agents and Representatives, during normal business hours, upon reasonable notice and upon the execution and delivery of a confidentiality and non-disclosure agreement in customary form and substance (which shall include appropriate exceptions for disclosure relating to Tax matters), reasonable access to the personnel, books, records and other data relating to the Company Entities, at the expense of such requesting party, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (i) to facilitate the investigation, litigation and final disposition of any claims or audits which may have been or may be made against any such party or its Affiliates (other than in the case of any claims or disputes between the parties), (ii) for the preparation of Tax Returns and other documents and reports that such party or its Affiliates are required to file with Governmental Authorities or Tax Authorities, (iii) for accounting purposes and (iv) in connection with the such party’s financial statements, reporting obligations and compliance with applicable Laws. The foregoing shall not require any party to permit any inspection, or to disclose any information, that in its reasonable judgment, upon the advice of outside counsel, is reasonably likely to result in the waiver of any attorney-client privilege.

(b) The Sellers may retain (i) copies of the materials prepared in connection with the negotiation of this Agreement and the Transactions, together with copies of all documents referred to in such materials, (ii) all internal correspondence and memoranda, valuations, investment banking presentations and bids received from other Persons in connection with the negotiation of this Agreement and the Transactions (which, to the extent in the possession of the Company Entities as of the Closing, shall be transferred by the Company Entities to the Sellers at the Closing or otherwise destroyed by the Company Entities at the Closing and no copy thereof shall be retained by the Company Entities from and after the Closing) and (iii) copies of all consolidated and combined financial information and all other accounting records prepared or used in connection with the preparation of the Financial Statements.

6.10 Confidentiality. From the Effective Date until the second anniversary of the Closing Date (or such later date to the extent required by applicable Law), the Sellers shall, and shall direct each of their respective Affiliates to, keep confidential and not disclose for any purpose other than as permitted by this Agreement any and all non-public information of the Company Entities unless compelled to disclose such information by judicial, regulatory or administrative process (including by interrogatories, subpoena, civil investigative demand, formal or informal investigative demand or similar process) or by Law; provided that in the event of any disclosure pursuant to judicial, regulatory or administrative process or Law, the Sellers, unless legally restricted from doing so, first inform the Buyers of their intention to disclose such non-public information so that the Buyers or the Companies (at their sole cost) may attempt to obtain an appropriate protective order or other reliable assurances that confidential treatment will be accorded the non-public information required to be disclosed. Notwithstanding the foregoing, this Section 6.10 shall not restrict the use or disclosure of information (a) that becomes generally available to the public, other than by reason of the breach of this Section 6.10, or is obtained from a third party not known to the recipient to be subject to a confidentiality obligation to the Company Entities in respect of such information, (b) to the extent required under Law or any financial reporting obligation under applicable accounting standards or as otherwise permitted herein or (c) for purposes of enforcing the Sellers’ and their respective Affiliates’ rights under this Agreement or otherwise in connection with any dispute related thereto.

6.11 Risk of Loss; Condemnation and Casualty.

(a) If at any time prior to the Closing, (i) the Real Property or any portion thereof is damaged or destroyed as a result of fire or any other casualty or (ii) any Proceeding is filed, under which the Real Property, or any portion thereof, may be taken pursuant to any Law or by condemnation or the right of eminent domain, the Companies shall promptly give the Buyers written notice thereof (which notice shall describe the casualty or the type of action being taken against the Real Property, as applicable, and which portions of the Real Property will be affected thereby). To the extent any Company Entity receives insurance proceeds from any casualty insurance policies and/or condemnation proceeds in respect of damage, destruction or condemnation of the Real Property or any portion thereof (collectively, “Proceeds”), the Companies shall either: (A) use such proceeds to repair such damage or destruction, or replace such taken property, as applicable (“Restoration of the Property”) or (B) give the Buyers a credit at the Closing against the Base US Purchase Price or the Base Non-US Purchase Price (as applicable based on the Company Entity that received such Proceeds) in an amount equal to the Proceeds, if any, received by any Company Entities or any lender thereto as a result of such casualty or condemnation, less any deductible under such insurance, and any amounts spent for Restoration of the Property.

(b) Any Restoration of the Property shall be performed by the Companies and their respective Affiliates in accordance with applicable Law and the applicable contracts in a good and workmanlike manner and the Companies and their respective Affiliates shall consult with Buyers in connection with any Restoration of the Property. To the extent any Affiliate of the Companies (other than another Company Entity) receives Proceeds, the Sellers shall cause such Affiliate to pay such Proceeds to the Company Entity designated by the Buyers within five (5) Business Days of receipt thereof.

6.12 Financial Statement Matters. As promptly as practicable following each calendar month prior to the Closing Date, the Companies shall use commercially reasonable efforts to make available to the Buyers periodic financial reports in the form that they customarily prepare for their internal purposes concerning the Company Entities and, if available, unaudited statements of the financial position of the Company Entities as of the last day of each calendar month and statements of income and changes in financial position of such entity for the period then ended. The Companies covenant that such interim statements (a) will present fairly the financial condition of the Company Entities and the related results of its operations for the respective periods then ended, and (b) will be prepared on a basis consistent with prior interim periods.

6.13 Exclusivity.

(a) The Companies and the Sellers shall not, (and shall cause the Company Entities and their respective Affiliates not to) nor shall any Representative of the Companies or the Sellers, directly or indirectly (i) submit, solicit, initiate, facilitate, discuss or negotiate with any Person (whether such discussions or negotiations are initiated by the Companies, the Sellers or otherwise) or take any other action knowingly intended or designed to facilitate any inquiry or effort of any Person (other than the Buyers) relating to any Acquisition Proposal, (ii) provide information with respect to the Companies to any Person, other than the Buyers, relating to an Acquisition Proposal by any Person (other than the Buyers) or (iii) enter into any Contract or accept any offer relating to any Acquisition Proposal (other than the Buyers). The Companies and the Sellers shall, and shall cause the Company Entities and their respective Representatives to, immediately cease all discussions and negotiations that occurred or may have occurred on or prior to the Effective Date relating to any Acquisition Proposal (other than the Buyers).

(b) The obligations of the Companies and the Sellers under this Section 6.13 shall automatically terminate upon the Closing or the earlier termination of this Agreement in accordance with Article IX.

6.14 Notice of Certain Events. Each party will promptly notify the other of:

(a) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions;

(b) any notice or other communication from any Governmental Authority in connection with the Transactions;

(c) any Proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Company Entities (i) that, if pending on the Effective Date, would have been required to have been disclosed pursuant to Section 4.17 or (ii) that relate to the consummation of the Transactions;

(d) any circumstance that could reasonably be expected to cause, in the case of the Sellers or the Companies, the conditions set forth in Article VII not to be satisfied or, in the case of the Buyers, the conditions set forth in Article VIII not to be satisfied; and

(e) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement;

provided, however, that the delivery of any notice pursuant to this Section 6.16 will not limit or otherwise affect the remedies available under this Agreement to the Buyers.

6.15 Termination of Certain Agreements. Effective as of the Closing, the Sellers and the Companies will terminate and cancel, or cause to be terminated or canceled, (a) any Contract between any Company Entity, on the one hand, and any Seller or any of their respective Affiliates (other than the Company Entities), on the other hand, excluding any of the Organizational Documents of the Company Entities, any employment agreements with an employee of any Company Entity and the Company Plans, (b) any management or similar Contract (but not including any employment agreement) entered into between any Company Entity, on the one hand, and any Affiliate of the Sellers (other than the Company Entities)or direct or indirect holders of any equity interests in the Companies, on the other hand, (c) all loans or notes issued by any Company Entity to any officer, employee or manager of any Company Entity, and (d) all other Related Party Agreements set forth on Section 6.15 of the Company Disclosure Schedules in each case with no surviving Liabilities with respect to the Buyers, the Company Entities or any of their respective Affiliates following the Closing.

6.16 Consents. Prior to the Closing Date, the Sellers and the Companies shall use commercially reasonable efforts to obtain those consents from third parties that are required in connection with the consummation of the Transaction contemplated by this Agreement as reasonably requested by Buyers and as set forth in Section 6.16 of the Company Disclosure Schedules; provided that any Company Entity’s failure to receive the consent from any such third parties shall not be deemed as a failure to fulfill any of the conditions to Buyers’ obligation to consummate the Transactions. Notwithstanding the foregoing, in no event shall the Buyers, the Sellers, the Company Entities or any of their respective Affiliates be required to make any payment, incur any liability, commence any litigation or make any concession to obtain any consents of third parties contemplated by this Section 6.16, except to the extent a Buyer agrees to reimburse any such Seller, Company Entity or respective Affiliate, in each case prior to the Closing, for such payments.

6.17 Conduct of Business by the Buyers. From the Effective Date to the earlier of the Closing Date or the termination of this Agreement, except (a) as expressly required or contemplated by this Agreement, (b) as may be required by applicable Law, (c) as required by a Governmental Authority, (d) for matters set forth on Section 6.17 of the Buyer Disclosure Schedules, and (e) to the extent Seller Holdings shall otherwise consent (which consent shall not be unreasonably withheld, delayed or conditioned), each Buyer agrees that such Buyer shall not, and shall not permit any of its Subsidiaries to:

(i) amend or modify its Organizational Documents in a manner disproportionate and adverse to Seller Holdings;

(ii) effect or adopt a plan (or consummate an existing plan) of complete or partial liquidation or dissolution or stock split, in each case, of Buyer REIT or Buyer OP;

(iii) take any action, or fail to take any action, which action or failure would reasonably be expected to cause Buyer REIT to fail to qualify as a REIT; or

(iv) agree or commit to do any of the above.

6.18 NYSE Listing. Buyer REIT shall use its reasonable best efforts to cause the Issued Buyer REIT Shares to be approved for listing on the New York Stock Exchange (the “NYSE”) prior to the Closing Date, subject only to official notice of issuance.

6.19 Employee Matters.

(a) The Buyers shall maintain and honor (or cause its Affiliates, including the Company Entities, to maintain and honor) the Company Entities’ calendar year 2020 bonus and cash incentive plans that have been previously been made available to the Buyers, as in effect immediately prior to the Closing Date (the “Bonus Plans”), until at least the earlier of December 31st of the year in which the Closing Date occurs or until all of the Company Entities’ obligations under the Bonus Plans are satisfied, and shall pay (or cause its Affiliates, including the Company Entities, to pay) to each employee of a Company Entity who was a participant in any Bonus Plan immediately prior to the Closing an award thereunder for the 2020 calendar year, in an amount that is no less than the amount payable to such employee under such Bonus Plan for the 2020 calendar year based on the terms of such Bonus Plan as in effect immediately prior to the Closing to the extent such employee’s award has not been paid by any Company Entity prior to the Closing.

(b) The provisions of this Section 6.19 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 6.19, express or implied, shall confer upon any employee (or any dependent or beneficiary thereof), any rights or remedies, including any right to continuance of employment or any other service relationship with the Buyers, Sellers, the Company Entities or any of their Affiliates, or any right to compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 6.19, express or implied, shall: (i) interfere with the right of the Buyers or their Affiliates to terminate the employment of any employee at any time, or (ii) except as provided under Section 6.19(a), obligate Buyer or its Affiliates to adopt, enter into or maintain any other compensatory plan, program or arrangement at any time.

(c) Prior to the Closing Date, unless the Buyers request otherwise in writing, the Sellers and the Company Entities will take all action reasonably required to adopt appropriate resolutions to terminate any Company Plan that is intended to meet the requirements of Section 401(k) of the Code and that is sponsored by any Company Entity, effective no later than the day prior to the Closing Date (each, a “Company 401(k) Plan”). At the Closing, the Company will provide to the Buyers executed resolutions of the board of directors, board of managers or similar governing authority of the Company Entities authorizing such termination.

(d) Prior to the Closing, the Sellers shall provide the Buyers with such information as the Buyers may reasonably request in writing to enable the Buyers to comply with any legal requirement (whether statutory or pursuant to any written agreement with, or the constitution of, any works council or other employee body) in relation to the acquisition of the Companies by the Buyers to consult with or inform employees, a relevant trade union, a relevant works council or other employee representatives.

6.20 Additional Matters.

(a) Certain Actions. Prior to the Closing, the Sellers and the Companies shall use commercially reasonable efforts to take such actions as are described on Section 6.20(a) of the Company Disclosure Schedules; provided that (i) any failure to consummate such actions shall not be deemed as a failure to fulfill any of the conditions to Buyers’ obligation to consummate the Transactions, (ii) promptly upon request of Seller Holdings, Buyers shall reimburse the Sellers or the Companies for all costs, fees and expenses actually incurred by them in connection with any actions taken by them in accordance with this Section 6.20(a), and (iii) Buyers hereby agrees to indemnify and hold harmless the Sellers and the Companies from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with or as a result of taking such actions.

(b) Replacement of Credit Support Obligations. Prior to the Closing, the Buyers shall use reasonable best efforts (and the Sellers and the Companies shall reasonably cooperate with each of them) so as to cause the replacement, effective as of the Closing, of all Credit Support Items on a like-for-like basis; provided that if any Credit Support Item is not replaced effective as of the Closing, the Buyers shall continue to use reasonable best efforts to replace such Credit Support Item promptly after the Closing (and the Buyers shall have an ongoing obligation to use such efforts until each such Credit Support Item is replaced) and shall indemnify Seller Parent and its Subsidiaries against, and hold each of them harmless from, any and all Losses incurred or suffered by them related to or arising out of such Credit Support Item.

(c) Cash Payments. Following the Closing, the Buyers will promptly (and in any event within three (3) Business Days following the receipt thereof) remit to the Sellers any amounts received by a Company Entity from the sources set forth on Section 6.20(c) of the Company Disclosure Schedules, to the extent such cash is not received by the Company Entities prior to Closing.

6.21 Intercompany Loans. Prior to the Closing, the Companies will amend or reissue, as reasonably requested by the Buyers, the Intercompany Loans set forth on Section 6.21 of the Company Disclosure Schedules in order to provide that no Person is a party to such Intercompany Loans other than Company Entities.

ARTICLE VII

CONDITIONS TO THE BUYERS’ OBLIGATIONS

The obligation of the Buyers to consummate the Transactions, and to take the other actions to be taken by the Buyers at Closing, is subject to the fulfillment, or waiver by Buyer REIT (acting on behalf of the Buyers), of each of the following conditions:

7.1 Representations and Warranties. (a) The representations and warranties regarding the Sellers contained in Article III (other than the Seller Fundamental Representations) and the representations and warranties regarding the Companies contained in Article IV (other than the Company Fundamental Representations) shall be true and correct (determined without regard to any qualification therein as to materiality, Company Material Adverse Effect or similar qualifiers contained in any such representation or warranty) on and as of the Effective Date (unless the inaccuracy or inaccuracies as of the Effective Date which would otherwise result in a failure of this condition have been cured as of the Closing and are de minimis in effect) and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which need only be true and correct as of such date), except in each case, where failures of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect and (b) the Company Fundamental Representations and the Seller Fundamental Representations shall be true and correct in all material respects (determined without regard to any qualification therein as to materiality, Company Material Adverse Effect or similar qualifiers contained in any such representation or warranty) on and as of the Effective Date (unless the inaccuracy or inaccuracies as of the Effective Date which would otherwise result in a failure of this condition have been cured as of the Closing and are de minimis in effect) and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which need only be true and correct as of such date).

7.2 Covenants. The Sellers and the Companies shall have complied in all material respects with all of their covenants and obligations required to be performed by them under this Agreement on or prior to the Closing.

7.3 Governmental Authorizations; Governmental Prohibitions.

(a) The Governmental Authorizations that are listed on Section 7.3(a) of the Company Disclosure Schedules (the “Required Governmental Authorizations”) shall have been submitted or received (as applicable).

(b) No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Judgment (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Transactions (each, a “Governmental Prohibition”).

7.4 Closing Certificate. Seller Holdings shall have delivered, or caused to be delivered, the certificate set forth in Section 2.4a)i).

7.5 Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred.

7.6 Affiliate Agreements. All Related Party Agreements set forth on Section 7.6 of the Company Disclosure Schedules shall have been terminated (or repaid) and evidence of such termination and payoff shall have been delivered to Buyer REIT at or prior to the Closing.

7.7 Deliveries. The applicable Sellers shall have delivered, or caused to be delivered, all of the agreements, documents and instruments required to be delivered at or prior to Closing pursuant to Section 2.4a).

ARTICLE VIII

CONDITIONS TO THE SELLERS’ OBLIGATIONS

The obligation of the Sellers to consummate the Transactions, and to take the other actions to be taken by the Sellers at the Closing, is subject to the fulfillment, or waiver by Seller Holdings (acting on behalf of the Sellers), of each of the following conditions:

8.1 Representations and Warranties. (a) The representations and warranties regarding the Buyers contained in Article V (other than the Buyer Fundamental Representations) shall be true and correct (determined without regard to any qualification therein as to materiality, Buyer Material Adverse Effect or similar qualifiers contained in any such representation or warranty) on and as of the Effective Date (unless the inaccuracy or inaccuracies as of the Effective Date which would otherwise result in a failure of this condition have been cured as of the Closing and are de minimis in effect) and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which need only be true and correct as of such date), except in each case, where failures of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Buyer Material Adverse Effect and (b) the Buyer Fundamental Representations shall be true and correct in all material respects (determined without regard to any qualification therein as to materiality, Buyer Material Adverse Effect or similar qualifiers contained in any such representation or warranty) on and as of the Effective Date (unless the inaccuracy or inaccuracies as of the Effective Date which would otherwise result in a failure of this condition have been cured as of the Closing and are de minimis in effect) and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which need only be true and correct as of such date).

8.2 Covenants. The Buyers shall have complied in all material respects with all of their covenants and obligations required to be performed by such Buyer under this Agreement at or prior to the Closing.

8.3 Governmental Actions; Governmental Prohibitions.

(a) The Required Governmental Authorizations shall have been submitted or received (as applicable).

(b) No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Prohibition.

8.4 Closing Certificate. Buyer REIT shall have delivered, or caused to be delivered, the certificate set forth in Section 2.4(b)(iv).

8.5 Deliveries. The applicable Buyers shall have delivered, or caused to be delivered, all of the agreements, documents and instruments required pursuant to Section 2.4b).

8.6 Buyer Material Adverse Effect. No Buyer Material Adverse Effect shall have occurred.

8.7 Listing. The Issued Buyer REIT Shares shall have been approved for listing on the NYSE, subject only to official notice of issuance.

ARTICLE IX

TERMINATION

9.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a) at the election of Seller Holdings (on behalf of the Sellers and the Companies) or Buyer REIT (on behalf of the Buyers) on or after the date that is six (6) months from the Effective Date (the “Outside Date”), if the Closing shall not have occurred by 11:59 p.m. New York time on such date; provided, however, that neither the Sellers nor the Buyers may terminate this Agreement pursuant to this Section 9.1a) if such party (including, in the case of the Sellers, the Companies) is in material breach of any of its obligations hereunder and such material breach causes, or results in, (i) the failure to satisfy the conditions to the obligations of the terminating party set forth in Article VII or Article VIII prior to the Outside Date or (ii) the failure of the Closing to have occurred prior to the Outside Date; provided, further, that neither the Sellers nor the Buyers shall have the right to terminate this Agreement pursuant to this Section 9.1a) in the event the other party has initiated Proceedings to specifically enforce this Agreement and such Proceedings are still pending;

(b) by mutual written consent of Seller Holdings (on behalf of the Sellers and the Companies) and Buyer REIT (on behalf of the Buyers);

(c) by Seller Holdings (on behalf of the Sellers and the Companies) or Buyer REIT (on behalf of the Buyers) if there shall be in effect a final, non-appealable Governmental Prohibition of a Governmental Authority having competent jurisdiction over the business of the Company Entities (other than any portion thereof that is not material) permanently enjoining, preventing, or prohibiting the consummation of the Closing; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1c) shall not be available to the party seeking to terminate if such party is then in breach of any of its representations, warranties, covenants or other agreements hereunder that would result in a failure of a condition set forth in Article VII or Article VIII, as applicable;

(d) by Buyer REIT (on behalf of the Buyers) if (i) the Buyers are not in material breach of any of their respective obligations hereunder and (ii) the Sellers or the Companies are in material breach of any of their respective representations, warranties or obligations hereunder that would render any condition set forth in Article VII not to be satisfied, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) twenty (20) Business Days after the giving of written notice by Buyer REIT to Seller Holdings and (y) two (2) Business Days prior to the Outside Date;

(e) by Seller Holdings (on behalf of the Sellers) if (i) the Sellers and the Companies are not in material breach of any of their respective obligations hereunder and (ii) the Buyers are in material breach of any of their respective representations, warranties or obligations hereunder that would render any condition set forth in Article VIII not to be satisfied, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) twenty (20) Business Days after the giving of written notice by Seller Holdings to Buyer REIT and (y) two (2) Business Days prior to the Outside Date; or

(f) by Seller Holdings (on behalf of the Sellers) if (i) the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being either capable of being satisfied at the Closing or waived) have been satisfied or waived in accordance with this Agreement, (ii) the Buyers fail to consummate the Closing within two (2) Business Days of the date on which the Closing should have occurred pursuant to Section 2.3 and (iii) at all times during such two Business Day period described in the foregoing clause (ii), the Sellers stood ready, willing and able to consummate the Closing and the other Transactions contemplated hereby.

9.2 Procedure Upon Termination. In the event of valid termination by the Sellers or the Buyers, or both, pursuant to Section 9.1, written notice thereof shall be given to the other party or parties, and the Transactions hereunder shall be abandoned, without further action by any of the Companies, the Sellers or the Buyers.

9.3 Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 9.1, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination (other than obligations that by their terms are to be performed following any such termination) and such termination shall be without Liability to the Sellers, the Companies or the Buyers; provided, however, that subject to the terms of this Section 9.3, (i) no such termination shall (A) restrict the availability of specific performance, if any, set forth in Section 11.4 with respect to surviving obligations that are to be performed following such termination or (B) relieve any party hereto from Liability for damages resulting from Fraud actually committed (either by action, inaction or omission) by such party or any Willful Breach by such party and (ii) the Confidentiality Agreement and the provisions of Section 6.2b), Section 6.4, this Article IX, Section 10.1 and Article XI shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms. For purposes of this Section 9.3, the term “Willful Breach” means a party’s knowing and intentional material breach of any of its representations or warranties as set forth in this Agreement, or such party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement.

ARTICLE X

ADDITIONAL AGREEMENTS

10.1 No Reliance.

(a) Except for the representations and warranties contained in this Agreement (as modified by the Seller Disclosure Schedules and the Company Disclosure Schedules), the Buyers are acquiring the business of the Company Entities “As Is, Where Is,” and none of the Sellers or any of the Company Entities or any of their respective general partners, Affiliates or other Representatives or any other Person or Non-Recourse Party has made or makes or is authorized to make, and the Buyers hereby waive, any other express or implied representation or warranty, express or implied, whether written or oral, on behalf of the Sellers, the Company Entities or their respective general partners, Affiliates or other Representatives or any other Person or Non-Recourse Party.

(b) To the fullest extent permitted by applicable Law, except for the representations and warranties expressly set forth in this Agreement (as modified by the Seller Disclosure Schedules and Company Disclosure Schedules), none of the Sellers, the Company Entities or their respective general partners, Affiliates or other Representatives or any other Person will have or be subject to any Liability or indemnification obligation on any basis (including in contract or tort, under applicable federal or state securities Laws or otherwise) to the Buyers or any other Person resulting from the sharing with the Buyers or their Representatives, or the Buyers’ use of any information, documents, projections, forecasts or other materials made available to the Buyers in the Data Room or management presentations (or omissions therefrom) in expectation of the Closing or otherwise. Except for the representations and warranties expressly set forth in this Agreement (as modified by the Seller Disclosure Schedules and Company Disclosure Schedules), it is understood and the Buyers acknowledge that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations provided or addressed to the Buyers are not and shall not be deemed to be or to include representations and warranties of the Sellers, the Company Entities or their respective general partners, Affiliates or other Representatives. Except for the representations and warranties expressly set forth in this Agreement (as modified by the Seller Disclosure Schedules and Company Disclosure Schedules), the Buyers acknowledge and agree, on behalf of themselves and their respective Affiliates and other Representatives, to the fullest extent permitted by applicable Law, to the Sellers’ express disavowal and disclaimer of any other representations and warranties, whether made by the Sellers, the Companies or their respective general partners, Affiliates or other Representatives or any other Person on behalf of the Sellers, the Companies, and of all Liability and responsibility for any representation, warranty, projections, forecasts or other materials made available to the Buyers, including any opinion, information, projection, forecast or other information that may have been or may be provided to the Buyers by any general partner, director, officer, employee, agent, consultant or other Representative of the Sellers, the Companies or any of their respective Affiliates. In furtherance of the foregoing, and not in limitation thereof, the Buyers specifically acknowledge and agree, on behalf of themselves and their respective Affiliates and other Representatives, that none of the Sellers, the Company Entities or their respective general partners, Affiliates or other Representatives makes or has made any representation or warranty, express or implied, with respect to any financial projection or forecast delivered to the Buyers with respect to the performance of the Sellers or the Company Entities either before or after the Closing Date. The Buyers acknowledge and agree, on their own behalf and on behalf of their Affiliates, that (i) such projections or forecasts are being provided solely for the convenience of the Buyers to facilitate their own independent investigation of the Company Entities, (ii) there are uncertainties inherent in attempting to make such projections or forecasts, (iii) the Buyers are familiar with such uncertainties and (iv) the Buyers are taking full responsibility for making their own evaluation of the adequacy and accuracy of all projections or forecasts (including the reasonableness of the underlying assumptions). The Buyers acknowledge and agree, on behalf of themselves and their respective Affiliates and other Representatives, that they have conducted to their satisfaction their own independent investigation of the condition, operations and businesses of the Company

Entities and, in making their determination to proceed with the Closing, the Buyers have been provided and have evaluated such documents and information as it has deemed necessary and has relied solely on the results of their own independent investigation and verification and the representations and warranties expressly set forth in this Agreement.

(c) The Buyers acknowledge and agree, on behalf of themselves and their respective Affiliates and other Representatives, that, except for the representations and warranties expressly set forth in this Agreement (as modified by the Seller Disclosure Schedules and the Company Disclosure Schedules), no other statutory, express or implied representation or warranty, whether written or oral, concerning the Companies’ respective Equity Interests, the Closing or the business, assets or Liabilities of the Company Entities, the execution, delivery or performance of this Agreement or the Ancillary Agreements or any other matter, including any implied warranties of merchantability and implied warranties of fitness for a particular purpose, is or has been made. Nothing set forth in this Section 10.1 shall relieve any party hereunder of any liability for Fraud actually committed (either by action, inaction or omission) by such party.

10.2 Survival. To the fullest extent permitted by applicable Law, the representations, warranties, covenants and agreements of the parties contained in this Agreement shall terminate effective as of the Closing and there shall be no Liability in respect thereof, whether such Liability has accrued prior to or after the Closing, on the part of any party, its Affiliates or any of their respective general partners or other Representatives, except for those covenants and agreements that by their terms apply or are to be performed in whole or in part at or after the Closing, for which such post-Closing obligations shall survive in accordance with their terms and, if no term is specified, then for the longest period permitted by Law and Article XI. Furthermore, without limiting the generality of this Section 10.2, no Proceeding will be brought, encouraged, supported or maintained by, or on behalf of, the Buyers or their Affiliates or the Company Entities (after the Closing Date) against any of the Sellers or the Sellers’ Affiliates or their respective general partners or other Representatives, and no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Sellers, the Companies or any other Person set forth or contained in this Agreement or any other document contemplated hereby or any certificate, instrument, opinion, agreement or other document of the Sellers, the Companies or any other Person delivered hereunder, the subject matter of this Agreement or any other document contemplated hereby, the Transactions contemplated by this Agreement, the business, the ownership, operation, management, use or control of the business of the Company Entities, any of their assets, or any actions or omissions at, or prior to, the Closing Date, except with respect to those covenants and agreements that by their terms apply or are to be performed in whole or in part at or after the Closing, for which such post-Closing obligations shall survive in accordance with their terms and, if no term is specified, then for the longest period permitted by Law and Article XI.

10.3 Release.

(a) Effective upon the Closing, to the fullest extent permitted by applicable Law, the Buyers and the Companies, in each case on behalf of itself and its respective Subsidiaries, Affiliates and other Representatives (collectively, the “Buyer Releasers”), hereby knowingly, willingly, irrevocably and expressly waives, acquits, remises, discharges and forever releases each of the Sellers and the Sellers’ Affiliates (including any general partner of the Sellers or their Affiliates) from any and all Liabilities and obligations to such Buyer Releasers of any kind or nature whatsoever, to the extent related to the Business, whether in the capacity as an equity holder of the Companies or otherwise, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law or Contract (other than this Agreement and any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein) or otherwise at law or in equity, and each of the Buyer Releasers hereby agrees that it will not seek to recover any amounts in connection therewith or thereunder from the Sellers or the Sellers’ Affiliates (except as provided for in this Agreement or any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or herein).

(b) Effective upon the Closing, to the fullest extent permitted by applicable Law, the Sellers, in each case, on behalf of itself and its Subsidiaries, Affiliates and other Representatives following the Closing (collectively, the “Seller Releasers”), hereby knowingly, willingly, irrevocably and expressly waives, acquits, remises, discharges and forever releases each of the Buyers, the Company Entities and their respective Affiliates and Subsidiaries from any and all Liabilities and obligations to such Seller Releasers of any kind or nature whatsoever, whether in the capacity as an equity holder of the Companies or otherwise, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law or Contract (other than this Agreement and any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein) or otherwise at law or in equity, and each of the Seller Releasers hereby agrees that it will not seek to recover any amounts in connection therewith or thereunder from any of the Buyers, the Company Entities and their respective Affiliates and Subsidiaries (except as provided for in this Agreement or any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or herein).

ARTICLE XI

MISCELLANEOUS

11.1 Further Assurances. Each party hereto shall use its commercially reasonable efforts to do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party hereto may reasonably request (including all such instruments and agreements in each applicable jurisdiction necessary to effect the Transactions as consistent with this Agreement) in order to carry out the intent and purposes of this Agreement and the consummation of the Transactions.

11.2 Notices. All notices, requests, instructions, claims, demands, consents and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when sent by email, unless transmitted after 6:00 p.m. Eastern Standard Time or on a day other than on a Business Day, in which case on the next Business Day, and (c) on the next Business Day when sent by overnight courier service, in each case, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Buyers or, following the Closing, the Companies:

c/o Americold Realty Trust

10 Glenlake Parkway NE

Atlanta, Georgia 30328

E-mail: jim.snyder@americold.com

Attention: Chief Legal Officer, Executive Vice President and Secretary

With a copy (which shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street NE

Atlanta, Georgia 30309

E-mail: csjohnson@kslaw.com; john.anderson@kslaw.com

Attention: Spencer Johnson; John Anderson

If to the Sellers or, prior to the Closing, the Companies:

c/o Agro Merchants Global, L.P.

1150 Sanctuary Parkway, Suite 125

Alpharetta, Georgia 30009

Email: mike.bender@agromerchants.com

Attention: Mike Bender

and

Oaktree Capital Management, L.P.

333 South Grand Avenue, 28th Floor

Los Angeles, California 90071

Email: zserebrenik@oaktreecapital.com

Attention: Zach Serebrenik

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

10250 Constellation Blvd Suite 1100

Los Angeles, California 90067

Email: steven.stokdyk@lw.com; sean.denvir@lw.com

Attention: Steven Stokdyk; Sean Denvir

or to such other Persons or addresses as the Person to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

11.3 Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, the Seller Disclosure Schedules, the Company Disclosure Schedules, the Buyer Disclosure Schedules, the Confidentiality Agreement, the Ancillary Agreements and any agreement, certificate, instrument or other document executed and delivered in connection herewith constitute the entire agreement and understanding of the parties hereto, and supersede all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any shareholder, member, partner, manager, employee, Affiliate or Representative of any party hereto.

11.4 Specific Performance.

(a) The parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Closing) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Sellers or the Companies, on the one hand, or the Buyers, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Sellers or the Companies, on the one hand, and the Buyers, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required.

(b) The parties hereby further acknowledge and agree that prior to the Closing, each party shall be entitled to specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of this Agreement by the other parties and to cause the other parties to consummate the Transactions contemplated hereby, including to effect the Closing in accordance with Section 2.3, on the terms and subject to the conditions in this Agreement. The remedies available to each party pursuant to this Section 11.4 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit such party from seeking to obtain such other remedies. For the avoidance of doubt, the parties hereto further agree that (i) by seeking the equitable remedies provided for in this Section 11.4, a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party in accordance with this Agreement in the event that this Agreement has been terminated or in the event that the equitable remedies provided for in this Section 11.4 are not available or otherwise are not granted and (ii) nothing set forth in this Section 11.4 shall require any party hereto to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 11.4 prior or as a condition to exercising any termination right under Article IX after such termination to the extent permitted in accordance with this Agreement, nor shall the commencement of any legal Proceeding pursuant to this Section 11.4 or anything set forth in this Section 11.4 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies otherwise available under this Agreement.

(c) Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (1) except for claims by any Buyer against any Debt Financing Source pursuant to the Debt Commitment Letter and any definitive documents related thereto, (A) none of the parties hereto nor any of their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or shareholders shall have any rights or claims against any Debt Financing Source in any way relating to this Agreement or any of the Transactions contemplated hereby, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (B) no Debt Financing Source shall have any liability (whether in contract, in tort or otherwise) to any party hereto or any of their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or shareholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise, and any such actions are disclaimed and released in full, and (2)(i) agrees that it will not bring or support any Person in any Proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources in respect of the Transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the Debt Financing, in any forum other than the federal and New York State courts located in the Borough of Manhattan of the City of New York; (ii) agrees that, except as specifically set forth in the any Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any Debt Financing Source, in any way relating to a Debt Commitment Letter, or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the laws of the State of New York; and (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby. Each Debt Financing Source is an intended third party beneficiary of this Section 11.4(c) and shall be entitled to the protections of this provision.

11.5 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each party hereto shall pay its own fees, costs and expenses incident to the negotiation, preparation, drafting, execution, delivery, performance and closing of this Agreement and the Transactions, including the fees and expenses of its own counsel, accountants and other experts.

11.6 No Right of Set-Off. The Buyers, for themselves and for their Affiliates, successors and permitted assigns, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment or similar rights that the Buyers or any of their Affiliates, successors and permitted assigns has or may have with respect to any payment to be made by the Buyers pursuant to this Agreement or any agreement, certificate, instrument or other document executed and delivered by any Buyer in connection herewith.

11.7 Amendments. This Agreement may be amended or otherwise modified only by a written instrument duly executed and delivered by each of (i) Buyer REIT (on behalf of the Buyers and, following the Closing, the Companies) and (ii) Seller Holdings (on behalf of the Sellers and, prior to the Closing, the Companies). Notwithstanding anything to the contrary contained herein, this Section 11.7, Section 11.4(c), and the last sentence of Section 11.8(b), (such sections, the “Lender Designated Sections”) and any definitions used in such Sections of this Agreement, to the extent a modification, waiver or termination of such definition would modify the substance of any Lender Designated Section, may not be modified, waived or terminated in a manner that is adverse in any respect to any Debt Financing Source without the prior written consent of such Debt Financing Source.

11.8 Assignments; No Third-Party Rights.

(a) No party hereto may assign, in whole or in part, any of its rights, interest or obligations under this Agreement without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void; provided, however, (x) that the Buyers may, without the prior written consent of any party, (i) assign any or all of their rights hereunder to any lender of the Buyers or any of their Subsidiaries for collateral security purposes and (ii) so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto (including, for the avoidance of doubt, as a result of causing or increasing any withholding or deduction under Section 2.6, or other Tax consequences), assign this Agreement or any rights or duties under this Agreement following the Closing to any Affiliate of the Buyers, provided that no such assignment shall relieve the Buyers of any of their obligations hereunder and (y) following the Closing, each Seller may assign any or all of its rights and obligations hereunder to their successors or controlling Affiliates (including Seller Parent) in connection with the dissolution, winding up or liquidation of such Seller; provided that no such assignment shall relieve any Seller of any of its obligations hereunder. Notwithstanding the foregoing, each Debt Financing Source shall be an express and intended third party beneficiary of the Lender Designated Sections and each of such Sections shall expressly inure to the benefit of the Debt Financing Source and each Debt Financing Source (and its successors and assigns) shall be entitled to rely on and enforce the provisions of such Sections.

(b) Except with respect to Section 11.17 and Section 11.18, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement, except as expressly set forth herein (including in Section 6.5). This Agreement and all of its provisions and conditions are binding upon, are for the sole and exclusive benefit of, and are enforceable by, the parties hereto and their respective successors and permitted assigns.

11.9 Waiver. No breach of any provision hereof shall be deemed waived unless expressly waived in writing by the party hereto who may assert such breach. No waiver that may be given by a party hereto shall be applicable except in the specific instance for which it is given. No waiver of any provision hereof shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver, unless otherwise expressly provided therein. Except where a specific period for action or inaction is provided in this Agreement, neither the failure nor any delay on the part of any party hereto in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. Except as expressly set forth herein, the rights and remedies of the parties hereto are cumulative and not alternative.

11.10 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement, and so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto, this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein. Upon such a determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

11.11 Governing Law; Jurisdiction; Venue; No Trial by Jury.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. Except as set forth in Section 11.4b), any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction. Each of the parties hereto (i) shall submit itself to the exclusive jurisdiction of any federal court located in the State of Delaware or any Delaware state court having subject matter jurisdiction in the event any dispute or claim that arises out of this Agreement, (ii) agrees that venue will be proper as to Proceedings brought in any such court with respect to such a dispute, (iii) will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iv) agrees to accept service of process at its address for notices pursuant to this Agreement in any such action or Proceeding brought in any such court. With respect to any such action, service of process upon any party hereto in the manner provided in Section 11.2 for the giving of notices shall be deemed, in every respect, effective service of process upon such party. Each of the parties hereto irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any Proceedings against it arising out of or based on this Agreement or the Transactions.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11(B).

11.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. The parties hereto acknowledge that each will be relying upon the timely performance by the other of its obligations hereunder as a material inducement to such party’s execution of this Agreement.

11.13 Construction. This Agreement shall be deemed to have been drafted jointly by the parties hereto. Every term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto.

11.14 Incorporation by Reference. Each Annex, Exhibit and Schedule attached hereto and referred to herein is incorporated in this Agreement by reference and shall be considered part of this Agreement as if fully set forth herein, unless this Agreement expressly otherwise provides.

11.15 Headings. The descriptive headings used in this Agreement have been inserted for convenience of reference only, and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

11.16 Counterparts. This Agreement may be executed (including by facsimile transmission or by email of a .pdf attachment) in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree and acknowledge that delivery of a signature by facsimile shall constitute execution by such signatory and will have the same effect as physical delivery of the paper document bearing the original signature.

11.17 Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, any Ancillary Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, except for Fraud actually committed (either by action, inaction or omission) by a party hereunder, each Buyer covenants, agrees and acknowledges that no Persons other than the Sellers have any Liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder, and that, notwithstanding that the Sellers or their respective general partners may be partnerships or limited companies, such Buyer has no right of recovery under this Agreement, or any claim based on such Liabilities, obligations, commitments against, and no personal Liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of the Sellers or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing (collectively, but not including the Sellers, each, a “Non-Recourse Party”), through the Sellers or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of any Company against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable Proceeding, by virtue of any statute, regulation or Law or otherwise. Without limiting the foregoing, no claim will be brought or maintained by any Buyer or any of their Affiliates or any of their respective successors or permitted assigns against any Non-Recourse Party that is not otherwise expressly identified as a party to this Agreement, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any party hereto set forth or contained in this Agreement, any Ancillary Agreement, any exhibit or schedule thereto, any other document contemplated hereby or thereby or any certificate, instrument, opinion, agreement or other document of the Sellers, the Companies or any other Person delivered hereunder or thereunder.

11.18 Representation. Each Buyer agrees, on its own behalf and on behalf of each of its respective directors, officers, managers, employees and Affiliates, that, following the Closing, each of the law firms listed on Section 11.18 of the Company Disclosure Schedules (each, a “Prior Counsel”) may serve as counsel to the Sellers and their controlling Affiliates in connection with any matters related to this Agreement and the contemplated Transactions, including any litigation, claim or obligation arising out of or relating to this Agreement or the contemplated Transactions notwithstanding any representation by such Prior Counsel prior to the Closing Date of the Company Entities. The Buyers and the Company Entities hereby (a) waive any claim they have or may have that any Prior Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises either before or after the Closing between either the Buyers and the Sellers or the Sellers’ controlling Affiliates related to this Agreement and the contemplated Transactions, such Prior Counsel may represent the Sellers and their controlling Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to the Buyers or the Company Entities and even though such Prior Counsel may have represented the Company Entities in a matter substantially related to such dispute. The Buyers and the Companies also further agree that, as to all communications prior to Closing among any Prior Counsel and, the Sellers or the Company Entities, that relate in any way to the Transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence belongs to the Sellers and may be controlled by the Sellers and shall not pass to or be claimed by the Buyers or the Company Entities.

Notwithstanding the foregoing, in the event that a dispute arises between the Buyers, the Company Entities and a third party other than a party to this Agreement after the Closing, the applicable Company(ies) may assert the attorney-client privilege to prevent disclosure of confidential communications by any Prior Counsel to such third party; provided, however, that such Company(ies) may not waive such privilege without the prior written consent of Seller Holdings or a controlling Affiliate thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

BUYERS:	AMERICOLD REALTY TRUST

	By:	/s/ Fred W. Boehler
	Name: Title:	Fred W. Boehler President & Chief Executive Officer

AMERICOLD REALTY OPERATING PARTNERSHIP, L.P.
	By:	/s/ Fred W. Boehler
	Name: Title:	Fred W. Boehler President & Chief Executive Officer

PROJECT LONDON BUYER 1, LLC
	By:	/s/ Fred W. Boehler
	Name: Title:	Fred W. Boehler President & Chief Executive Officer

AMERICOLD AUSTRALIA REALTY TRUST
	By:	/s/ Fred W. Boehler
	Name: Title:	Fred W. Boehler Authorized Signatory

AMERICOLD AUSTRALIA PTY LTD.
	By:	/s/ Fred W. Boehler
	Name: Title:	Fred W. Boehler Authorized Signatory

[Signature Page to Transaction Agreement]

SELLERS:	AGRO MERCHANTS GLOBAL, L.P.

By: Agro Merchants GP, Ltd., Its: General Partner

	By:	/s/ Zachary Serebrenik
	Name: Title:	Zachary Serebrenik Treasurer

AGRO MERCHANTS INTERMEDIATE HOLDINGS, L.P.
By: Agro Merchants GP, Ltd., Its: General Partner

	By:	/s/ Zachary Serebrenik
	Name: Title:	Zachary Serebrenik Treasurer

AGRO MERCHANTS EUROPEAN HOLDINGS, L.P.
By: Agro Merchants GP, Ltd., Its: General Partner

	By:	/s/ Zachary Serebrenik
	Name: Title:	Zachary Serebrenik Treasurer

AGRO MERCHANTS APAC BV
	By:	/s/ Michael David Bender
	Name: Title:	Michael David Bender Director

[Signature Page to Transaction Agreement]

AGRO MERCHANTS LATAM HOLDINGS, L.P.

By: Agro Merchants GP, Ltd., Its: General Partner

By:	/s/ Zachary Serebrenik
Name: Title:	Zachary Serebrenik Treasurer

[Signature Page to Transaction Agreement]

COMPANIES:	AGRO MERCHANTS NORTH AMERICA HOLDINGS, INC.

	By:	/s/ Michael David Bender
	Name: Title:	Michael David Bender General Counsel and Secretary

AGRO MERCHANTS GLOBAL, INC.

	By:	/s/ Michael David Bender
	Name: Title:	Michael David Bender General Counsel and Secretary

[Signature Page to Transaction Agreement]

AGRO MERCHANTS LATAM HOLDINGS S.A R.L

By:	/s/ Zachary Serebrenik
Name: Title:	Zachary Serebrenik Manager

AGRO MERCHANTS EUROPEAN INTERMEDIATE HOLDINGS S.A R.L

By:	/s/ Zachary Serebrenik
Name: Title:	Zachary Serebrenik Manager

AGRO MERCHANTS EUROPEAN HOLDINGS II S.A R.L

By:	/s/ Zachary Serebrenik
Name: Title:	Zachary Serebrenik Manager

By signing this Agreement, each of the above listed companies hereby accepts the transfer of its issued shares for the purpose of article 1690 of the Luxembourg civil code

[Signature Page to Transaction Agreement]

ANNEX I

BUYERS

1. Americold Realty Trust

2. Americold Realty Operating Partnership, L.P.

3. Project London Buyer 1, LLC

4. [Americold Netherlands Holdco B.V.]*

5. Americold Australia Realty Trust

6. Americold Australia PTY Ltd.

*	To be formed following the Effective Date.

ANNEX II

SELLERS

1. Agro Merchants Global, L.P.

2. Agro Merchants Intermediate Holdings, L.P.

3. Agro Merchants European Holdings, L.P.

4. Agro Merchants APAC BV

5. Agro Merchants LATAM Holdings, L.P.

6. Doboy Cold Stores Pty. Ltd.*

*	Signature page to be executed and delivered following the Effective Date.

ANNEX III

COMPANIES

1. Agro Merchants North America Holdings, Inc.

2. Agro Merchants Global, Inc.

3. Agro Merchants LATAM Holdings S.à r.l

4. Agro Merchants European Intermediate Holdings S.à r.l

5. Agro Merchants European Holdings II S.à r.l

6. AM Aus Holdco Pty Ltd*

*	Signature page to be executed and delivered following the Effective Date.